Exhibit 99.1
INTRODUCTORY NOTE
          On April 25, 2009, NetApp, Inc. and subsidiaries (the “Company” “we” or “us”) adopted Financial Accounting Standards Board Staff Position Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” ( “FSP APB No. 14-1”), which is required to be applied retrospectively. The adoption impacted the accounting for our convertible debt issued in June 2008 by requiring the initial proceeds to be allocated between a liability and an equity component based on the fair value of the debt component as of the issuance date in a manner that reflects a non-convertible debt borrowing rate. Accordingly, we have revised our consolidated financial statements to reflect this change. The information in this Exhibit 99.1 is not an amendment to or restatement of our Annual Report on Form 10-K for the year ended April 24, 2009 (the “Fiscal 2009 Form 10-K”).
          Information in this Exhibit 99.1 updates the following sections of our Fiscal 2009 Form 10-K solely to reflect the adoption of FSP APB No. 14-1:
•	Part II, Item 6. Selected Financial Data,

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and

•	Part II, Item 8. Financial Statements and Supplementary Data
     No other information in our Fiscal 2009 Form 10-K has been otherwise updated for events or developments that occurred subsequent to the filing of our Fiscal 2009 Form 10-K or modified except as described above. The disclosures in Exhibit 99.1 speak as of the original filing date of our Fiscal 2009 Form 10-K. Therefore, the information in this Exhibit 99.1 should be read in conjunction with the Fiscal 2009 Form 10-K, our Form 10-Q for our fiscal quarter ended July 31, 2009 (filed on September 4, 2009), and the Company’s filings made with the SEC subsequent to the filing of the 10-K, including any amendments to those filings.
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
     This Exhibit 99.1 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is subject to the safe harbor provisions set forth in the Exchange Act. Forward-looking statements usually contain the words “estimate,” “intend,” “plan,” “predict,” “seek,” “may,” “will,” “should,” “would,” “could,” “anticipate,” “expect,” “believe,” or similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. All forward-looking statements, including but not limited to, statements about:
•	our future financial and operating results;

•	our business strategies;

•	management’s plans, beliefs and objectives for future operations, research and development,

•	acquisitions and joint ventures, growth opportunities, investments and legal proceedings;

•	our restructuring plans and estimates;

•	competitive positions;

•	product introductions, development, enhancements and acceptance;

•	economic and industry trends or trend analyses

•	future cash flows and cash deployment strategies;

•	short-term and long-term cash requirements;

•	the impact of completed acquisitions;

•	our anticipated tax rate;

•	the continuation of our stock repurchase program;

•	compliance with laws, regulations and loan covenants; and

•	the conversion, maturation or repurchase of the Notes,
are inherently uncertain as they are based on management’s current expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties. Therefore, our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to:
•	the amount of orders received in future periods;

•	our ability to ship our products in a timely manner;

•	our ability to achieve anticipated pricing, cost, and gross margins levels;

•	our ability to maintain or increase backlog and increase revenue;

•	our ability to successfully execute on our strategy

•	our ability to increase our customer base, market share and revenue;

•	our ability to successfully introduce new products;

•	our ability to adapt to changes in market demand;

•	the general economic environment and the growth of the storage markets;

•	acceptance of, and demand for, our products;

•	demand for our global service and support and professional services;

•	our ability to identify and respond to significant market trends and emerging standards;

•	our ability to realize our financial objectives through management of our investment in people, process, and systems;

•	our ability to maintain our supplier and contract manufacturer relationships;

•	the ability of our suppliers and contract manufacturers to meet our requirements;

•	the ability of our competitors to introduce new products that compete successfully with our products;

•	our ability to grow direct and indirect sales and to efficiently utilize global service and support;

•	the general economic environment and the growth of the storage markets;

•	variability in our gross margins;

•	our ability to sustain and/or improve our cash and overall financial position;

•	our cash requirements and terms and availability of financing;

•	valuation and liquidity of our investment portfolio;

•	our ability to finance business acquisitions, construction projects and capital expenditures through cash from operations and/or financing;

•	the impact of industry consolidation

•	the results of our ongoing litigation, tax audits, government audits and inquiries; and

•	those factors discussed under “Risk Factors” elsewhere in the Fiscal 2009 Form 10-K.
     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based upon information available to us at this time. These statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement. Actual results could vary from our forward looking statements due to foregoing factors as well as other important factors, including those described in the Risk Factors included on page 11 of our Fiscal 2009 Form 10-K.
Item 6. Selected Financial Data
     The following selected consolidated financial data for and as of the fiscal years ended 2009, 2008, 2007, 2006 and 2005 was derived from our audited consolidated financial statements. The summary consolidated selected financial data for and as of the year ended April 24, 2009 has been adjusted as a result of the retrospective adoption of FSP APB No. 14-1. Our consolidated financial statements as of April 24, 2009 and April 25, 2008 and financial statements for the fiscal years ended 2009, 2008 and 2007 are derived from the consolidated financial statements included elsewhere in the Current Report on Form 8-K. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Financial Statements and Supplementary Data,” and other financial data included elsewhere in this report. Our historical results of operations are not necessarily indicative of results of operations to be expected for any future period.
Five Fiscal Years Ended April 24, 2009

	2009	2008	2007	2006	2005
	(In thousands, except per-share amounts)
Total revenues (1)	$3,406,393	$3,303,167	$2,804,282	$2,066,456	$1,598,131
Total cost of revenue	1,416,478	1,289,791	1,099,782	809,995	623,083

Gross profit	1,989,915	2,013,376	1,704,500	1,256,461	975,048
Total operating expenses	1,942,740	1,699,776	1,403,258	948,170	721,861

Income from operations	47,175	313,600	301,242	308,291	253,187

Net income (1)	$64,587	$309,738	$297,735	$266,452	$225,754

Net income per share, basic	$0.20	$0.88	$0.80	$0.72	$0.63

Net income per share, diluted	$0.19	$0.86	$0.77	$0.69	$0.59

Shares used in basic net income per share calculation	330,279	351,676	371,204	371,061	361,009

Shares used in diluted net income per share calculation	334,575	361,090	388,454	388,381	380,412

Cash, cash equivalents and short-term investments	$2,604,206	$1,164,390	$1,308,781	$1,322,892	$1,169,965
Working capital	1,759,459	653,331	1,053,256	1,116,047	1,055,700
Total assets	5,384,379	4,070,988	3,658,478	3,260,965	2,372,647
Short-term debt	—	—	85,110	166,211	—
Long-term debt and other	1,219,216	318,658	9,487	138,200	4,474
Total stockholders’ equity	1,784,189	1,700,339	1,989,021	1,923,453	1,660,804

(1)	Net revenues and net income for fiscal 2009 included a GSA settlement of $128,715. Net income for fiscal 2006 included an income tax expense of $22,500 related to the American Jobs Creation Act and the repatriation of foreign subsidiary earnings back to the U.S.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion of our financial condition and results of operations should be read together with the financial statements and the related notes set forth under “Item 8. Financial Statements and Supplementary Data”. The following discussion also contains trend information and other forward looking statements that involve a number of risks and uncertainties. The Risk Factors set forth in “Item 1. Business” of our Fiscal 2009 Form 10-K are hereby incorporated into the discussion by reference.
Overview
     Fiscal 2009 was characterized initially by a slowdown in the macroeconomic environment with continued deterioration in global economic conditions as the year progressed. Customers were faced with data volumes that continued to grow and shrinking or frozen capital budgets. As a result, customers postponed many IT projects and looked for solutions that provided a rapid return on their investment — typically less than twelve months. Server virtualization remained one of the most often funded IT projects, due to the cost savings it produces. NetApp has been a direct beneficiary of the trend towards server virtualization because of the unique storage efficiency features we provide along with our ability to virtualize the storage infrastructure. With our software intensive solutions, we offer customers greater functionality, easier manageability and a smaller hardware footprint, helping them to meet their business objectives with less physical storage and a lower total cost of ownership. As a result, NetApp gained a significant number of new customer accounts in fiscal 2009.
     However, revenue from new accounts was not enough to offset the slowdown in spending from many of our largest accounts, and our overall revenue growth slowed relative to previous years. Our largest accounts contributed to a significant level of hardware service contract and software entitlement and maintenance contract renewals, demonstrating continued commitment to NetApp technology in their data centers while at the same time delaying capital expenditures amidst an uncertain economic environment.
     Net revenues increased by 3.1% to $3,406.4 million in fiscal 2009, from $3,303.2 million in fiscal 2008. The increase in our net revenues for fiscal 2009 was due to increases in software entitlements and maintenance revenues as well as service revenues, partially offset by decreases in product revenues and a negative impact from a GSA settlement. The $128.7 million GSA settlement was related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of a GSA contract between August 1997 and February 2005.
     NetApp implemented comprehensive expense reduction programs in fiscal 2009 as the global macroeconomic conditions worsened. We decided to cease development and availability of our SnapMirror® for Open Systems (“SMOS”) product. We also implemented a worldwide restructuring program which included a reduction in workforce, the closing or downsizing of certain facilities, and the establishment of a plan to outsource certain internal activities. As a result of these programs, we recognized total restructuring charges of $51.5 million, including the severance costs related to the elimination of approximately 450 regular positions, contract cancellation charges, write offs of intangible and fixed assets and costs association with the closure of some of our facilities; as well as $2.9 million of other charges to support our restructuring initiatives. Our actions were intended to better align our cost structure with expected revenues, as well as to reallocate resources into areas of our business with more growth potential.
     As a result of the financial crisis during fiscal 2009, we recorded an other-than-temporary impairment charge of $29.6 million on our investments which resulted from direct and indirect exposure to Lehman Brothers Holdings Inc. securities and other-than-temporary declines in the value of our auction rate securities and investments in privately held companies. The volatility in the financial markets and economic uncertainty has had and may continue to have an adverse impact on our business and financial condition in ways that we currently cannot predict.
     Despite the current challenging economic environment, we believe there are fundamental aspects of our business that will allow us to succeed over the long term. We believe that our products and services provide customers with valuable storage solutions, even in a more constrained spending environment. We also believe that our investments in branding, awareness and new customer acquisition will lead to an increase in our market share once the economy begins to recover. However, continued revenue growth depends on the introduction and market acceptance of new products and solutions and continued market demand for our products. We will continue our focus on expense management while improving our resource allocation to fund investment in strategic initiatives. Our actions are designed to preserve our revenue-generating potential, increase our focus on key growth opportunities, and at the same time improve operating leverage over the long term.
     Subsequent Event
     On May 20, 2009, we entered into an agreement to acquire Data Domain, a leading provider of storage solutions for backup and archive applications based on deduplication technology. Data Domain deduplication storage systems are designed to deliver reliable, efficient and cost-effective solutions that enable enterprises of all sizes to manage, retain and protect their data. The agreement was subsequently amended on June 3, 2009. Pursuant to the terms of the definitive merger agreement relating to the merger, each share of Data Domain common stock issued and outstanding immediately prior to the completion of merger will be cancelled and converted into the right to receive, subject to adjustment, a combination of $16.45 in cash and a certain number of shares of our common stock, calculated based on an exchange ratio.
     The merger, if completed, may result in material but indeterminable increases in our revenues, operating results, financial position and cash flows. While we anticipate cost synergies associated with combining facilities, IT infrastructure, and certain functions such as finance, human resources and administrative services with those of Data Domain, differences between our and Data Domain’s operations could cause unforeseen delays in the integration process, result in lower savings than originally anticipated, or both, which could adversely affect NetApp’s business and operating results.
Critical Accounting Estimates and Policies
     Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such statements requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period and the reported amounts of assets and liabilities as of the date of the financial statements. Our estimates are based on historical experience and other assumptions that we consider to be appropriate in the circumstances. However, actual future results may vary from our estimates.
     We believe that the following accounting policies are “critical” as defined by the Securities and Exchange Commission, in that they are both highly important to the portrayal of our financial condition and results and require difficult management judgments and assumptions about matters that are inherently uncertain. We also have other important policies, including those related to derivative instruments and concentration of credit risk. However, these policies do not meet the definition of critical accounting policies because they do not generally require us to make estimates or judgments that are difficult or subjective. These policies are discussed in Note 2 to the consolidated financial statements accompanying our Fiscal 2009 Form 10-K.
     We believe the accounting policies described below are the ones that most frequently require us to make estimates and judgments and therefore are critical to the understanding of our results of operations:
•	Revenue recognition and allowances

•	Valuation of goodwill and intangibles

•	Accounting for income taxes

•	Inventory write-downs

•	Restructuring accruals

•	Impairment losses on investments

•	Fair value measurements

•	Accounting for stock-based compensation

•	Loss contingencies

Revenue Recognition and Allowances
     We apply the provisions of Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition (SOP No. 97-2), and related interpretations to our product sales, both hardware and software, because our software is essential to the performance of our hardware. We recognize revenue when:
•	Persuasive evidence of an arrangement exists: It is our customary practice to have a purchase order and/or contract prior to recognizing revenue on an arrangement from our end users, customers, value-added resellers, or distributors.

•	Delivery has occurred: Our product is physically delivered to our customers, generally with standard transfer terms such as FOB origin. We typically do not allow for restocking rights with any of our value-added resellers or distributors. Products shipped with acceptance criteria or return rights are not recognized as revenue until all criteria are achieved. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.

•	The fee is fixed or determinable: Arrangements with payment terms extending beyond our standard terms, conditions and practices are not considered to be fixed or determinable. Revenue from such arrangements is recognized as the fees become due and payable. We typically do not allow for price-protection rights with any of our value-added resellers or distributors.

•	Collection is probable: Probability of collection is assessed on a customer-by-customer basis. Customers are subjected to a credit review process that evaluates the customers’ financial position and ultimately their ability to pay. If it is determined at the outset of an arrangement that collection is not probable based upon our review process, revenue is recognized upon cash receipt.
     Our multiple element arrangements include our systems and one or more of the following undelivered software-related elements: software entitlements and maintenance, premium hardware maintenance, and storage review services. Our software entitlements and maintenance entitle our customers to receive unspecified product upgrades and enhancements on a when-and-if-available basis, bug fixes, and patch releases. Premium hardware maintenance services include contracts for technical support and minimum response times. Revenues from software entitlements and maintenance, premium hardware maintenance services and storage review services are recognized ratably over the contractual term, generally from one to three years. We also offer extended service contracts (which extend our standard parts warranty and may include premium hardware maintenance) at the end of the warranty term; revenues from these contracts are recognized ratably over the contract term. We typically sell technical consulting services separately from any of our other revenue elements, either on a time and materials basis or for fixed price standard projects; we recognize revenue for these services as they are performed. Revenue from hardware installation services is recognized at the time of delivery and any remaining costs are accrued, as the remaining undelivered services are considered to be inconsequential and perfunctory. For arrangements with multiple elements, we recognize as revenue the difference between the total arrangement price and the greater of fair value or stated price for any undelivered elements (“the residual method”).
     For our undelivered software-related elements, we apply the provisions of SOP No. 97-2 and determine fair value of these undelivered elements based on vendor-specific objective evidence (“VSOE”), which for us consists of the prices charged when these services are sold separately either alone, in the case of software entitlements and maintenance, or as a bundled element which always includes software entitlements and maintenance and premium hardware maintenance, and may also include storage review services. To determine the fair value of these elements, we analyze both the selling prices when elements are sold separately as well as the concentrations of those prices. We believe those concentrations have been sufficient to enable us to establish VSOE of fair value for the undelivered elements. If VSOE cannot be obtained to establish fair value of the undelivered elements, paragraph 12 of SOP No. 97-2 would require that revenue from the entire arrangement be initially deferred and recognized ratably over the period these elements are delivered.
     For income statement presentation purposes, once fair value has been determined for our undelivered bundled elements, we allocate revenue first to software entitlements and maintenance, based on VSOE of its fair value with the remainder allocated to other service revenues.
     We record reductions to revenue for estimated sales returns at the time of shipment. Sales returns are estimated based on historical sales returns, current trends, and our expectations regarding future experience. We monitor and analyze the accuracy of sales returns estimates by reviewing actual returns and adjust them for future expectations to determine the adequacy of our current and future reserve needs. Our reserve levels have been sufficient to cover actual returns and have not required material changes in subsequent periods. While we currently have no expectations for significant changes to these reserves, if actual future returns and allowances differ from past experience, additional allowances may be required.

     We also maintain a separate allowance for doubtful accounts for estimated losses based on our assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. We analyze accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of our current and future allowance. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, a specific allowance for bad debt is estimated and recorded, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. We monitor and analyze the accuracy of allowance for doubtful accounts estimate by reviewing past collectibility and adjust it for future expectations to determine the adequacy of our current and future allowance. Our reserve levels have generally been sufficient to cover credit losses. Our allowance for doubtful accounts as of April 24, 2009 was $3.1 million, compared to $2.4 million as of April 25, 2008. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
     Valuation of Goodwill and Intangibles
     Identifiable intangible assets are amortized over time, while in-process research and development is recorded as a charge on the date of acquisition and goodwill is capitalized, subject to periodic review for impairment. Accordingly, the allocation of the acquisition cost to identifiable intangible assets has a significant impact on our future operating results. The allocation process requires extensive use of estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets. Should conditions be different than management’s current assessment, material write-downs of the fair value of intangible assets may be required. We periodically review the estimated remaining useful lives of our intangible assets. A reduction in the estimate of remaining useful life could result in accelerated amortization expense or a write-down in future periods. As such, any future write-downs of these assets would adversely affect our operating results.
     Under our accounting policy we perform an annual review of the valuation of goodwill in the fourth quarter of each fiscal year, or more often if indicators of impairment exist. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. Evaluations of possible impairment and, if applicable, adjustments to carrying values require us to estimate, among other factors, future cash flows, useful lives, and fair market values of our reporting units and assets. When we conduct our evaluation of goodwill, the fair value of goodwill is assessed using valuation techniques that require significant management judgment. Should conditions be different from management’s last assessment, significant write-downs of goodwill may be required, which would adversely affect our operating results. In fiscal 2009 we performed such evaluation and found no impairment of goodwill. As of April 24, 2009, our assets included $681.0 million in goodwill. See Note 12, “Goodwill and Purchased Intangible Assets,” to our Consolidated Financial Statements.
     In fiscal 2009, we increased goodwill by $0.9 million relating to the tax benefits associated with the subsequent exercise of previously vested assumed Spinnaker and Onaro options. During fiscal 2008, we recorded goodwill of $79.2 million in connection with our Onaro acquisition and a decrease of goodwill for $0.2 million in connection with the escrow received from our Topio acquisition in fiscal 2007.
     Accounting for Income Taxes
     The determination of our tax provision is subject to judgments and estimates due to the complexity of the tax law that we are subject to in several tax jurisdictions. Earnings derived from our international business are generally taxed at rates that are lower than U.S. rates, resulting in a lower effective tax rate than the U.S. statutory tax rate of 35.0%. The ability to maintain our current effective tax rate is contingent on existing tax laws in both the United States and the respective countries in which our international subsidiaries are located. Future changes in domestic or international tax laws could affect the continued realization of the tax benefits we are currently receiving. In addition, a decrease in the percentage of our total earnings from international business or a change in the mix of international business among particular tax jurisdictions could increase our overall effective tax rate.
     We account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. We have provided a valuation allowance of $28.0 million as of April 24, 2009, compared to $28.6 million as of April 25, 2008 on certain of our deferred tax assets. The $0.5 million decrease in valuation allowance in fiscal 2009 was primarily related to changes in the blended state tax rates. Tax attributes related to the exercise of employee stock options are not realized until they result in a reduction of taxes payable. Pursuant to SFAS No. 123R, we do not include unrealized stock option attributes as components of our gross deferred tax assets and corresponding valuation allowance disclosures. The tax effected amounts of gross unrealized net operating loss and business tax credit carryforwards, and their corresponding valuation allowance at April 24, 2009 and April 25, 2008 are $278.9 million and $245.1 million, respectively.
     On April 28, 2007, we adopted Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the implementation of FIN No. 48, we recognize the tax liability for uncertain income tax positions on the income tax return based on the two-step process prescribed in the interpretation. The first step is to determine whether it is more likely than not that each income tax position would be sustained upon audit. The second step is to estimate and measure the tax benefit as the amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. Estimating these amounts requires us to determine the probability of various possible outcomes. We evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on the consideration of several factors, including changes in facts or circumstances, changes in applicable tax law, settlement of issues under audit, and new exposures. If we later determine that our exposure is lower or that the liability is not sufficient to cover our revised expectations, we adjust the liability and effect a related change in our tax provision during the period in which we make such determination.
     We are currently undergoing federal income tax audits in the United States and several foreign tax jurisdictions. The rights to some of our intellectual property (“IP”) are owned by certain of our foreign subsidiaries, and payments are made between foreign and U.S. tax jurisdictions relating to the use of this IP in a qualified cost sharing arrangement. Recently, several other U.S. companies have had their foreign IP arrangements challenged as part of IRS examinations, which have resulted in material proposed assessments and/or pending litigation. Effective September 27, 2007, the IRS’s Large and Mid-Sized Business Division (“LMSB”) released a Coordinated Issues Paper (“CIP”) with respect to qualified cost sharing arrangements (“CSAs”). Specifically, this CIP provides guidance to IRS personnel concerning methods that may be applied to evaluate the arm’s length charge (buy-in payment) for internally developed (pre-existing) as well as acquisition-related intangible property that is made available to a qualified CSA. During fiscal year 2009 we received Notices of Proposed Adjustments from the IRS in connection with a federal income tax audit of our fiscal 2003 and 2004 tax year tax returns. We recently filed a protest with the IRS in response to the Notices of Proposed Adjustments. The Notices of Proposed Adjustments focus primarily on issues of the timing and the amount of income recognized and deductions taken during the audit years and on the level of cost allocations made to foreign operations during the audit years. If upon the conclusion of these audits the ultimate determination of our taxes owed in any of these tax jurisdictions is for an amount in excess of the tax provision we have recorded in the applicable period or subsequently reserved for, our overall tax expense and effective tax rate may be adversely impacted in the period of adjustment.
     Effective March 20, 2008, the IRS’s LMSB also released a CIP with respect to the cost sharing of stock based compensation. Specifically, this CIP provides guidance to IRS personnel concerning stock based compensation related to a CSA by providing that the parties to a CSA will share all costs related to intangible development of the covered intangibles, including but not limited to, salaries, bonuses, and other payroll costs and benefits. Taxpayers should include all forms of compensation in the cost pool, including those costs related to stock-based compensation. On May 27, 2009, the United States Court of Appeals for the Ninth Circuit held in Xilinx Inc. v. Commissioner that stock-based compensation must be included in the research and development cost base of companies that have entered into a CSA and must, therefore, be allocated among the participants based on anticipated benefits. The Court’s reversal of the prior U.S. Tax Court decision will impact our estimate of tax benefits that were required to be recognized under FIN 48. We are evaluating the impact of the Xilinx case on our provision for income taxes for the first quarter of fiscal 2010, but expect any final adjustment will be limited to a reduction of our unrecognized tax attributes. Our international operations currently benefit from a tax ruling concluded in the Netherlands, which expires in 2010. If we are unable to negotiate a similar tax ruling upon expiration of the current ruling, our effective tax rate could increase and our operating results could be adversely affected. Our effective tax rate could also be adversely affected by different and evolving interpretations of existing law or regulations, which in turn would negatively impact our operating and financial results.
     The Obama administration recently announced several proposals to reform United States tax rules, including proposals that may result in a reduction or elimination of the deferral of United States income tax on our future unrepatriated earnings. Absent a restructuring of some legal entities and their functionality, the changes as currently proposed would result in some of the future unrepatriated earnings being taxed at the United States federal income tax rate.
     Inventory Write-Downs

     Our inventory balance was $61.1 million as of April 24, 2009, compared to $70.2 million as of April 25, 2008. Inventories are stated at the lower of cost or market (which approximates actual cost on a first-in, first-out basis). We perform an in-depth excess and obsolete analysis of our inventory based upon assumptions about future demand and market conditions. We adjust the inventory value based on estimated excess and obsolete inventories determined primarily by future demand forecasts. Although we strive for accuracy in our forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory and commitments and on our reported results. If actual market conditions are less favorable than those projected, additional write-downs and other charges against earnings may be required. If actual market conditions are more favorable, we may realize higher gross margins in the period when the written-down inventory is sold. During the past few years, our inventory reserves have been sufficient to cover excess and obsolete exposure and have not required material changes in subsequent periods.
     We are subject to a variety of federal, state, local, and foreign environmental regulations relating to the use, storage, discharge, and disposal of hazardous chemicals used in the manufacture of our products, which may require design changes or recycling of products we manufacture. We will continue to monitor our compliance with these regulations, which may require us to incur higher costs, and adversely impact our operating results.
     Restructuring Accruals
     In fiscal 2009 we recorded restructuring and other charges of $54.4 million. We recognize a liability for restructuring costs when the liability is incurred. The restructuring accruals are based upon management estimates at the time they are recorded. These estimates can change depending upon changes in facts and circumstances subsequent to the date the original liability was recorded. The main components of our restructuring charges are workforce reduction, intangibles and fixed assets write-offs and non-cancelable lease costs related to excess facilities. Severance-related charges are accrued when it is determined that a liability has been incurred, which is generally when individuals have been notified of their termination dates and expected severance payments. We record contract cancellation costs when contracts are terminated. The decision to eliminate excess facilities results in charges for lease termination fees and future commitments to pay lease charges, net of estimated future sublease income. We recognize charges for elimination of excess facilities when we have vacated the premises. Intangible asset write-offs consist of impairment of acquired intangible assets related to our decision to cease the development and availability of SMOS. Fixed assets write-offs primarily consist of equipment and furniture associated with excess facilities being eliminated, and are based on an estimate of the amounts and timing of future cash flows related to the expected future remaining use and ultimate sale or disposal of the equipment and furniture.
     Our estimates involve a number of risks and uncertainties, some of which are beyond our control, including future real estate market conditions and our ability to successfully enter into subleases or lease termination agreements with terms as favorable as those assumed when arriving at our estimates. We regularly evaluate a number of factors to determine the appropriateness and reasonableness of our restructuring accruals, including the various assumptions noted above. If actual results differ significantly from our estimates, we may be required to adjust our restructuring accruals in the future.
     Impairment Losses on Investments
     All of our available-for-sale investments and nonmarketable securities are subject to periodic impairment review. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. This determination requires significant judgment. For publicly traded investments, impairment is determined based upon the specific facts and circumstances present at the time, including factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, our ability and intent to hold investments to maturity or for a period of time sufficient to allow for any anticipated recovery in fair value. If an investment’s decline in fair value, caused by factors other than changes in interest rates, is deemed to be other-than-temporary, we reduce its carrying value to its estimated fair value, as determined based on quoted market prices, liquidation values or other metrics. For investments in publicly held companies, we recognize an impairment charge when the decline in the fair value of our investment is below its cost basis and is judged to be other-than-temporary. The ultimate value realized on these investments in publicly held companies is subject to market price volatility until they are sold.
     We actively review, along with our investment advisors, current investment ratings, company specific events, and general economic conditions in managing our investments and determining whether there is a significant decline in fair value that is other-than-temporary. As of April 24, 2009 and April 25, 2008, our short-term and long-term investments in marketable securities have been classified as “available-for-sale” and are carried at fair value. Available-for-sale investments with original maturities of greater than three months at the date of purchases are classified as short-term investments as these investments generally consist of marketable securities that are intended to be available to meet current cash requirements. Currently, all marketable securities held by us are classified as available-for-sale and our entire auction rate securities (ARS) portfolio and our investment in the Reserve Primary Fund (“Primary Fund”) are classified as long-term investments.

     Our ARS are securities with long-term nominal maturities which, in accordance with investment policy guidelines, had credit ratings of AAA and Aaa at the time of purchase. During the fourth quarter of fiscal 2008, we reclassified all of our investments in ARS from short-term investments to long-term investments as we believed our ability to liquidate these investments in the next twelve months was uncertain. Based on an analysis of the fair value and marketability of these investments, we recorded temporary impairment charges of approximately $7.0 million during fiscal 2009, partially offset by $0.3 million in unrealized gains within other comprehensive income (loss). During fiscal 2009, we recorded an other-than-temporary impairment loss of $2.1 million due to a significant decline in the estimated fair values of certain of our ARS related to credit quality risk and rating downgrades.
     During fiscal 2008 and 2007, recognized gains and losses on available-for-sale investments were not material. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates the classification at each reporting date. The fair value of our marketable securities, including those included in long-term investments, was $1.2 billion and $543.2 million as of April 24, 2009 and April 25, 2008, respectively.
     The valuation models used to estimate the fair value of our ARS included numerous assumptions such as assessments of the underlying structure of each security, expected cash flows, discount rates, credit ratings, workout periods, and overall capital market liquidity. These assumptions, assessments and the interpretations of relevant market data are subject to uncertainties, are difficult to predict and require significant judgment. The use of different assumptions, applying different judgments to inherently subjective matters and changes in future market conditions could result in significantly different estimates of fair value. There is no assurance as to when the market for auction rate securities will stabilize. The fair value of our ARS could change significantly based on market conditions and continued uncertainties in the credit markets. If these uncertainties continue or if these securities experience credit rating downgrades, we may incur additional temporary impairment related to our auction rate securities portfolio. We will continue to monitor the fair value of our ARS and relevant market conditions and will record additional temporary or other-than-temporary impairments if future circumstances warrant such charges.
     As a result of the bankruptcy filing of Lehman Brothers, which occurred during fiscal 2009, we recorded an other-than-temporary impairment charge of $11.8 million on our corporate bonds related to investments in Lehman Brothers securities and approximately $9.3 million on our investments in the Primary Fund that held Lehman Brothers investments. As of April 24, 2009, we have an investment in the Primary Fund, an AAA-rated money market fund at the time of purchase, with a par value of $60.9 million and an estimated fair value of $51.6 million, which suspended redemptions in September 2008 and is in the process of liquidating its portfolio of investments. The Primary Fund suspended redemptions in September 2008, and on December 3, 2008, it announced a plan for liquidation and distribution of assets that includes the establishment of a special reserve to be set aside out of its assets for pending or threatened claims, as well as anticipated costs and expenses, including related legal and accounting fees. On February 26, 2009, the Primary Fund announced a plan to set aside $3.5 billion of the fund’s remaining assets as the “special reserve” which may be increased or decreased as further information becomes available. Our pro rata share of the $3.5 billion special reserve is approximately $41.5 million. The Primary Fund announced plans to continue to make periodic distributions, up to the amount of the special reserve, on a pro-rata basis. The Primary Fund has received an SEC order providing that the SEC will supervise the distribution of assets from the Primary Fund. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund
     To determine the fair value of nonmarketable investments, we use the most recent information available to us, including new financings or estimates of current fair value, as well as through traditional valuation techniques. It is our policy to review the fair value of these investments on a regular basis to determine whether the investments in these companies are other-than-temporarily impaired. In the case of privately-held companies, this evaluation is based on information that we request from these companies. This evaluation includes, but is not limited to, reviewing company cash position, financing needs and prospects, earnings or revenue outlook, operational performance, management or ownership changes and competition. This information is not subject to the same disclosure regulations as United States publicly-traded companies, and as such, the basis for these evaluations is subject to the timing and the accuracy of the data received from these companies. If we believe the carrying value of an investment is in excess of fair value, and this difference is other-than-temporary, it is our policy to write down the investment to fair value. The carrying value of our investments in privately-held companies were $4.0 million and $11.2 million as of April 24, 2009 and April 25, 2008, respectively. During fiscal 2009 and 2008, we recorded $6.3 million and $1.6 million of impairment charges, respectively, for our investments in privately-held companies, which were recorded in net gain (loss) on investments in our consolidated statements of operations, and adjusted the carrying amount of those investments to fair value, as we deemed the decline in the value of these assets to be other-than-temporary.
     Fair Value Measurements
     We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” effective April 26, 2008 for financial assets and liabilities that are being measured and reported at fair value on a recurring basis. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that minimizes the use of unobservable inputs by requiring the use of observable market data when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on active market data. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances.
     The fair value hierarchy is broken down into the three input levels summarized below:
•	Level 1 — Valuations are based on quoted prices in active markets for identical assets or liabilities, and readily accessible by us at the reporting date. Examples of assets and liabilities utilizing Level 1 inputs are certain money market funds, U.S. Treasury notes and trading securities with quoted prices on active markets.

•	Level 2 — Valuations based on inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets. Examples of assets and liabilities utilizing Level 2 inputs are U.S. government agency bonds, corporate bonds, corporate securities, certificates of deposit, and over-the-counter derivatives.

•	Level 3 — Valuations based on unobservable inputs in which there is little or no market data, which require us to develop our own assumptions. Examples of assets and liabilities utilizing Level 3 inputs are cost method investments, ARS, and the Primary Fund.
     We measure our available-for-sale securities at fair value on a recurring basis. Available-for-sale securities include U.S. Treasury securities, U.S. government agency bonds, corporate bonds, corporate securities, auction rate securities money market funds and certificates of deposit. Where possible, we utilize quoted market prices to measure and such items are classified as Level 1 in the hierarchy. When quoted market prices for identical assets are unavailable, varying valuation techniques are used. Such assets are classified as Level 2 or Level 3 in the hierarchy. We classify items in Level 2 if the investments are valued using observable inputs to quoted market prices, benchmark yields, reported trades, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. We classify items in Level 3 if the investments are valued using a pricing model, based on unobservable inputs in the market or require us to develop our own assumptions. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.
     We evaluate our investments for other-than-temporary impairment in accordance with guidance provided by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and related guidance. We consider and review factors such as the length of time and extent to which fair value has been below cost basis, the significance of the loss incurred, the financial condition and credit rating of the issuer and insurance guarantor, the length of time the investments have been illiquid, and our ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery of market value.
     We are also exposed to market risk relating to our available-for-sale investments due to uncertainties in the credit and capital markets. As a result of the bankruptcy filing of Lehman Brothers, we recorded an other-than-temporary impairment charge of $21.1 million in fiscal 2009 related to Lehman Brothers corporate bonds and the Primary Fund that held Lehman Brothers investments, as well as an other-than-temporary impairment charge of $2.1 million related to the value of our ARS. The fair value of our investments may change significantly due to events and conditions in the credit and capital markets. These securities/issuers could be subject to review for possible downgrade. Any downgrade in these credit ratings may result in an additional decline in the estimated fair value of our investments. We will continue to monitor and evaluate the accounting for our investment portfolio on a quarterly basis for additional other-than-temporary impairment charges. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund.
     Accounting for Stock-Based Compensation
     We account for stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment,” using the Black-Scholes option pricing model to value our employee stock options. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. Option pricing models require the input of highly subjective assumptions, including the expected stock price volatility, expected life, and forfeiture rate. Any changes in these highly subjective assumptions may significantly impact the stock-based compensation expense for the future.

     Loss Contingencies
     We are subject to the possibility of various loss contingencies arising in the course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated. In April 2009, we entered into a settlement agreement with the United States of America, acting through the United States Department of Justice (“DOJ”) and on behalf of the General Services Administration (the “GSA”), under which we agreed to pay the United States $128.0 million, plus interest of $0.7 million, related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of GSA contracts between August 1997 and February 2005 in consideration for the release of NetApp by the DOJ and GSA with respect to the claims alleged in the investigation as set forth in the settlement agreement. The agreement reflects neither an admission nor denial by NetApp of any of the claims alleged by the DOJ and represents a compromise to avoid continued litigation and associated risks. NetApp made the settlement payment on April 27, 2009. In fiscal 2008 and 2007, we did not identify or accrue for any loss contingencies. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.
New Accounting Standards
     See Note 2 of the consolidated financial statements for a full description of new accounting pronouncements, including the respective expected dates of adoption and effects on results of operations and financial condition.
Results of Operations
     The following table sets forth certain Consolidated Statements of Operations data as a percentage of net revenues for the periods indicated:

	Year Ended
	April 24, 2009	April 25, 2008	April 27, 2007
Revenues:

Product	63.2%	67.9%	74.4%
Software entitlements and maintenance	18.2	14.7	12.2
Service	22.4	17.4	13.4
GSA settlement	(3.8)	—	—

	100.0	100.0	100.0

Cost of Revenues:
Cost of product	29.6	28.4	29.9
Cost of software entitlements and maintenance	0.3	0.3	0.4
Cost of service	11.7	10.4	8.9

Gross Margin	58.4	60.9	60.8

Operating Expenses:
Sales and marketing	34.8	32.6	32.0
Research and development	14.6	13.7	13.7
General and administrative	6.0	5.2	5.3
Restructuring and other charges	1.6	—	—
Gain on sale of assets	—	—	(0.9)

Total Operating Expenses	57.0	51.5	50.1

Income from Operations	1.4	9.4	10.7
Other Income (Expenses), Net:
Interest income	1.7	2.0	2.5
Interest expense	(1.9)	(0.2)	(0.4)
Gain (loss) on investments, net	(0.9)	0.4	(0.1)
Other income (expenses), net	(0.1)	—	0.1

Total Other Income (Expenses), Net	(1.2)	2.2	2.1

Income Before Income Taxes	0.2	11.6	12.8
Provision (Benefit) for Income Taxes	(1.7)	2.2	2.2

Net Income	1.9%	9.4%	10.6%

Discussion and Analysis of Results of Operations
     Net Revenues — Our net revenues for fiscal 2009, 2008 and 2007 were as follows:

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Net revenues	$3,406.4	$3,303.2	3.1%	$2,804.3	17.8%
     Net revenues increased by 3.1% to $3,406.4 million in fiscal 2009, from $3,303.2 million in fiscal 2008. The increase in our net revenues for fiscal 2009 was due to increases in software entitlements and maintenance revenues as well as service revenues, partially offset by decreases in product revenues, and the negative impact from the GSA settlement.
     Net revenues increased by 17.8% to $3,303.2 million in fiscal 2008, from $2,804.3 million in fiscal 2007. Our fiscal 2008 revenue growth was attributable to increased product revenues, software entitlements and maintenance revenues, and service.
     Sales through our indirect channels represented 69.0%, 63.0% and 59.6% of net revenues for fiscal 2009, 2008 and 2007, respectively.
     During fiscal 2009, two U.S. distributors accounted for approximately 10.5% and 10.6% of our net revenues, respectively. No distributor or other customer accounted for ten percent or more of our net revenues during fiscal 2008 and 2007.
     Product Revenues

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Product revenues	$2,152.7	$2,242.5	(4.0)%	$2,085.9	7.5%
     Product revenues decreased by $89.8 million, or 4.0% in fiscal 2009, compared to fiscal 2008. Unit volume increased, driven by smaller, low end systems, partially offset by decreases in mid-range and high end systems. This trend is consistent with a shift in customer buying patterns towards smaller systems, due to IT spending constraints and difficult economic conditions. In addition, average selling prices declined, driven by lower list prices, unfavorable configuration mix (consisting of hardware and software components, disk capacity and disk price) and higher discounting, as well as unfavorable foreign exchange rate changes during fiscal 2009. Partially offsetting these factors was an increase in revenues from add-on products, as customers focused more on extending the useful lives and capacity of their existing storage solutions.
     Product revenues increased by $156.6 million or 7.5% to $2,242.5 million in fiscal 2008, from $2,085.9 million in fiscal 2007. Unit volume increased, driven by low end and mid-range systems, partially offset by a slight decrease in high end systems. In addition, average selling prices increased, driven by higher list prices and favorable configuration mix, partially offset by higher discounting. Revenue from add-on products increased, as customers focused on extending the capacity of their storage solutions.
     Our systems are highly configurable to respond to customer requirements in the open systems storage markets that we serve. This wide variation in customer configurations can significantly impact revenue, cost of revenue, and gross margin performance. Price changes, unit volumes, and product configuration mix can also impact revenue, cost of revenue and gross margin performance. Disks are a significant component of our storage systems. Industry disk pricing continues to fall every year, and we pass along those price decreases to our customers while working to maintain relatively constant margins on our disk drives. While price per petabyte continues to decline, system performance, increased capacity and software to manage this increased capacity have an offsetting impact on product revenue.
     Software Entitlements and Maintenance Revenues

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Software entitlements and maintenance revenues	$618.4	$486.9	27.0%	$341.3	42.7%

     Software entitlements and maintenance revenues increased by $131.5 million, or 27.0% in fiscal 2009 compared to fiscal 2008. This year over year increase in software entitlements and maintenance revenues was due primarily to the recognition of service contracts that were purchased or renewed in prior years, and to a lesser extent, service contracts entered into in fiscal 2009.
     Software entitlements and maintenance revenues increased by $145.6 million, or 42.7% in fiscal 2008, compared to fiscal 2007. The year over year increase was due to a larger installed base of customers who have purchased or renewed software entitlements and maintenance.
     Service Revenues

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Service revenues	$764.1	$573.8	33.2%	$377.1	52.1%
     Service revenues increased by $190.3 million, or 33.2% in fiscal 2009, compared to fiscal 2008. Service revenues include service maintenance, professional services and educational and training services. The primary reason for the increase was increased service contract revenue related to an increase in the installed base. In addition, revenue from professional services increased due to increased integration consulting services provided in fiscal 2009 and improved productivity of our professional service personnel.
     Service revenues increased by $196.7 million, or 52.1% in fiscal 2008, compared to fiscal 2007. The primary reasons for the increase were increased service contract revenue, related to an increase in the installed base and the average revenue generated per installed base unit, and an increase in professional services.
     GSA settlement
     In April 2009, we entered into a settlement agreement with the United States of America, acting through the United States Department of Justice and on behalf of the General Services Administration (the “GSA”), under which we agreed to pay the United States $128.0 million, plus interest of $0.7 million, related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of its GSA contracts between August 1997 and February 2005. We have recorded the settlement as a reduction of revenues in fiscal 2009.
     Total International Revenues

	Year Ended
		% of Net		% of Net			% of Net
	April 24, 2009	Revenues	April 25, 2008	Revenues	% Change	April 27, 2007	Revenues	% Change
	(In millions)
International	$1,652.8	48.5%	$1,554.3	47.1%	6.3%	$1,254.0	44.7%	23.9%
United States	1,753.6	51.5%	1,748.9	52.9%	0.3%	1,550.3	55.3%	12.8%

Net revenues	$3,406.4		$3,303.2			$2,804.3
     Total international revenues (including U.S. exports) increased by 6.3% in fiscal 2009 compared to fiscal 2008. Total international revenues (including U.S. exports) increased by 23.9% in fiscal 2008 compared to fiscal 2007.
     Cost of Revenues
     Our cost of revenue includes: (1) cost of product revenue, which includes the costs of manufacturing and shipping our storage systems, and amortization of purchased intangible assets, inventory write-downs, and warranty costs; (2) cost of software maintenance and entitlements, which includes the costs of providing software entitlements and maintenance and third party royalty costs, and (3) cost of service, which reflects costs associated with providing services for support center activities and global service partnership programs.

     Cost of Product Revenues

Year Ended
		% of		% of		% of
		Product		Product		Product
	April 24, 2009	Revenue	April 25, 2008	Revenue	April 27, 2007	Revenue
(In millions)
Cost of product revenue	$1,007.6	46.8%	$938.4	41.8%	$838.0	40.2%
     Cost of product revenue as a percentage of product revenue increased by 5.0% in fiscal 2009 as compared to fiscal 2008. The increase in total costs was primarily due to increased unit volume. The increase in costs as a percentage of revenues was due to a larger decrease in average selling prices than corresponding costs, primarily standard material costs, across all of our systems.
     Cost of product revenue as a percentage of product revenue increased by 1.6% in fiscal 2008 compared to fiscal 2007. The increase in total costs was primarily due to increased unit volume. The increase in costs as a percentage of revenues was due to a lower increase in average selling prices than corresponding costs, primarily related to standard material costs on new low end systems.
     Stock-based compensation expense included in cost of product revenues was $3.3 million, $3.4 million and $3.7 million in fiscal 2009, 2008, and 2007, respectively. Amortization of existing technology included in cost of product revenues was $24.5 million, $22.6 million and $17.6 million for fiscal 2009, 2008 and 2007, respectively.
     In the first quarter of fiscal 2009, we implemented a change in the reporting of warranty costs and reported these costs in cost of product revenues. These costs were included in cost of service revenues in previous periods. Our cost of product revenues and service revenues for fiscal years 2008 and 2007 reflect a reclassification of $27.0 million and $22.1 million, respectively, to conform to current period presentation. There was no change in warranty costs as a percentage of product revenue in fiscal 2009, 2008 and 2007.
     We expect future product gross margins to be impacted by a variety of factors including selective price reductions and discounts, increased indirect channel sales, higher software revenue mix and the margin profile of new products. If our shipment volumes, product mix, average selling prices and pricing actions that impact our product gross margin continue to be adversely affected by the economic downturn or market factors, our gross margin could decline.
     Cost of Software Entitlements and Maintenance Revenues

Year Ended
		% of				% of
		Software		% of Software		Software
		Entitlements		Entitlements		Entitlements
		and		and		and
		Maintenance		Maintenance		Maintenance
	April 24, 2009	Revenue	April 25, 2008	Revenue	April 27, 2007	Revenue
(In millions)
Cost of software entitlements and maintenance revenues	$9.2	1.5%	$8.6	1.8%	$10.2	3.0%
     Cost of software entitlements and maintenance revenues as a percentage of software entitlements and maintenance revenue remained relatively flat at 1.5% in fiscal 2009 and 1.8% in fiscal 2008, respectively. Cost of software entitlements and maintenance revenues as a percentage of software entitlements and maintenance revenue decreased in fiscal 2008 compared to fiscal 2007 due to lower third-party royalty expenses.
     Cost of Service Revenues

	Year Ended
		% of Service		% of Service		% of Service
	April 24, 2009	Revenue	April 25, 2008	Revenue	April 27, 2007	Revenue
	(In millions)
Cost of service revenues	$399.7	52.3%	$342.8	59.7%	$251.6	66.7%

     Cost of service revenue as a percentage of service revenue decreased by 7.4% in fiscal 2009 from fiscal 2008 and by 7.0% in fiscal 2008 compared to fiscal 2007. The increase in service cost of revenues in fiscal 2009 compared to fiscal 2008 and in fiscal 2008 compared to fiscal 2007 was primarily due to increased service infrastructure spending to support our customers, which included additional professional support engineers, increased support center activities for a larger installed base of product, and global service partnership programs. The decrease in service cost of revenues as a percentage of service revenue in fiscal 2009 compared to fiscal 2008 and fiscal 2007 was primarily due to increased service revenue volume and improved productivity, partially offset by higher costs.
     Stock-based compensation expense of $12.3 million was included in the cost of service revenue for fiscal 2009 compared to $10.4 million and $10.1 million for fiscal 2008 and 2007, respectively.
     In the first quarter of fiscal 2009, we implemented a change in the reporting of warranty costs and reported these costs in cost of product revenues. These costs were included in cost of service revenues in previous periods. Our cost of product revenues and service revenues for fiscal years 2008 and 2007 reflect a reclassification of $27.0 million and $22.1 million, respectively, to conform to current period presentation.
     Service gross margin is also typically impacted by factors such as changes in the size of our installed base of product, as well as the timing of support service initiations and renewals, and incremental investments in our customer support infrastructure.
     Sales and Marketing — Sales and marketing expense consists primarily of salaries and related benefits, commissions, allocated facilities and IT costs, advertising and promotional expenses, stock-based compensation expense, and travel and entertainment expenses. Sales and marketing expense for fiscal 2009, 2008 and 2007 was as follows:

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Sales and marketing	$1,186.1	$1,075.6	10.3%	$895.8	20.1%
     Sales and marketing expense increased by $110.5 million, or 10.3% in fiscal 2009 compared to fiscal 2008. The increase was primarily due to an increase in salaries and related benefits primarily due to increased average compensation and incentive plan costs per person, and an increase in IT expenses related to new software implementations partially offset by a decrease in marketing expenses and travel and entertainment expenses.
     The increase in sales and marketing expense in fiscal 2008 compared to fiscal 2007 was due to increased commission expenses resulting from increased revenues, higher payroll expenses due to higher profitability, higher partner program expenses, the continued worldwide investment in our sales and global service organizations associated with selling complete enterprise solutions, and higher stock-based compensation expenses.
     Sales and marketing expense for fiscal 2009 was favorably impacted by the strengthening of the U.S. dollar relative to other foreign currencies (primarily Euro, British pound and Australian Dollar). Had foreign exchange rates remained constant in these periods, our sales and marketing expense in fiscal 2009 would have been approximately $10.5 million higher, or 0.9%, higher. The foreign currency exchange rate impact on sales and marketing expense was insignificant for fiscal 2008 and 2007.
     Stock-based compensation expense included in sales and marketing expense in fiscal 2009 was $65.1 million compared to stock compensation expense of $65.4 million and $71.7 million in fiscal 2008 and 2007, respectively. Amortization of trademarks/trade names and customer contracts/relationships included in sales and marketing expense was $4.4 million in fiscal 2009 compared to $4.2 million and $2.9 million in fiscal 2008 and fiscal 2007, respectively.
     Research and Development — Research and development expense consists primarily of salaries and related benefits, allocated facilities and IT costs, depreciation and amortization, stock-based compensation, and prototype and engineering charges. Research and development expense for fiscal 2009, 2008 and 2007 was as follows:

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Research and development	$498.5	$452.2	10.2%	$385.4	17.3%

     Research and development expense increased by $46.3 million, or 10.2% in fiscal 2009 as compared to fiscal 2008. The increase in research and development expense was primarily due to an increase in salaries and related benefits resulting from increased average compensation and incentive plan costs per person, as well as higher average headcount, and an increase in facilities expenses related to new engineering labs.
     The increase in research and development expense in fiscal 2008 compared to fiscal 2007 was primarily due increased headcount, ongoing operating impact of acquisitions, ongoing current and future product development and enhancement efforts, higher performance-based payroll expenses due to higher profitability, and higher stock-based compensation expense.
     Stock-based compensation expense included in research and development expense for fiscal 2009 was $37.9 million, compared to $46.6 million and $51.3 million in fiscal 2008 and 2007, respectively. No software development costs were capitalized during any of the periods.
     We believe that our future performance will depend in large part on our ability to maintain and enhance our current product line, develop new products that achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. We expect to continuously support current and future product development, broaden our existing product offerings and introduce new products that expand our solutions portfolio.
     General and Administrative — General and administrative expense consists primarily of salaries and related benefits, professional and corporate legal fees, stock-based compensation, recruiting expenses, and allocated facilities and IT costs. General and administrative expense for fiscal 2009, 2008 and 2007 was as follows:

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
General and administrative	$203.7	$171.5	18.7%	$147.5	16.3%
     General and administrative expense increased by $32.2 million, or 18.7% in fiscal 2009 as compared to fiscal 2008. The increase was primarily due to increased professional and legal fees, an increase in salaries and related benefits primarily resulting from increased average compensation and incentive plan costs per person, and an increase in IT expenses.
     The increase in general and administrative expense in fiscal 2008 compared to fiscal 2007 was primarily due to higher payroll expenses due to higher profitability and increased headcount, higher stock-based compensation expense recognized, and higher legal and professional fees for general corporate matters.
     Stock-based compensation expense included in general and administrative expense in fiscal 2009 was $22.2 million compared to $22.1 million and $26.2 million for fiscal 2008 and 2007, respectively.
     Restructuring and Other Charges
     Fiscal 2009 Restructuring Plans — In February 2009, we announced our decision to execute a worldwide restructuring program, which included a reduction in workforce, the closing or downsizing of certain facilities, and the establishment of a plan to outsource certain internal activities. In December 2008, we announced our decision to cease the development and availability of SMOS, which was originally acquired through our acquisition of Topio in fiscal 2007. As part of this decision, we also announced the closure of our engineering facility in Haifa, Israel. These restructuring activities resulted in restructuring charges totaling $51.5 million of severance-related amounts and other charges attributable to the termination of approximately 450 regular positions, abandoned excess facilities charges relating to non-cancelable lease costs, which are net of expected sublease income; contract cancellation charges; outplacement expenses; fixed assets and intangibles write-offs; as well as $2.9 million of other charges to support our restructuring initiatives. In recording the facility lease restructuring reserve, we made certain estimates and assumptions related to the (i) time period over which the relevant buildings would remain vacant, (ii) sublease terms, and (iii) sublease rates.
     As of April 24, 2009, approximately $15.9 million of the costs associated with these activities were unpaid. We expect that severance-related charges and other costs will be substantially paid by the third quarter of fiscal 2010 and the facilities-related lease payments to be substantially paid by the third quarter of fiscal 2013.

     Fiscal 2002 Restructuring Plan — As of April 24, 2009, we also have $1.3 million remaining in facility restructuring reserves established as part of a restructuring in fiscal 2002 related to future lease commitments on exited facilities, net of expected sublease income. We reevaluate our estimates and assumptions periodically and make adjustments as necessary based on the time period over which the facilities will be vacant, expected sublease terms, and expected sublease rates. During fiscal 2009, we recorded restructuring recoveries of $0.1 million resulting from a change in the estimated operating expenses relating to this facility restructuring reserve. We expect to substantially fulfill the remaining contractual obligations related to this facility restructuring reserve by fiscal 2011.
     Of the restructuring reserve balance at April 24, 2009, $14.7 million was included in other accrued liabilities, and the remaining $2.5 million was classified as other long-term obligations.
     See Note 13, “Restructuring and Other Charges,” of the Notes to our consolidated financial statements for further discussion of our restructuring activities.
     Other Income and Expense
     Interest Income — Interest income for fiscal 2009, 2008 and 2007 was as follows:

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Interest income	$57.6	$64.6	(10.8)%	$68.8	(6.1)%
     The decrease in interest income in fiscal 2009 compared to fiscal 2008 was primarily due to lower market yields on our cash and investment portfolio, in part due to a shift of our portfolio to shorter term investments with lower risk. This yield decline was partially offset by an increase in our cash and investment balances due to the issuance of the Convertible Notes (the “Notes”), see Note 4, “Convertible Notes and Credit Facilities” of the consolidated financial statements. The decrease in interest income in fiscal 2008 compared to fiscal 2007 was primarily driven by lower average interest rates on our investment portfolio and lower cash and investment balances.
     We expect that period-to-period changes in interest income will continue to be impacted by the volatility of market interest rates, cash and investment balances, cash generated by operations, timing of our stock repurchases, cash used in acquisitions, capital expenditures, and payments of our contractual obligations.
     Interest Expense — Interest expense for fiscal 2009, 2008 and 2007 was as follows:

	Year Ended (in millions)
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
Interest expense	$(63.4)	$(8.0)	693.9%	$(11.6)	(31.4)%
     The increase in interest expense in fiscal 2009 compared to fiscal 2008 was primarily due to interest expense on our Notes, including $41.0 million of non-cash interest expense from the amortization of debt discount and issuance costs, partially offset by lower interest expense related to the reduced outstanding balance on our secured credit agreement we entered into with JPMorgan in October 2007. The decrease in interest expense in fiscal 2008 compared to fiscal 2007 was due to full repayment of the loan agreement entered with JPMorgan, partially offset by increased interest expense on the $250.0 million outstanding under the revolving secured credit agreement with JPMorgan Securities during fiscal 2008.
     We expect period-to-period changes in interest expense to fluctuate based on market interest rate volatility and amounts that may be due from time to time under various outstanding debt agreements.

Gain (Loss) on Investments, Net —

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Gain (loss) on investments, net	$(29.6)	$12.6	(334.4)%	$(1.5)	(920.2)%
     During fiscal 2009, net loss on investments of $29.6 million included a net impairment loss related to our investments in privately held companies of $6.3 million, an other-than-temporary impairment charge on our available-for-sale investments related to direct and indirect investments in Lehman Brothers securities of $21.1 million, and a decline in the value of our auction rate securities of $2.1 million.
     Net gain on sale of investments was $12.6 million for fiscal 2008. Net gain for fiscal 2008 consisted primarily of a gain of $13.6 million related to the sale of shares of Blue Coat common stock offset by a net write-down of $1.0 million for our investments in privately-held companies. For fiscal 2007, net loss on sale of investments was $1.5 million, including a net write-down of $2.1 million related to the impairment of our investment in privately-held companies.
Other Income (Expense), Net —

	Year Ended
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
	(In millions)
Other income (expense), net	$(3.5)	$(0.1)	2507.4%	$2.8	(104.8)%
     Other income (expense), net, consists of primarily net exchange losses and gains from foreign currency transactions and related hedging activities. We believe that period-to-period changes in foreign exchange gains or losses will continue to be impacted by hedging costs associated with our forward and option activities and forecast variance.
     Provision (Benefit) for Income Taxes

		Year Ended (in millions)
	April 24, 2009	April 25, 2008	% Change	April 27, 2007	% Change
Provision (Benefit) for Income Taxes	$(56.3)	$73.0	(177.2)%	$62.0	17.7%
     For fiscal 2009, we applied to pretax income an effective tax rate benefit of 597.5% before discrete reporting items. After taking into account the tax effect of federal research tax credit and other immaterial items, the effective tax rate benefit for fiscal 2009 was 681.5%, and the effective tax rate expense for fiscal 2008 and 2007 was 19.1% and 17.2%, respectively. Our effective tax rate for fiscal 2009, which was negative and thus a benefit, decreased relative to the effective tax rate for fiscal, 2008 primarily due to the decrease in the U.S. portion of our income and to the benefits generated from the retroactive extension of the research and development tax credit which was part of the Emergency Economic Stabilization Act of 2008. The geographic composition of our consolidated income was impacted by losses generated in the U.S. for restructuring charges, coupon and non-cash interest expense related to our convertible debt and the GSA settlement. These charges resulted in a taxable loss in the U.S. which primarily drove the tax benefit.
     For fiscal 2008 and 2007, we applied to pretax income an annual effective tax rate before discrete reporting items of 13.3% and 19.0%, respectively. The decrease in the annual effective tax rate in fiscal 2008 compared to fiscal 2007 was primarily attributable to a relative increase in the benefits attributable to our foreign operations, as well as to a relative decrease in the tax impact of nondeductible stock-based compensation, brought about in part by our decision to cease granting incentive stock options. Since we have replaced the granting of incentive stock options with the granting of nonqualified stock options, this gives rise to the recognition of more income tax benefits as stock-based compensation is recognized.
Liquidity and Capital Resources
     The following sections discuss our principal liquidity requirements, as well as our sources and uses of cash flow on our liquidity and capital resources. The principal objectives of our investment policy are the preservation of principal and maintenance of liquidity. We attempt to mitigate default risk by investing in high-quality investment grade securities, limiting the time to maturity and by monitoring the counter-parties and underlying obligors closely. We believe our cash equivalents and short-term investments are liquid and accessible. We are not aware of any significant deterioration in the fair value of our cash equivalents or investments from the values reported as of April 24, 2009.

     Liquidity Sources, Cash Requirements
     Our principal sources of liquidity as of April 24, 2009, consisted of: (1) approximately $2.6 billion in cash and cash equivalents and short-term investments, (2) cash we expect to generate from operations, and (3) an unsecured revolving credit facility totaling $250.0 million, of which $0.6 million has been allocated as of April 24, 2009 to support certain of our outstanding letters of credit. Our principal liquidity requirements are primarily to meet our working capital needs, including a one-time payment of $128.7 million related to our GSA settlement, support ongoing business activities, implement restructuring plans, research and development, capital expenditure needs, the proposed Data Domain acquisition and other business acquisitions, investment in critical or complementary technologies, and to service our debt and synthetic leases.
     Key factors that could affect our cash flows include changes in our revenue mix and profitability as well as our ability to effectively manage our working capital, in particular, accounts receivable and inventories and whether or not we ultimately complete the merger with Data Domain discussed below. Based on our current business outlook, we believe that our sources of cash will be sufficient to fund our operations and meet our cash requirements for at least the next 12 months. However, in the event our liquidity is insufficient, we may be required to further curtail spending and implement additional cost saving measures and restructuring actions. In light of the current economic and market conditions, we cannot be certain that we will continue to generate cash flows at or above current levels or that we will be able to obtain additional financing, if necessary, on satisfactory terms, if at all.
     Our investment portfolio, including the Primary Fund and auction rate securities has been and will continue to be exposed to market risk due to uncertainties in the credit and capital markets. In fiscal 2009, we recorded an other-than-temporary impairment charge to earnings of $21.1 million related to Lehman Brothers corporate bonds and the Primary Fund that held Lehman Brothers investments. In addition, we also recorded an other-than-temporary impairment of $2.1 million relating to certain auction rate securities. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund. However, we are not dependent on liquidating these investments in the next twelve months in order to meet our liquidity needs. We continue to closely monitor current economic and market events to minimize our market risk on our investment portfolio. Based on our ability to access our cash and short-term investments, our expected operating cash flows, and our other potential sources of cash, we do not anticipate that the lack of liquidity of these investments will impact our ability to fund working capital needs, capital expenditures, acquisitions or other cash requirements. We intend to and believe that we have the ability to hold these investments until the market recovers. If current market conditions deteriorate further, or the anticipated recovery in market values does not occur, we may be required to record additional charges to earnings in future quarters.
     Capital Expenditure Requirements
     We expect to fund our capital expenditures, including our commitments related to facilities and equipment operating leases over the next few years through cash generated from operations, existing cash, cash equivalents and investments. The timing and amount of our capital requirements cannot be precisely determined at this time and will depend on a number of factors including future demand for products, product mix, changes in the network storage industry, economic conditions and market competition. We expect that our existing facilities in Sunnyvale, California; Research Triangle Park, North Carolina; and worldwide are adequate for our requirements over at least the next two years, and that additional space will be available as needed. However, if current economic conditions deteriorate further, we may be required to implement additional restructuring plans to eliminate or consolidate excess facilities, incur cancellation penalties and impair fixed assets.
     Acquisition Related Requirements
     On May 20, 2009, we announced our entry into a definitive agreement with Data Domain, Inc. to acquire such company in a merger for an aggregate merger consideration of approximately $1.5 billion in cash and common stock (net of Data Domain’s cash balances). On June 3, 2009, we revised the terms of the definitive agreement to increase the aggregate merger consideration to $1.9 billion (net of Data Domain’s cash balance). If the acquisition is completed under the current terms, we expect that we will have to use at least $1 billion of our cash, cash equivalent and investments for cash consideration to Data Domain shareholders and transaction costs. The merger is subject to customary closing conditions, including regulatory approvals. The transaction is valued at approximately $2 billion and is expected to be completed in 60 to 120 days.

     Cash Flows
     As of April 24, 2009, compared to April 25, 2008, our cash and cash equivalents and short-term investments increased by $1,439.8 million to $2,604.2 million. The increase in cash and cash equivalents and short-term investments was primarily a result of net proceeds from issuance of the Notes and warrants, cash provided by operating activities, issuance of common stock related to employee stock option exercises and employee stock purchases, partially offset by stock repurchases, execution of the Note Hedge, capital expenditures, and repayment of the secured revolving credit facility. We derive our liquidity and capital resources primarily from our cash flow from operations and from working capital. Working capital increased by $1,106.1 million to $1,759.5 million as of April 24, 2009, compared to $653.3 million as of April 25, 2008.
     Cash Flows from Operating Activities
     During fiscal 2009, we generated cash flows from operating activities of $889.2 million, compared with $1,008.9 million and $864.5 million for fiscal 2008 and fiscal 2007, respectively. We recorded net income of $64.6 million for fiscal 2009, compared to $309.7 million and $297.7 million for fiscal 2008 and fiscal 2007, respectively. A summary of the significant changes in noncash adjustments affecting net income and changes in assets and liabilities impacting operating cash flows is as follows:
•	Stock-based compensation expense was $140.8 million in fiscal 2009, compared to $148.0 million and $163.0 million in fiscal 2008 and 2007, respectively. The decrease in stock-based compensation was primarily a result of a lower fair value of equity awards driven by our declining stock price.

•	Depreciation and amortization expense was $170.5 million, $144.2 million, and $110.8 million in fiscal 2009, 2008 and 2007, respectively. The increase for depreciation was due to continued capital expansion during fiscal 2009 and 2008. The increase for amortization expense was due to an increase in intangibles related to the Onaro acquisition in fiscal 2008, partially offset by the impairment of certain acquired intangible assets related to the Topio acquisition in fiscal 2009.

•	Non-cash interest expense from the accretion of debt discount and issuance costs on Notes of $41.0 million in fiscal 2009.

•	Asset impairment charges and write-offs of $31.6 million during fiscal 2009 related to impairment of intangibles and leasehold improvements in connection with our restructuring plans in fiscal 2009, as well as a write-off related to a sales force automation tool recorded in fiscal 2009.

•	Impairment losses (gains) on investment consist of other-than-temporary impairment of $20.3 million related to investments in Lehman Brothers securities, a decline in the value of our auction rate securities and impairment losses on investment in privately held companies during fiscal 2009. A gain on sale of investments of $12.6 million during fiscal 2008 included sale of Blue Coat common shares of $13.6 million.

•	Deferred income tax provisions of $124.6 million, $53.0 million and $146.0 million were due to temporary tax differences associated with such items as accruals, deferred revenue, stock compensation tax benefits, and net operating losses and credit carryforwards.

•	The decrease in accounts receivable of $128.7 million during fiscal 2009 was due to improved collections. The increase in accounts receivable of $27.7 million and $175.2 million in fiscal 2008 and 2007, respectively, was due to increased shipment levels weighted towards the end of the fourth quarter, offset by timing of collections.

•	The decrease in inventories of $9.1 million during fiscal 2009 was due to increased inventory reserves as a result of lower customer demand due to depressed economic conditions. Inventories increased $15.4 million in fiscal 2008 due to higher inventory required to support revenue growth during the fourth quarter of fiscal 2008. Inventories decreased $9.9 million for fiscal 2007, primarily due to higher inventory at fiscal 2006 year end associated with the new FAS 6000 launch.

•	The increases in deferred revenues of $219.3 million and $401.0 million during fiscal 2009 and 2008, respectively, were primarily due to increased service contract and software entitlement and maintenance contract sales, partially offset by the recognition of previously deferred revenues. An increase in deferred revenue of $421.3 million in fiscal 2007 was due to larger installed base renewals for service contracts and software entitlement and maintenance contracts, upgrades and an increased number of new enterprise customers purchasing software entitlement and maintenance contracts.

•	The decrease in accounts payable of $27.0 million during fiscal 2009 was due to timing of payment activities. The increase in accounts payable of $20.0 million and $36.6 million in fiscal 2008 and 2007, respectively, was primarily attributable to elevated purchasing activity required to support our business growth and facilities expansion projects.
•	The accrual for the GSA settlement of $128.7 million in fiscal 2009 consisted of the unpaid liability related to that matter.
•	The increase in accrued compensation and related benefits of $12.9 million, $18.8 million and $43.6 million in fiscal 2009, 2008 and 2007, respectively, reflected increased headcount and the timing of payroll accruals versus payments.
     Other changes in prepaid expenses, other accrued liabilities, income taxes payable, and other liabilities balances were due to timing of payments versus recognition of assets or liabilities. We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, the rate at which products are shipped during the quarter (which we refer to as shipment linearity), accounts receivable collections, inventory and supply chain management, excess tax benefits from stock-based compensation, and the timing and amount of tax and other payments.
     Cash Flows from Investing Activities
     Capital expenditures for fiscal 2009 were $289.7 million as compared to $188.3 million and $165.8 million in fiscal 2008 and 2007, respectively. We used $116.8 million in fiscal 2009 and received $376.4 million and $187.9 million in fiscal 2008 and 2007, respectively, for net purchases and redemptions of short-term investments, and restricted investments. During fiscal 2009, we reclassified $598.0 million of cash equivalents relating to the Primary Fund to short-term investments. In fiscal 2009, 2008 and 2007, we received $1.1 million, $19.2 million and $2.8 million, respectively, from the sale of nonmarketable and marketable securities. In fiscal 2009, 2008 and 2007, we also used $0.3 million, $4.2 million and $1.6 million for purchases of nonmarketable and marketable securities. In fiscal 2008, we acquired Onaro, Inc. and remitted total cash payments including related transaction costs totaling $99.6 million and received $0.2 million escrow related to our Topio acquisition. In fiscal 2007, we acquired Topio, Inc. and remitted total cash payments including related transaction costs totaling $131.2 million. In fiscal 2007, we received $23.9 million in cash in connection with the sale of certain assets to Blue Coat.
     Cash Flows from Financing Activities
     We received $696.6 million in fiscal 2009 and used $662.4 million and $747.3 million in fiscal 2008 and 2007, respectively from financing activities. During fiscal 2009, 2008 and 2007, we made repayments of $172.6 million, $231.5 million and $214.9 million, respectively, in connection with our Secured Credit Agreement and the Term Loan. We repurchased 17.0 million, 32.8 million and 22.6 million shares of common stock for a total of $400.0 million, $903.7 million and $805.7 million in fiscal 2009, 2008 and 2007, respectively. Proceeds from employee stock option exercises and employee stock purchases were $91.0 million, $114.7 million and $215.5 million in fiscal 2009, 2008 and 2007, respectively. Tax benefits, related to tax deductions in excess of stock-based compensation expense recognized, of $36.7 million, $45.4 million and $63.2 million for 2009, 2008 and 2007, respectively. During fiscal 2009, 2008 and 2007, we withheld shares with an aggregate value of $5.1 million, $6.0 million and $5.3 million, respectively, in connection with the vesting of certain employees’ restricted stock units for purposes of satisfying those employees’ federal, state, and local withholding tax obligations. In addition, during fiscal 2009, we issued $1.265 billion of convertible notes and paid financing costs of $26.6 million. We also received proceeds of $163.1 million for sale of common stock warrants, and paid $254.9 million for purchase of Note Hedges. During fiscal 2008, we borrowed $318.8 million through a Secured Credit Agreement.
     Net proceeds from the issuance of common stock related to employee participation in employee stock programs have historically been a significant component of our liquidity. The extent to which our employees participate in these programs generally increases or decreases based upon changes in the market price of our common stock. As a result, our cash flow resulting from the issuance of common stock in connection with employee participation in employee stock programs and related tax benefits will vary.
     Stock Repurchase Program
     At April 24, 2009, $1,096.3 million remained available for future repurchases under plans approved as of that date. The stock repurchase program may be suspended or discontinued at any time.

     Convertible Notes
     In June 2008, we issued $1.265 billion of 1.75% Convertible Senior Notes due 2013 and concurrently entered into Note Hedges and separate warrant transactions. See Note 4, “Convertible Notes and Credit Facilities” of the consolidated financial statements. The Notes will mature on June 1, 2013, unless earlier repurchased or converted. As of April 24, 2009, the Notes have not been repurchased or converted. We also have not received any shares under the Note Hedges or delivered cash or shares under the Warrants.
     Credit Facilities
     As of April 24, 2009, we have an unsecured revolving credit facility totaling $250.0 million, of which $0.6 million has been allocated as of April 24, 2009 to support certain of our outstanding letters of credit (See Note 4 of the consolidated financial statements.)
     This credit facility requires us to maintain specified financial covenants, with which we were in compliance as of April 24, 2009. Such specified financial covenants include a maximum ratio of Total Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and a minimum amount of Unencumbered Cash and Short-Term Investments. Our failure to comply with these financial covenants could result in a default under the credit facilities, which would give the counterparties thereto the ability to exercise certain rights, including the right to accelerate the amounts outstanding thereunder and to terminate the facility. We were in compliance with all of our financial covenants at April 24, 2009.
     Contractual Obligations
     The following summarizes our contractual obligations at April 24, 2009 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	2010	2011	2012	2013	2014	Thereafter	Total
	(In millions)
Contractual Obligations:
Office operating lease payments(1)	$28.5	$24.2	$18.3	$15.1	$12.7	$30.2	$129.0
Real estate lease payments(2)	3.9	3.9	3.9	129.4	—	—	141.1
Equipment operating lease payments(3)	19.1	11.1	3.4	1.2	—	—	34.8
Venture capital funding commitments(4)	0.2	0.1	—	—	—	—	0.3
Purchase commitments with contract manufacturers(5)	83.7	—	—	—	—	—	83.7
Capital expenditures(6)	6.5	—	—	—	—	—	6.5
Communications and maintenance(7)	25.0	14.5	3.6	0.4	—	—	43.5
1.75% Convertible notes(8)	22.1	22.1	22.1	22.1	1,276.1	—	1,364.5
Uncertain tax positions(9)	—	—	—	—	—	105.8	105.8

Total Contractual Cash Obligations	$189.0	$75.9	$51.3	$168.2	$1,288.8	$136.0	$1,909.2

	2010	2011	2012	2013	2014	Thereafter	Total
	(In millions)
Letters of credit(10)	$4.8	$0.2	$0.3	$0.1	$—	$0.5	$5.9

     For purposes of the above table, contractual obligations for the purchase of goods and services are defined as agreements that are enforceable, are legally binding on us, and subject us to penalties if we cancel the agreement. Some of the figures we include in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal or termination, anticipated actions by management and third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual future obligations may vary from those reflected in the table.

(1)	We enter into operating leases in the normal course of business. We lease sales offices, research and development facilities, and other property and equipment under operating leases throughout the United States and internationally, which expire on various dates through fiscal year 2019. Substantially all lease agreements have fixed payment terms based on the passage of time and contain payment escalation clauses. Some lease agreements provide us with the option to renew or terminate the associated lease. Our future operating lease obligations would change if we were to exercise these options and if we were to enter into additional operating lease agreements. In addition, facilities operating lease payments also include the leases that were impacted by the restructurings described in Note 13 of the consolidated financial statements.

(2)	Included in real estate lease payments pursuant to four financing arrangements with BNP Paribas LLC (“BNPPLC”) are (i) lease commitments of $3.9 million in each of the fiscal years 2010, 2011 and 2012; and $2.3 million in fiscal 2013, which are based on either the LIBOR rate at April 24, 2009 plus a spread or a fixed rate for terms of five years, and (ii) at the expiration or termination of the lease, a supplemental payment obligation equal to our minimum guarantee of $127.1 million in the event that we elect not to purchase or arrange for sale of the buildings. See Note 15 of the consolidated financial statements.

(3)	Equipment operating leases include servers and IT equipment used in our engineering labs and data centers.

(4)	Venture capital funding commitments include a quarterly committed management fee based on a percentage of our committed funding to be payable through June 2011.

(5)	Contract manufacturer commitments consist of obligations for on hand inventories and non-cancelable purchase order with our contract manufacturer. We record a liability for firm, noncancelable, and nonreturnable purchase commitments for quantities in excess of our future demand forecasts, which is consistent with the valuation of our excess and obsolete inventory. As of April 24, 2009, the liability for these purchase commitments in excess of future demand was approximate $3.2 million and is recorded in other current liabilities.

(6)	Capital expenditures include worldwide contractual commitments to purchase equipment and to construct building and leasehold improvements, which will be ultimately recorded as property and equipment.

(7)	Communication and maintenance represents payments we are required to make based on minimum volumes under certain communication contracts with major telecommunication companies as well as maintenance contracts with multiple vendors. Such obligations expire in September 2012.

(8)	Included in these amounts is the $1.265 billion 1.75% Notes due 2013 (see Note 4 of the consolidated financial statements). Estimated interest payments for the Notes are $99.6 million for fiscal 2009 through fiscal 2014.

(9)	As discussed in Note 6 to the consolidated financial statements, at April 24, 2009, our liability for uncertain tax positions was $105.8 million.

(10)	The amounts outstanding under these letters of credit relate to workers’ compensation, a customs guarantee, a corporate credit card program, foreign rent guarantees, and surety bonds, which were primarily related to self-insurance.
     We have commitments related to four lease arrangements with BNPPLC for approximately 564,274 square feet of office space for our headquarters in Sunnyvale, California. As of April 24, 2009, we have a leasing arrangements (“Leasing Arrangements 1”) which requires us to lease a portion of our land in Sunnyvale to BNPPLC for a period of 99 years and to lease approximately 190,000 square feet of space costing up to $48.5 million. As of April 24, 2009, we also have commitments relating to financing and operating leasing arrangements with BNPPLC (“Leasing Arrangements 2, 3, 4”) for land and approximately 374,274 square feet of buildings located in Sunnyvale, California, costing up to $101.1 million. Under these leasing arrangements, we began paying BNPPLC minimum lease payments, which vary based on LIBOR plus a spread or a fixed rate on the costs of the facilities on the respective lease commencement dates. We will make payments for each of the leases for a term of five years. We have the option to renew each of the leases for two consecutive five-year periods upon approval by BNPPLC. Upon expiration (or upon any earlier termination) of the lease terms, we must elect one of the following options: (i) purchase the buildings from BNPPLC at cost; (ii) if certain conditions are met, arrange for the sale of the buildings by BNPPLC to a third party for an amount equal to at least 85% of the costs (residual guarantee), and be liable for any deficiency between the net proceeds received from the third party and such amounts; or (iii) pay BNPPLC supplemental payments for an amount equal to at least 85% of the costs (residual guarantee), in which event we may recoup some or all of such payments by arranging for a sale of each or all buildings by BNPPLC during the ensuing two-year period. The following table summarizes the costs, the residual guarantee, the applicable LIBOR plus spread or fixed rate at April 24, 2009, and the date we began to make payments for each of our leasing arrangements:

			LIBOR
			Plus	Lease
Leasing		Residual	Spread or	Commencement
Arrangements	Cost	Guarantee	Fixed Rate	Date	Term
1	$48.5	$41.2	3.99%	January 2008	5 years
2	$80.0	$68.0	1.36%	December 2007	5 years
3	$10.5	$8.9	3.97%	December 2007	5 years
4	$10.6	$9.0	3.99%	December 2007	5 years
     All leases require us to maintain specified financial covenants with which we were in compliance as of April 24, 2009. Such specified financial covenants include a maximum ratio of Total Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and a minimum amount of Unencumbered Cash and Short-Term Investments. Our failure to comply with these financial covenants could result in a default under the leases which, subject to our right and ability to exercise our purchase option, would give BNPPLC the right to, among other things, (i) terminate our possession of the leased property and require us to pay lease termination damages and other amounts as set forth in the lease agreements, or (ii) exercise certain foreclosure remedies. If we were to exercise our purchase option, or be required to pay lease termination damages, these payments would significantly reduce our available liquidity, which could constrain our operating flexibility.
     We may from time to time terminate one or more of our leasing arrangements and repay amounts outstanding in order to meet our operating or other objectives. For example, on April 1, 2009, we terminated two leasing arrangement in connection with two buildings located in Sunnyvale, California and Research Triangle Park, North Carolina and repaid $119.3 million of the outstanding balance under the leasing arrangements. On December 1, 2008, we terminated a leasing arrangement in connection with a separate building located in Sunnyvale, California and repaid $8.1 million of the outstanding balance drawn under the construction allowance. As a result of these terminations, we are no longer contractually obligated to pay the lease payments for the lease periods and the residual guarantees.
     Legal Contingencies
     On September 5, 2007, we filed a patent infringement lawsuit in the Eastern District of Texas seeking compensatory damages and a permanent injunction against Sun Microsystems. On October 25, 2007, Sun Microsystems filed a counter claim against us in the Eastern District of Texas seeking compensatory damages and a permanent injunction. On October 29, 2007, Sun filed a second lawsuit against us in the Northern District of California asserting additional patents against us. The Texas court granted a joint motion to transfer the Texas lawsuit to the Northern District of California on November 26, 2007. On March 26, 2008, Sun filed a third lawsuit in federal court that extends the patent infringement charges to storage management technology we acquired in January 2008. The three lawsuits are currently in the discovery phase and no trial date has been set, so we are unable at this time to determine the likely outcome of these various patent litigations. In addition, as we are unable to reasonably estimate the amount or range of the potential settlement, no accrual has been recorded as of April 24, 2009.
     In April 2009, we entered into a settlement agreement with the United States of America, acting through the United States Department of Justice (“DOJ”) and on behalf of the General Services Administration (the “GSA”), under which we agreed to pay the United States $128.0 million, plus interest of $0.7 million, related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of GSA contracts between August 1997 and February 2005.
     In addition, we are subject to various legal proceedings and claims which have arisen or may arise in the normal course of business. While the outcome of these legal matters is currently not determinable, we do not believe that any current litigation or claims will have a material adverse effect on our business, cash flow, operating results, or financial condition.
     Off-Balance Sheet Arrangements
     During the ordinary course of business, we provide standby letters of credit or other guarantee instruments to third parties as required for certain transactions initiated either by us or our subsidiaries. As of April 24, 2009, our financial guarantees of $5.9 million that were not recorded on our balance sheet consisted of standby letters of credit related to workers’ compensation, a customs guarantee, a corporate credit card program, foreign rent guarantees and surety bonds, which were primarily related to self-insurance.

     We use derivative instruments to manage exposures to foreign currency risk. Our primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency. The program is not designated for trading or speculative purposes Currently, we do not enter into any foreign exchange forward contracts to hedge exposures related to firm commitments or nonmarketable investments. Our major foreign currency exchange exposures and related hedging programs are described below:
•	We utilize monthly foreign currency forward and options contracts to hedge exchange rate fluctuations related to certain foreign monetary assets and liabilities.

•	We use currency forward contracts to hedge exposures related to forecasted sales denominated in certain foreign currencies. These contracts are designated as cash flow hedges and in general closely match the underlying forecasted transactions in duration.
     As of April 24, 2009, our notional fair value of foreign exchange forward and foreign currency option contracts totaled $314.0 million. We do not believe that these derivatives present significant credit risks, because the counterparties to the derivatives consist of major financial institutions, and we manage the notional amount of contracts entered into with any one counterparty. We do not enter into derivative financial instruments for speculative or trading purposes. Other than the risk associated with the financial condition of the counterparties, our maximum exposure related to foreign currency forward and option contracts is limited to the premiums paid.
     We have entered into indemnification agreements with third parties in the ordinary course of business. Generally, these indemnification agreements require us to reimburse losses suffered by the third party due to various events, such as lawsuits arising from patent or copyright infringement. These indemnification obligations are considered off-balance sheet arrangements in accordance with FASB Interpretation 45, of FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”
     We have commitments related to four lease arrangements with BNPPLC for approximately 564,274 square feet of office space for our headquarters in Sunnyvale, California (as further described above under “Contractual Obligations”).
     We have evaluated our accounting for these leases under the provisions of FIN No. 46R and have determined the following:
•	BNPPLC is a leasing company for BNP Paribas in the United States. BNPPLC is not a “special purpose entity” organized for the sole purpose of facilitating the leases to us. The obligation to absorb expected losses and receive expected residual returns rests with the parent, BNP Paribas. Therefore, we are not the primary beneficiary of BNPPLC as we do not absorb the majority of BNPPLC’s expected losses or expected residual returns; and

•	BNPPLC has represented in the related closing agreements that the fair value of the property leased to us by BNPPLC is less than half of the total of the fair values of all assets of BNPPLC, excluding any assets of BNPPLC held within a silo. Further, the property leased to NetApp is not held within a silo. The definition of “held within a silo” means that BNPPLC has obtained funds equal to or in excess of 95% of the fair value of the leased asset to acquire or maintain its investment in such asset through nonrecourse financing or other contractual arrangements, the effect of which is to leave such asset (or proceeds thereof) as the only significant asset of BNPPLC at risk for the repayment of such funds.
     Accordingly, under the provisions of FIN No. 46R, we are not required to consolidate either the leasing entity or the specific assets that we lease under the BNPPLC lease. Our future minimum lease payments and residual guarantees under these real estate leases will amount to a total of $141.1 million as reported under our Note 15, “Commitments and Contingencies.”
     We also have operating leases for various facilities. Total rental expense for operating leases was $28.8 million for fiscal 2009, $29.6 million for fiscal 2008, and $24.0 million for fiscal 2007.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     We are exposed to market risk related to fluctuations in interest rates, market prices, and foreign currency exchange rates. We use certain derivative financial instruments to manage these risks. We do not use derivative financial instruments for speculative or trading purposes. All financial instruments are used in accordance with management-approved policies.

Market Risk and Market Interest Risk
     Investment and Interest Income — As of April 24, 2009, we had available-for-sale investments of $1,228.2 million. Our investment portfolio primarily consists of investments with original maturities at the date of purchase of greater than three months, which are classified as available-for-sale. These investments, consisting primarily of corporate bonds, corporate securities, U.S. government agency bonds, U.S. Treasuries, certificates of deposit, and money market funds, are subject to interest rate and interest income risk and will decrease in value if market interest rates increase. A hypothetical 10 percent increase in market interest rates from levels at April 24, 2009 would cause the fair value of these available-for-sale investments to decline by approximately $1.6 million. Because we have the ability to hold these investments until maturity, we would not expect any significant decline in value of our investments caused by market interest rate changes. Declines in interest rates over time will, however, reduce our interest income. We do not use derivative financial instruments in our investment portfolio.
     Our investment policy is to limit credit exposure through diversification and investment in highly rated securities. We further mitigate concentrations of credit risk in our investments by limiting our investments in the debt securities of a single issuer and by diversifying risk across geographies and type of issuer. We actively review, along with our investment advisors, current investment ratings, company specific events, and general economic conditions in managing our investments and in determining whether there is a significant decline in fair value that is other-than-temporary. As a result of the bankruptcy filing of Lehman Brothers, we recorded in fiscal 2009 an other-than-temporary impairment charge of $11.8 million on our corporate bonds related to investments in Lehman Brothers securities and approximately $9.3 million on our investments in the Reserve Primary Fund, which also held Lehman Brothers investments. We will continue to monitor and evaluate the accounting for our investment portfolio on a quarterly basis for additional other-than-temporary impairment charges. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund.
     We are also exposed to market risk relating to our auction rate securities due to uncertainties in the credit and capital markets. As of April 24, 2009, we determined there was a total decline in the fair value of our auction rate securities investments of approximately $8.8 million, of which we recorded temporary impairment charges of $7.0 million, offset by unrealized gains of $0.3 million, and $2.1 million was recognized as an other-than-temporary impairment charge. The fair value of our auction rate securities may change significantly due to events and conditions in the credit and capital markets. These securities/issuers could be subject to review for possible downgrade. Any downgrade in these credit ratings may result in an additional decline in the estimated fair value of our auction rate securities. Changes in the various assumptions used to value these securities and any increase in the markets’ perceived risk associated with such investments may also result in a decline in estimated fair value.
     If current market conditions deteriorate further, or the anticipated recovery in market values does not occur, we may be required to record additional unrealized losses in other comprehensive income (loss) or other-than-temporary impairment charges to earnings in future quarters. We intend and have the ability to hold these investments until the market recovers. We do not believe that the lack of liquidity relating to our portfolio investments will impact our ability to fund working capital needs, capital expenditures or other operating requirements. See Note 8, “Fair Value Measurement,” to the consolidated financial statements in Part II, Item 8; Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” in Part II, Item 7; and Risk Factors in Part I, Item 1A of this Annual Report on Form 10-K for a description of recent market events that may affect the value and liquidity of the investments in our portfolio that we held at April 24, 2009.
     Lease Commitments — As of April 24, 2009, one of our four lease arrangements with BNPPLC is based on a floating interest rate. The minimum lease payments will vary based on LIBOR plus a spread. All of our leases have a term of five years, and we have the option to renew these leases for two consecutive five-year periods upon approval by BNPPLC. A hypothetical 10 percent increase in market interest rate from the level at April 24, 2009 would increase our lease payments on this one floating lease arrangement under the initial five-year term by an immaterial amount. We do not currently hedge against market interest rate increases. As additional cash flow generated from operations is invested at current market rates, it will offer a natural hedge against interest rate risk from our lease commitments in the event of a significant change in market interest rate.
     Convertible Notes — In June 2008, we issued $1.265 billion principal amount of 1.75% Notes due 2013, of which $1.017 billion was allocated to debt and $0.248 billion was allocated to equity, (see Note 2 to the consolidated financial statements). Holders may convert their Notes prior to maturity upon the occurrence of certain circumstances. Upon conversion, we would pay the holder the cash value of the applicable number of shares of our common stock, up to the principal amount of the Note. Amounts in excess of the principal amount, if any, may be paid in cash or in stock at our option. Concurrent with the issuance of the Notes, we entered into convertible note hedge transactions and separately, warrant transactions, to reduce the potential dilution from the conversion of the Notes and to mitigate any negative effect such conversion may have on the price of our common stock.
     The fair value of our Notes is subject to interest rate risk, market risk and other factors due to the convertible feature. Generally, the fair value of Notes will increase as interest rates fall and/or our common stock price increases, and decrease as interest rates rise and/or our common stock price decreases. The interest and market value changes affect the fair value of our Notes, but do not impact our financial position, cash flows, or results of operations due to the fixed nature of the debt obligations. We do not carry the Notes at fair value, but present the fair value of the principal amount of our Notes for disclosure purposes. As of April 24, 2009, the principal amount of our Notes, which consists of the combined debt and equity components, was $1.265 billion, and the total estimated fair value of such was $1.143 billion based on the closing trading price of $90.38 per $100 of our Notes as of that date.
     Nonmarketable Securities — We have from time to time made cash investments in companies with distinctive technologies that are potentially strategically important to us. Our investments in nonmarketable securities would be negatively affected by an adverse change in equity market prices, although the impact cannot be directly quantified. Such a change, or any negative change in the financial performance or prospects of the companies whose nonmarketable securities we own, would harm the ability of these companies to raise additional capital and the likelihood of our being able to realize any gains or return of our investments through liquidity events such as initial public offerings, acquisitions, and private sales. These types of investments involve a high degree of risk, and there can be no assurance that any company we invest in will grow or be successful. We do not currently engage in any hedging activities to reduce or eliminate equity price risk with respect to such nonmarketable investments. Accordingly, we could lose all or part of these investments if there is an adverse change in the market price of a company we invest in. Our investments in nonmarketable securities had a carrying amount of $4.0 million as of April 24, 2009 and $11.2 million as of April 25, 2008. If we determine that an other-than-temporary decline in fair value exists for a nonmarketable equity security, we write down the investment to its fair value and record the related write-down as an investment loss in our Consolidated Statements of Operations. During fiscal 2009, we recorded net losses of $6.3 million for our investments in privately held companies.
Foreign Currency Exchange Rate Risk and Foreign Exchange Forward Contracts
     We hedge risks associated with foreign currency transactions to minimize the impact of changes in foreign currency exchange rates on earnings. We utilize forward and option contracts to hedge against the short-term impact of foreign currency fluctuations on certain assets and liabilities denominated in foreign currencies. All balance sheet hedges are marked to market through earnings every period. We also use foreign exchange forward contracts to hedge foreign currency forecasted transactions related to forecasted sales transactions. These derivatives are designated as cash flow hedges under SFAS No. 133. For cash flow hedges outstanding at April 24, 2009, the time-value component is recorded in earnings while all other gains or losses were included in other comprehensive income.
     We do not enter into foreign exchange contracts for speculative or trading purposes. In entering into forward and option foreign exchange contracts, we have assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. We attempt to limit our exposure to credit risk by executing foreign exchange contracts with creditworthy multinational commercial banks. All contracts have a maturity of less than one year.

Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
NetApp, Inc.
Sunnyvale, California
     We have audited the accompanying consolidated balance sheets of NetApp, Inc. and subsidiaries (collectively, the “Company”) as of April 24, 2009 and April 25, 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive income for each of the three years in the period ended April 24, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NetApp, Inc. and subsidiaries as of April 24, 2009 and April 25, 2008, and the results of their operations and their cash flows for each of the three years in the period ended April 24, 2009, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the consolidated financial statements, in the year ended April 25, 2008, the Company changed its method of measuring and recognizing tax benefits associated with uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. In addition, as discussed in Notes 2 and 4 to the consolidated financial statements, on April 25, 2009, the Company changed its method of accounting for convertible debt instruments in accordance with FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) and accordingly retrospectively adjusted the accompanying consolidated financial statements as of April 24, 2009 and for the year then ended for the changes required by this statement.
/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 16, 2009 (September 30, 2009 as to the effects of the retrospective adoption of FSP APB 14-1 as disclosed in Notes 2 and 4)

NETAPP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 24, 2009	April 25, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,494,153	$936,479
Short-term investments	1,110,053	227,911
Accounts receivable, net of allowances of $3,068 at April 24, 2009, and $2,439 at April 25, 2008	446,537	582,110
Inventories	61,104	70,222
Prepaid expenses and other assets	119,887	123,514
Short-term deferred income taxes	207,050	127,197

Total current assets	3,438,784	2,067,433
Property and Equipment, Net	807,923	693,792
Goodwill	680,986	680,054
Intangible Assets, Net	45,744	90,075
Long-Term Investments and Restricted Cash	127,317	331,105
Long-Term Deferred Income Taxes and Other Assets	283,625	208,529

	$5,384,379	$4,070,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$137,826	$178,233
Accrued compensation and related benefits	204,168	202,929
Other accrued liabilities	190,315	154,331
Accrual for GSA settlement	128,715	—
Income taxes payable	4,732	6,245
Deferred revenue	1,013,569	872,364

Total current liabilities	1,679,325	1,414,102
Revolving Credit Facilities	—	172,600
1.75% Convertible Senior Notes Due 2013	1,054,717	—
Other Long-Term Obligations	164,499	146,058
Long-Term Deferred Revenue	701,649	637,889

	3,600,190	2,370,649

Commitments and Contingencies (Note 14)

Stockholders’ Equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; shares outstanding: none in 2009 and 2008	—	—
Common stock, $0.001 par value; 885,000 shares authorized; 436,565 shares issued at April 24, 2009, and 429,080 shares issued at April 25, 2008	437	429
Additional paid-in capital	3,115,796	2,690,629
Treasury stock at cost (104,325 shares at April 24, 2009, and 87,365 shares at April 25, 2008)	(2,927,376)	(2,527,395)
Retained earnings	1,600,490	1,535,903
Accumulated other comprehensive income (loss)	(5,158)	773

Total stockholders’ equity	1,784,189	1,700,339

	$5,384,379	$4,070,988

See notes to consolidated financial statements.

NETAPP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended
	April 24, 2009	April 25, 2008	April 27, 2007
Revenues:
Product	$2,152,657	$2,242,474	$2,085,898
Software entitlements and maintenance	618,352	486,896	341,258
Service	764,099	573,797	377,126
GSA settlement	(128,715)	—	—

Net revenues	3,406,393	3,303,167	2,804,282

Cost of Revenues:
Cost of product	1,007,642	938,431	838,010
Cost of software entitlements and maintenance	9,179	8,572	10,210
Cost of service	399,657	342,788	251,562

Total cost of revenues	1,416,478	1,289,791	1,099,782

Gross margin	1,989,915	2,013,376	1,704,500

Operating Expenses:
Sales and marketing	1,186,141	1,075,588	895,813
Research and development	498,495	452,205	385,357
General and administrative	203,698	171,536	147,501
Restructuring and other charges (recoveries)	54,406	447	(74)
Gain on sale of assets	—	—	(25,339)

Total operating expenses	1,942,740	1,699,776	1,403,258

Income from Operations	47,175	313,600	301,242

Other Income (Expenses), Net:
Interest income	57,610	64,610	68,837
Interest expense	(63,430)	(7,990)	(11,642)
Gain (loss) on investments, net	(29,571)	12,614	(1,538)
Other income (expense), net	(3,520)	(135)	2,829

Total other income (expense), net	(38,911)	69,099	58,486

Income Before Income Taxes	8,264	382,699	359,728
Provision (Benefit) for Income Taxes	(56,323)	72,961	61,993

Net Income	$64,587	$309,738	$297,735

Net Income per Share:
Basic	$0.20	$0.88	$0.80

Diluted	$0.19	$0.86	$0.77

Shares Used in Net Income per Share Calculations:
Basic	330,279	351,676	371,204

Diluted	334,575	361,090	388,454

See notes to consolidated financial statements.

NETAPP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	April 24, 2009	April 25, 2008	April 27, 2007

Cash Flows from Operating Activities:
Net income	$64,587	$309,738	$297,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	170,538	144,184	110,833
Accretion of discount and issue costs on notes	40,989	—	—
Stock-based compensation	140,754	147,964	163,033
Impairment loss (gain) of investments	20,273	(12,614)	1,538
Gain on sale of assets	—	—	(25,339)
Asset impairment and write-offs	31,573	1,841	773
Allowance for doubtful accounts	1,146	818	928
Deferred income taxes	(124,568)	(53,031)	(145,989)
Deferred rent	4,789	3,912	1,033
Tax benefit from stock-based compensation	45,445	48,195	175,036
Excess tax benefit from stock-based compensation	(36,702)	(45,391)	(63,159)
Changes in assets and liabilities:
Accounts receivable	128,692	(27,741)	(175,231)
Inventories	9,126	(15,382)	9,908
Prepaid expenses and other assets	(828)	(7,549)	(6,366)
Accounts payable	(26,969)	20,031	36,589
Accrued compensation and related benefits	12,874	18,754	43,612
Other accrued liabilities	50,295	3,974	16,903
Accrual for GSA settlement	128,715	—	—
Income taxes payable	(1,443)	(47,300)	1,556
Long term other liabilities	10,643	117,469	(265)
Deferred revenue	219,301	401,014	421,328

Net cash provided by operating activities	889,230	1,008,886	864,456

Cash Flows from Investing Activities:
Purchases of investments	(1,152,505)	(1,053,450)	(2,630,350)
Redemptions of investments	1,035,722	1,429,899	2,818,207
Reclassification from cash and cash equivalents to short-term investments	(597,974)	—	—
Change in restricted cash	336	(793)	290
Proceeds from sale of assets	—	—	23,914
Proceeds from sale of nonmarketable and marketable securities	1,057	19,154	2,813
Purchases of nonmarketable securities	(300)	(4,235)	(1,583)
Purchases of property and equipment	(289,657)	(188,280)	(165,828)
Purchase of businesses, net of cash acquired	—	(99,390)	(131,241)

Net cash provided by (used in) investing activities	(1,003,321)	102,905	(83,778)

Cash Flows from Financing Activities:
Proceeds from sale of common stock related to employee stock transactions	91,014	114,697	215,453
Tax withholding payments reimbursed by restricted stock	(5,115)	(6,020)	(5,272)
Excess tax benefit from stock-based compensation	36,702	45,391	63,159
Proceeds from revolving credit facility	—	318,754	—
Proceeds from issuance of convertible notes	1,265,000	—	—
Payment of financing costs	(26,581)	—	—
Sale of common stock warrants	163,059	—	—
Purchase of note hedges	(254,898)	—	—
Repayment of revolving credit facility and debt	(172,600)	(231,510)	(214,890)
Repurchases of common stock	(399,981)	(903,704)	(805,708)

Net cash provided by (used in) financing activities	696,600	(662,392)	(747,258)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(24,835)	(1,999)	(5,597)
Net Increase in Cash and Cash Equivalents	557,674	447,400	27,823
Cash and Cash Equivalents:
Beginning of period	936,479	489,079	461,256

End of period	$1,494,153	$936,479	$489,079

See notes to consolidated financial statements.

NETAPP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

	Common Stock			Treasury Stock				Accumulated
			Additional			Deferred		Other
			Paid-in		Treasury	Stock	Retained	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Compensation	Earnings	Income (Loss)	Total
Balances, April 30, 2006	407,994	$408	$1,872,962	(31,996)	$(817,983)	$(49,266)	$928,430	$(11,098)	$1,923,453
Components of comprehensive income:
Net income	—	—	—	—	—	—	297,735	—	297,735
Currency translation adjustment	—	—	—	—	—	—	—	2,954	2,954
Unrealized gain on investments, net	—	—	—	—	—	—	—	15,183	15,183
Unrealized gain on derivatives	—	—	—	—	—	—	—	(1,537)	(1,537)

Total comprehensive income									314,335
Issuance of common stock related to employee transactions	13,308	14	215,439	—	—	—	—	—	215,453
Restricted stock awards issued	125	—	—	—	—	—	—	—	—
Restricted stock awards cancelled	(5)	—	—	—	—	—	—	—	—
Restricted stock units vested	43	—	—	—	—	—	—	—	—
Decru NQ auto exercises	233	—	—	—	—	—	—	—	—
Restricted stock units exercises	75	—	—	—	—	—	—	—	—
Restricted stock withheld for taxes	(150)	—	(5,272)	—	—	—	—	—	(5,272)
Repurchase of common stock	—	—	—	(22,597)	(805,708)	—	—	—	(805,708)
Repurchase of restricted stock - Decru	—	—	(1)	—	—	—	—	—	(1)
Assumption of options in connection with acquisition of Topio	—	—	8,369	—	—	—	—	—	8,369
Deferred stock compensation	—	—	(49,266)	—	—	49,266	—	—	—
Stock compensation expense - employee	—	—	163,356	—	—	—	—	—	163,356
Income tax benefit from employee stock transactions	—	—	175,036	—	—	—	—	—	175,036

Balances, April 27, 2007	421,623	$422	$2,380,623	(54,593)	$(1,623,691)	$—	$1,226,165	$5,502	$1,989,021
Components of comprehensive income:
Net income	—	—	—	—	—	—	309,738		309,738
Currency translation adjustment	—	—	—	—	—	—	—	1,111	1,111
Unrealized gain on investments, net	—	—	—	—	—	—	—	(7,786)	(7,786)
Unrealized gain on derivatives	—	—	—	—	—	—	—	1,946	1,946

Total comprehensive income	—	—	—	—	—	—	—	—	305,009
Issuance of common stock related to employee transactions	7,711	7	114,695	—	—	—	—	—	114,702
Restricted stock awards issued	—	—	—	—	—	—	—	—	—
Restricted stock awards cancelled	—	—	—	—	—	—	—	—	—
Restricted stock units vested	—	—	—	—	—	—	—	—	—
Decru NQ auto exercises	—	—	—	—	—	—	—	—	—
Spinnaker restricted stock units exercises	—	—	—	—	—	—	—	—	—
Restricted stock units exercises	—	—	—	—	—	—	—	—	—
Restricted stock withheld for taxes	(196)	—	(6,020)	—	—	—	—	—	(6,020)
Repurchase of common stock	—	—	—	(32,772)	(903,704)	—	—	—	(903,704)
Repurchase of restricted stock & RSA	(58)	—	(5)	—	—	—	—	—	(5)
Stock compensation expense - employee	—	—	147,924	—	—	—	—	—	147,924
Assumption of options in connection with acquisition of Onaro	—	—	5,217	—	—	—	—	—	5,217
Income tax benefit from employee stock transactions	—	—	48,195	—	—	—	—	—	48,195

Balances, April 25, 2008	429,080	$429	$2,690,629	(87,365)	$(2,527,395)	$—	$1,535,903	$773	$1,700,339
Components of comprehensive income:
Net income	—	—	—	—	—	—	64,587	—	64,587
Currency translation adjustment	—	—	—	—	—	—	—	(4,764)	(4,764)
Unrealized gain on investments, net	—	—	—	—	—	—	—	(1,986)	(1,986)
Unrealized gain on derivatives	—	—	—	—	—	—	—	819	819

Total comprehensive income	—	—	—	—	—	—	—	—	58,656
Issuance of common stock related to employee transactions	7,770	8	91,006	—	—	—	—	—	91,014
Restricted stock withheld for taxes	(279)	—	(5,115)	—	—	—	—	—	(5,115)
Repurchase of common stock	—	—	—	(16,960)	(399,981)	—	—	—	(399,981)
Repurchase of restricted stock & RSA	(6)	—	—	—	—	—	—	—	—
Purchase of Note Hedges	—	—	(254,898)	—	—	—	—	—	(254,898)
Sale of common stock warrants	—	—	163,059	—	—	—	—	—	163,059
Equity component of convertible notes	—	—	248,038	—	—	—	—	—	248,038
Issuance costs related to equity component of convertible notes	—	—	(5,212)	—	—	—	—	—	(5,212)
Net tax effect of issuance costs related to convertible notes	—	—	2,083	—	—	—	—	—	2,083
Stock compensation expense - employee	—	—	140,761	—	—	—	—	—	140,761
Income tax benefit from employee stock transactions	—	—	45,445	—	—	—	—	—	45,445

Balances, April 24, 2009	436,565	$437	$3,115,796	(104,325)	$(2,927,376)	$—	$1,600,490	$(5,158)	$1,784,189

See notes to consolidated financial statements.

NETAPP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar and share amounts in thousands, except per-share amounts)
1. The Company
     Based in Sunnyvale, California, NetApp, Inc. (“we” or “the Company”) was incorporated in California in April 1992 and reincorporated in Delaware in November 2001; in March 2008, the Company changed its name from Network Appliance, Inc. to NetApp, Inc. The Company is a supplier of enterprise storage and data management software and hardware products and services. Our solutions help global enterprises meet major information technology challenges such as managing storage growth, assuring secure and timely information access, protecting data and controlling costs by providing innovative solutions that simplify the complexity associated with managing corporate data.
2. Significant Accounting Policies
     Fiscal Year — We operate on a 52-week or 53-week year ending on the last Friday in April. Fiscal 2009, 2008 and 2007 were all 52-week fiscal years.
     Basis of Presentation — The consolidated financial statements include the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.
     Retrospective Application of Accounting Standard to Previously Issued Financial Statements—In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position Accounting Principles Board No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB No. 14-1”), which requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate. FSP APB 14-1 applies to the $1,265,000 aggregate principal amount of 1.75% Convertible Senior Notes (the “Notes”.) (See Note 4 –“Convertible Notes and Credit Facilities”.) FSP APB 14-1 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and is applied retrospectively. The Company adopted FSP APB 14-1 on April 25, 2009, which is reflected on a retrospective basis as of April 24, 2009 and for the fiscal year then ended. The information contained in the consolidated financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after June 17, 2009, the original filing date of our Fiscal 2009 Form 10-K, or modify or update those disclosures that may have been effected by subsequent events.
     The adoption of FSP APB No. 14-1 impacted the accounting for our Notes by requiring the initial proceeds to be allocated between a liability and an equity component, if appropriate, based on the fair value of the debt component as of the issuance date. The initial debt component of the Notes is based on the contractual cash flows discounted at an appropriate comparable market non-convertible debt borrowing rate at the date of issuance, with the equity component representing the residual amount of the proceeds. The debt discount and the issuance costs allocated to the debt component are amortized as additional interest expense over the term of the Notes using the effective interest method.
     Upon the adoption of FSP APB No. 14-1, we also recorded adjustments to income taxes to reflect the impact of the foregoing adjustments.
     The following financial statement line items as of April 24, 2009 and for the year then ended were impacted by the adoption of FSP APB No. 14-1:

	Year Ended April 24, 2009
	As Previously Reported	As Adjusted
Consolidated Statements of Operations:
Interest expense	$(26,865)	$(63,430)
Provision for income taxes	(41,716)	(56,323)
Net income	86,545	64,587
Net income per share – basic	$0.26	$0.20
Net income per share – diluted	$0.26	$0.19

	As of April 24, 2009
	As Previously Reported	As Adjusted
Consolidated Balance Sheets:
Long-term deferred income taxes & other assets	$372,065	$283,625
1.75% Convertible Senior Notes Due 2013	1,265,000	1,054,717
Additional paid-in capital	2,971,995	3,115,796
Retained earnings	1,622,448	1,600,490
     In addition, the adoption of FSP APB No. 14-1 resulted in changes to our consolidated statements of cash flows and consolidated statements of stockholders’ equity for the year ended April 24, 2009 and to Notes 2, 4, 6, 7 and 16.
     Reclassification — In the first quarter of fiscal 2009, we implemented a change in the reporting of warranty costs and reported these costs in cost of product revenues. These costs, which were included in cost of service revenues in previous periods, amounted to $26,997 and $22,082 for fiscal years 2008 and 2007, respectively, and have been reclassified on the accompanying financial statements to conform to current year classification. This change had no effect on the reported amounts of total costs of revenues, total gross margin, net income or cash flow from operations for any period presented.
     Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, revenue recognition and allowances; allowance for doubtful accounts; valuation of goodwill and intangibles; fair value of derivative instruments and related hedged items; accounting for income taxes; inventory valuation and contractual commitments; restructuring accruals; warranty reserve; impairment losses on investments; fair value of options granted under our stock-based compensation plans; and loss contingencies. Actual results could differ from those estimates.
     Concentration of Credit Risk — Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments, foreign exchange contracts and accounts receivable. Cash equivalents and short-term investments consist primarily of corporate bonds, U.S. government agency securities, and money market funds, all of which are considered high investment grade. Our policy is to limit the amount of credit exposure through diversification and investment in highly rated securities. We further mitigate concentrations of credit risk in our investments by limiting our investments in the debt securities of a single issuer and by diversifying risk across geographies and type of issuer.
     Our long term investments, including the Primary Fund and auction rate securities have been and will continue to be exposed to market risk due to uncertainties in the credit and capital markets. In fiscal 2009, we recorded an other-than-temporary impairment charge to earnings of $23,251 related to auction rate securities, Lehman Brothers corporate bonds and the Primary Fund that held Lehman Brothers investments.
     In entering into forward foreign exchange contracts, we have assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The counterparties to these contracts are major multinational commercial banks, and we do not expect any losses as a result of counterparty defaults.
     We sell our products primarily to large organizations in different industries and geographies. We do not require collateral or other security to support accounts receivable. In addition, we maintain an allowance for potential credit losses. To reduce credit risk, we perform ongoing credit evaluations on our customers’ financial condition. We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information and, to date, such losses have been within management’s expectations. No customer represented more than 10% of accounts receivables in fiscal 2009, 2008 and 2007. Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers who are dispersed across many geographic regions.

     Risk and Uncertainties — There are no concentrations of business transacted with a particular market that would severely impact our business in the near term. However, we currently rely on a limited number of suppliers for certain key components and a few key contract manufacturers to manufacture most of our products; any disruption or termination of these arrangements could materially adversely affect our operating results.
     Comprehensive Income (Loss) — Comprehensive income (loss) is defined as the change in equity during a period from nonowner sources. Comprehensive income consists of net income and other comprehensive income (loss), which is a separate component of stockholders’ equity. Other comprehensive income (loss) includes foreign currency translation adjustments, unrealized gain, and losses on derivatives and unrealized gains and losses on our available-for-sale securities, which includes a temporary impairment charge of $7,037 and $3,500 in fiscal 2009 and 2008, respectively, associated with our auction rate securities. Refer to Note 3 for further discussion regarding this unrealized loss.
     Other comprehensive income (loss) for fiscal years 2009, 2008 and 2007 has been disclosed within the consolidated statement of stockholders’ equity and comprehensive income.
     The components of accumulated other comprehensive income (loss) at the end of each fiscal year, were as follows (net of related tax effects):

	2009	2008	2007
Accumulated translation adjustments	$(332)	$4,432	$3,321
Accumulated unrealized gain (loss) on available-for-sale investments	(4,303)	(2,317)	5,469
Accumulated unrealized loss on derivatives	(523)	(1,342)	(3,288)

Total accumulated other comprehensive income (loss)	$(5,158)	$773	$5,502

     Cash and Cash Equivalents — We consider all highly liquid debt investments with original maturities of three months or less at time of purchase to be cash equivalents.
     Marketable Securities — As of April 24, 2009 and April 25, 2008, our short-term and long-term investments in marketable securities have been classified as “available-for-sale” and are carried at fair value. Available-for-sale investments with original maturities of greater than three months at the date of purchases are classified as short-term investments as these investments generally consist of highly marketable securities that are intended to be available to meet current cash requirements. Currently, all marketable securities held by us are classified as available-for-sale and our entire auction rate securities (ARS) portfolio and our investment in the Reserve Primary Fund (“Primary Fund”) are classified as long-term investments.
     Our ARS are securities with long-term nominal maturities which, in accordance with investment policy guidelines, had credit ratings of AAA and Aaa at the time of purchase. During the fourth quarter of fiscal 2008, we reclassified all of our investments in ARS from short-term investments to long-term investments as we believed our ability to liquidate these investments in the next twelve months was uncertain. Based on an analysis of the fair value and marketability of these investments, we recorded temporary impairment charges of approximately $7,037 during fiscal 2009, partially offset by $296 in unrealized gains within other comprehensive income (loss). During fiscal 2009, we recorded an other-than-temporary impairment loss of $2,122 due to a significant decline in the estimated fair values of certain of our ARS related to credit quality risk and rating downgrades.
     As a result of the bankruptcy filing of Lehman Brothers, which occurred during fiscal 2009, we recorded an other-than-temporary impairment charge of $11,831 on our corporate bonds related to investments in Lehman Brothers securities and approximately $9,298 on our investments in the Primary Fund that held Lehman Brothers investments. As of April 24, 2009, we have an investment in the Primary Fund, an AAA-rated money market fund at the time of purchase, with a par value of $60,928 and an estimated fair value of $51,630, which suspended redemptions in September 2008 and is in the process of liquidating its portfolio of investments. On December 3, 2008, it announced a plan for liquidation and distribution of assets that includes the establishment of a special reserve to be set aside out of its assets for pending or threatened claims, as well as anticipated costs and expenses, including related legal and accounting fees. On February 26, 2009, the Primary Fund announced a plan to set aside $3,500,000 of the fund’s remaining assets as the “special reserve” which may be increased or decreased as further information becomes available. Our pro rata share of the $3,500,000 special reserve is approximately $41,455. The Primary Fund announced plans to continue to make periodic distributions, up to the amount of the special reserve, on a pro-rata basis. The Primary Fund has received an United States Security Exchange Commission order providing that the SEC will supervise the distribution of assets from the Primary Fund. We could realize additional losses in our holdings of the Primary Fund and may not receive all or a portion of our remaining balance in the Primary Fund as a result of market conditions and ongoing litigation against the fund.
     During fiscal 2008 and 2007, recognized gains and losses on available-for-sale investments were not material. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates the classification at each reporting date. The fair value of our marketable securities, including those included in long-term investments, was $1,228,220 and $543,226 as of April 24, 2009 and April 25, 2008, respectively.
     Investments in Nonpublic Companies — We have certain investments in nonpublicly- traded companies in which we have less than 20% of the voting rights and in which we do not exercise significant influence and accordingly, we account for these investments under the cost method. As of April 24, 2009 and April 25, 2008, $3,969 and $11,169 of these investments are included in long-term investments on the accompanying balance sheet. We perform periodic reviews of our investments for impairment. During fiscal 2009, we recorded a loss of $6,320 related to our investments in privately held companies.
     Other-than-temporary Impairment — All of our available-for-sale investments and nonmarketable equity securities are subject to a periodic impairment review. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. This determination requires significant judgment. For publicly traded investments, impairment is determined based upon the specific facts and circumstances present at the time, including factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below our carrying value, the extent to which fair value was below cost, and our ability and intent to hold investments for a period of time sufficient to allow for anticipated recovery in value. If an investment’s decline in fair value, caused by factors other than changes in interest rates, is deemed to be other-than-temporary, we reduce its carrying value to its estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred. For long-term investments, such as auction rate securities, impairment is determined based on fair value and marketability of these investments. The valuation models we used to estimate fair value included numerous assumptions such as assessments of the underlying structure of each security, expected cash flows, discount rates, credit ratings, workout periods, and overall capital market liquidity. For nonmarketable equity securities, the impairment analysis requires the identification of events or circumstances that would likely have a significant adverse effect on the fair value of the investment, including revenue and earnings trends, overall business prospects, dilution of valuation due to new financing, limited capital resources, limited prospects of receiving additional financing, limited prospects for liquidity of the related securities and general market conditions in the investees’ industry.
     Inventories — Inventories are stated at the lower of cost or market, which approximates actual cost on a first-in, first out basis. We write down inventory and record purchase commitment liabilities for excess and obsolete inventory equal to the difference between the cost of inventory and the estimated fair value based upon assumptions about future demand and market conditions.
     Property and Equipment — Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The land at our Sunnyvale, California headquarters site and at Research Triangle Park, North Carolina, is not depreciated. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Buildings and building improvements are amortized over the estimated lives of the assets, which range from 10 to 40 years. Construction in progress will be amortized over the estimated useful lives of the respective assets when they are ready for their intended use.
     We review the carrying values of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recovered through expected future cash flows from its use and eventual disposition. The amount of impairment loss, if any, is measured as the difference between the net book value and the estimated fair value of the asset.
     Goodwill and Purchased Intangible Assets — Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of net tangible and intangible assets acquired. Acquisition-related intangible assets are amortized on a straight-line basis over their economic lives of five years for patents, four to five years for existing technology, 18 months to eight years for customer relationships and two to seven years for trademarks and tradenames as we believe this method would most closely reflect the pattern in which the economic benefits of the assets will be consumed.
     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”) goodwill is measured and tested on an annual basis in the fourth quarter of our fiscal year or more frequently if we believe indicators of impairment exist. Triggering events for impairment reviews may be indicators such as adverse industry or economic trends, restructuring actions, lower projections of profitability, or a sustained decline in our market capitalization. The performance of the test involves a two-step process. The first step requires comparing the fair value of the reporting unit to its net book value, including goodwill. We have one reporting unit, the fair value of which is determined to equal our market capitalization as determined through quoted market prices. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves determining the difference between the fair value of the reporting unit’s net assets other than goodwill to the fair value of the reporting unit and if the difference is less than the net book value of goodwill an impairment exists and is recorded. We have not been required to perform this second step of the process since its adoption of SFAS No. 142 because the fair value of the reporting unit has exceeded the net book value at every measurement date.
     Long-Lived Assets — We account for long-lived assets, including other purchased intangible assets acquired in business combinations, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (“SFAS No. 144”), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment, such as reductions in demand, lower projections of profitability, significant changes in the manner of our use of acquired assets, or significant negative industry or economic trends are present. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using: (i) quoted market prices and/or (ii) discounted expected future cash flows utilizing a discount rate consistent with the guidance provided in FASB Concepts Statement No. 7, “Using Cash Flow Information and Present Value in Accounting Measurements”. Impairment is based on the excess of the carrying amount over the fair value of those assets. We estimate regarding future anticipated net revenue and cash flows, the remaining economic life of the products and technologies, or both, may differ from those used to assess the recoverability of assets. In that event, impairment charges or shortened useful lives of certain long-lived assets may be required, resulting in a reduction in net income or an increase to net loss in the period when such determinations are made. Due to the recent negative economic trends, we tested our long-lived assets for impairment as of April 24, 2009 and determined they were not impaired, except for an impairment charge of intangibles of $14,917 in fiscal 2009 related to our decision to cease development and availability of a certain product.
     Revenue Recognition — We apply the provisions of Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” and related interpretations to our product sales, both hardware and software, because our software is essential to the performance of our hardware. We recognize revenue when:
•	Persuasive evidence of an arrangement exists: It is our customary practice to have a purchase order and/or contract prior to recognizing revenue on an arrangement from our end users, customers, value-added resellers, or distributors.
•	Delivery has occurred: Our product is physically delivered to our customers, generally with standard transfer terms such as FOB origin. We typically do not allow for restocking rights with any of our value- added resellers or distributors. Products shipped with acceptance criteria or return rights are not recognized as revenue until all criteria are achieved. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.
•	The fee is fixed or determinable: Arrangements with payment terms extending beyond our standard terms, conditions, and practices are not considered to be fixed or determinable. Revenue from such arrangements is recognized as the fees become due and payable. We typically do not allow for price-protection rights with any of our value-added resellers or distributors.
•	Collection is probable: Probability of collection is assessed on a customer-by-customer basis. Customers are subjected to a credit review process that evaluates the customers’ financial position and ultimately their ability to pay. If it is determined at the outset of an arrangement that collection is not probable based upon our review process, revenue is recognized upon cash receipt.
     Our multiple element arrangements include our systems and one or more of the following undelivered software-related elements: software entitlements and maintenance, premium hardware maintenance, and storage review services. Our software entitlements and maintenance entitle our customers to receive unspecified product upgrades and enhancements on a when-and-if-available basis, bug fixes, and patch releases. Premium hardware maintenance services include contracts for technical support and minimum response times. Revenues from software entitlements and maintenance, premium hardware maintenance services and storage review services are recognized ratably over the contractual term, generally from one to three years. We also offer extended service contracts (which extend our standard parts warranty and may include premium hardware maintenance) at the end of the warranty term; revenues from these contracts are recognized ratably over the contract term. We typically sell technical consulting services separately from any of our other revenue elements, either on a time and materials basis or for fixed price standard projects; we recognize revenue for these services as they are performed. Revenue from hardware installation services is recognized at the time of delivery and any remaining costs are accrued, as the remaining undelivered services are considered to be inconsequential and perfunctory. For arrangements with multiple elements, we recognize as revenue the difference between the total arrangement price and the greater of fair value or stated price for any undelivered elements (“the residual method”).
     For our undelivered software-related elements, we apply the provisions of SOP No. 97-2 and determine fair value of these undelivered elements based on vendor-specific objective evidence (“VSOE”), which for us consists of the prices charged when these services are sold separately either alone, in the case of software entitlements and maintenance, or as a bundled element which always includes software entitlements and maintenance and premium hardware maintenance, and may also include storage review services. To determine the fair value of these elements, we analyze both the selling prices when elements are sold separately as well as the concentrations of those prices. We believe those concentrations have been sufficient to enable us to establish VSOE of fair value for the undelivered elements. If VSOE cannot be obtained to establish fair value of the undelivered elements, paragraph 12 of SOP No. 97-2 would require that revenue from the entire arrangement be initially deferred and recognized ratably over the period these elements are delivered.
     For purposes of presentation in the statement of operations, once fair value has been determined for our undelivered bundled elements, we allocate revenue first to software entitlements and maintenance, based on VSOE of its fair value with the remainder allocated to other service revenues.
     We record reductions to revenue for estimated sales returns at the time of shipment. Sales returns are estimated based on historical sales returns, current trends, and our expectations regarding future experience. We monitor and analyze the accuracy of sales returns estimates by reviewing actual returns and adjust them for future expectations to determine the adequacy of our current and future reserve needs. If actual future returns and allowances differ from past experience, additional allowances may be required.
     We also maintain a separate allowance for doubtful accounts for estimated losses based on our assessment of the collectibility of specific customer accounts and the aging of our accounts receivable. We analyze accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of the allowance for doubtful accounts. Our allowance for doubtful accounts as of April 24, 2009 and April 25, 2008, was $3,068, and $2,439, respectively. If the financial condition of our customers deteriorates, resulting in an impairment of their ability to make payments, additional allowances may be required.
     Deferred Revenues — Deferred revenues consist primarily of amounts related to software entitlements and maintenance, service contracts and other service described in revenue recognition above.
     Software Development Costs — The costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed.” Because we believe our current process for developing software is essentially completed concurrently with the establishment of technological feasibility, which occurs upon the completion of a working model, no costs have been capitalized for any of the periods presented. In accordance with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the cost of internally developed software is capitalized and included in property and equipment at the point at which the conceptual formulation, design, and testing of possible software project alternatives have been completed and management authorizes and commits to funding the project. Projects where expected future economic benefits are less than probable are not capitalized. Internally developed software costs include the cost of software tools and licenses used in the development of our systems, as well as consulting costs. Completed projects are transferred to property and equipment at cost and are amortized on a straight-line basis over their estimated useful lives, generally three years. We did not capitalize any software development costs in fiscal 2009, 2008 or 2007.
     Income Taxes — Deferred income tax assets and liabilities are provided for temporary differences that will result in future tax deductions or income in future periods, as well as the future benefit of tax credit carryforwards. A valuation allowance reduces tax assets to their estimated realizable value.

     Determining the liability for uncertain tax positions requires us to make significant estimates and judgments as to whether, and the extent to which, additional taxes may be due based on potential tax audit issues in the U.S. and other tax jurisdictions throughout the world. Our estimates are based on the outcomes of previous audits, as well as the precedents set in cases in which others have taken similar tax positions to those taken by us. If we later determine that our exposure is lower or that the liability is not sufficient to cover our revised expectations, we adjust the liability and effect a related change in our tax provision during the period in which we make such a determination.
     Effective April 28, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that we have taken or expect to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). FIN No. 48 is applicable to all uncertain tax positions for taxes accounted for under SFAS No. 109, “Accounting for Income Taxes,” and substantially changes the applicable accounting model. There was no cumulative effect from the adoption of FIN No. 48. As a result of the implementation of FIN No. 48, we recognize the tax liability for uncertain income tax positions on the income tax return based on the two-step process prescribed in the interpretation. The first step is to determine whether it is more likely than not that each income tax position would be sustained upon audit. The second step is to estimate and measure the tax benefit as the amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. Estimating these amounts requires us to determine the probability of various possible outcomes. We evaluate these uncertain tax positions on a quarterly basis. See “Note 6, Income Taxes,” for further discussion.
     Foreign Currency Translation — For subsidiaries whose functional currency is the local currency, gains and losses resulting from translation of these foreign currency financial statements into U.S. dollars are recorded within stockholders’ equity and comprehensive income as part of accumulated other comprehensive income (loss). For subsidiaries where the functional currency is the U.S. dollar, gains and losses resulting from the process of remeasuring foreign currency financial statements into U.S. dollars are included in other income (expenses), net.
     Derivative Instruments — We follow SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended. Derivatives that are not designated as hedges are adjusted to fair value through earnings. If the derivative is designated as a hedge, depending on the nature of the exposure being hedged, changes in fair value will either be offset against the change in fair value of the hedged items through earnings or recognized within stockholders’ equity and comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of the hedge is recognized in earnings immediately. For all periods presented, realized gains and losses on the ineffective portion of our hedges were not material.
     As a result of our significant international operations, we are subject to risks associated with fluctuating exchange rates. We use derivative financial instruments, principally currency forward contracts and currency options, to attempt to minimize the impact of exchange rate movements on our balance sheet and operating results. Factors that could have an impact on the effectiveness of our hedging program include the accuracy of forecasts and the volatility of foreign currency markets. These programs reduce, but do not always entirely eliminate, the impact of currency exchange movements. The maturities of these instruments are generally less than one year.
     Currently, we do not enter into any foreign exchange forward contracts to hedge exposures related to firm commitments or nonmarketable investments.
     Net Income per Share — Basic net income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding, excluding common shares subject to repurchase for that period. Diluted net income per share is computed giving effect to all dilutive potential shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares subject to repurchase and common shares issuable upon exercise of stock options, employee stock purchase plan (“ESPP”), warrants, and restricted stock awards.
     Certain awards outstanding, representing 61,050, 39,302, and 22,827 shares of common stock, have been excluded from the diluted net income per share calculations for fiscal 2009, 2008 and 2007, respectively, because their effect would have been antidilutive as these options’ exercise prices were above the average market prices in such periods. Diluted shares outstanding do not include any effect resulting from the conversion of our Notes issued in June 2008, warrants and ESPP shares as their impact would be anti-dilutive for all periods presented.

     As of April 24, 2009, we have repurchased 104,325 shares of our common stock under various stock repurchase programs since inception of the repurchase programs in May 2003. Such repurchased shares are held as treasury stock and our outstanding shares used to calculate earnings per share have been reduced by the weighted number of repurchased shares.
     The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods presented:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Net Income (Numerator):
Net income, basic and diluted	$64,587	$309,738	$297,735

Shares (Denominator):
Weighted average common shares outstanding	330,391	351,876	371,628
Weighted average common shares outstanding subject to repurchase	(112)	(200)	(424)

Shares used in basic computation	330,279	351,676	371,204
Weighted average common shares outstanding subject to repurchase	112	200	424
Diluted weighted average shares outstanding	4,184	9,214	16,826

Shares used in diluted computation	334,575	361,090	388,454

Net Income per Share:
Basic	$0.20	$0.88	$0.80

Diluted	$0.19	$0.86	$0.77

     Stock-Based Compensation — We account for stock-based compensation expense in accordance with SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), which requires us to measure and recognize compensation expense for all stock-based payments awards, including employee stock options, restricted stock units and rights to purchase shares under our ESPP, based on their estimated fair value, and to recognize the costs in our financial statements over the employees’ requisite service period. Total stock-based compensation expense recognized in fiscal 2009, 2008 and 2007 was $140,754, $147,964 and $163,033, respectively.
     The fair value of employee restricted stock units is equal to the market value of our common stock on the date the award is granted. Calculating the fair value of employee stock options and the rights to purchase shares under the ESPP requires estimates and significant judgment. We use the Black-Scholes option pricing model to estimate the fair value of these awards, consistent with the provisions of SFAS No. 123R. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, and is not remeasured as a result of subsequent stock price fluctuations. Option-pricing models require the input of highly subjective assumptions, including the expected term of options, the expected price volatility of the stock underlying such options and forfeiture rate. Our expected term assumption is based primarily on historical exercise and post-vesting forfeiture experience. Our stock price volatility assumption is based on an implied volatility of call options and dealer quotes on call options, generally having a term of greater than twelve months. Changes in the subjective assumptions required in the valuation models may significantly affect the estimated value of our stock-based awards, the related stock-based compensation expense and, consequently, our results of operations. Likewise, the shortening of the contractual life of our options could change the estimated exercise behavior in a manner other than currently expected.
     In addition, SFAS 123R requires that we estimate the number of stock-based awards that will be forfeited due to employee turnover. Our forfeiture assumption is based primarily on historical experience. Changes in the estimated forfeiture rate can have a significant effect on reported stock-based compensation expense, as the effect of adjusting the rate for all expense amortization after April 28, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment will be made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment will be made to lower the estimated forfeiture rate, which will result in an increase to the expense recognized in our financial statements. The expense we recognize in future periods will be affected by changes in the estimated forfeiture rate and may differ significantly from amounts recognized in the current period and/or our forecasts.

     Statements of Cash Flows — Supplemental cash flows and noncash investing and financing activities are as follows:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Supplemental Cash Flow Information:
Income taxes paid	$26,264	$29,307	$38,941
Income tax refunds	10,143	2,202	4,237
Interest paid	12,672	8,082	10,584
Noncash Investing and Financing Activities:
Acquisition of property and equipment on account	13,152	27,280	11,226
Reclassification of restricted investments	81,023	375,981	—
Options assumed for acquired businesses	—	5,217	8,369
Common stocks received from sale of assets	—	—	4,637
     Recently Issued Accounting Standards — In April 2009, the FASB issued FSP FAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS No. 107-1 and APB No. 28-1”). FSP FAS No. 107-1 and APB No. 28-1 require disclosures about the fair value of financial instruments for annual and interim reporting periods of publicly traded companies. FSP FAS No. 107-1 and APB No. 28-1 are effective in reporting periods ending after June 15, 2009, and are required to be adopted by us beginning in the first quarter of fiscal 2010. We do not expect the adoption of this FSP to have any impact on our consolidated financial statements.
     In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than Temporary Investments” (“FSP FAS No. 115-2 and No. 124-2”). FSP FAS No. 115-2 and No. 124-2 amends the other-than-temporary impairment guidance for debt securities. Under FSP FAS No. 115-2 and No. 124-2, the pre-existing “intent and ability” trigger was modified such that an other-than-temporary impairment is now triggered when there is intent to sell the security, it is more likely than not that the security will be required to be sold before recovery in value, or the security is not expected to recover the entire amortized cost basis of the security. Credit related losses on debt securities will be considered an other-than-temporary impairment recognized in earnings, and any other losses due to a decline in fair value relative to the amortized cost deemed not to be other-than-temporary will be recorded in other comprehensive income. FSP FAS No. 115-2 and No. 124-2 are effective in reporting periods ending after June 15, 2009, and are required to be adopted by our beginning in the first quarter of fiscal 2010. We are currently evaluating the impact of the adoption of FSP FAS No. 115-2 and No. 124-2 will have on our consolidated financial statements.
     In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS No. 157-4”), which provides guidance on how to determine the fair value of assets and liabilities under SFAS 157 Fair Value Measurements, in the current economic environment and reemphasizes that the objective of a fair value measurement remains the determination of an exit price. If we were to conclude that there has been a significant decrease in the volume and level of activity of the asset or liability in relation to normal market activities, quoted market values may not be representative of fair value and we may conclude that a change in valuation technique or the use of multiple valuation techniques may be appropriate. We do not expect the adoption of FSP FAS No. 157-4 will have a material impact on our consolidated financial statements.
     In January 2009, the FASB issued FSP EITF No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF No. 99-20-1”). FSP EITF No. 99-20-1 amends the impairment guidance under EITF 99-20 to be consistent with guidance under FASB No. 115. FSP EITF No. 99-20-1 removes the reference to market participants when a company determines impairment of a security under the expected future cash flows. FSP EITF No. 99-20-1 requires the company to recognize other-than temporary impairment as a realized loss through earnings when it is probable that there has been an adverse change in estimated cash flows from the cash flows previously projected. The company must also consider all available information when developing the estimate of future cash flows. This FSP was effective for interim and annual periods ending after December 15, 2008. The adoption of FSP EITF No. 99-20-1 did not have a material impact on our financial position or results of operations.
     In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP No. 157-3”). FSP No. 157-3 clarifies the application of SFAS No. 157, “Fair Value Measurements,” which we adopted as of July 26, 2008, in situations where the market is not active. We have considered the guidance provided by FSP No. 157-3 in our determination of estimated fair values as of April 24, 2009, and the impact was not material.

     In September 2008, the FASB issued FSP No. SFAS 133-1 and FIN 45-4, “Disclosures About Credit Derivatives and Certain Guarantees — An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP SFAS 133-1 and FIN 45-4”). FSP SFAS 133-1 and FIN 45-4 amend FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. FSP SFAS 133-1 and FIN 45-4 also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to require an additional disclosure about the current status of the payment/performance risk of a guarantee. Further, FSP SFAS 133-1 and FIN 45-4 clarify the Board’s intent about the effective date of FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The effective date for disclosures required by Statement No. 161 was April 24, 2009. The adoption of FSP SFAS 133-1 and FIN 45-4 only resulted in additional disclosure and did not have an impact on our financial position or results of operations.
     In June 2008, the FASB issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance on determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock. EITF No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not believe that the adoption EITF No. 07-5 will have a material impact on our financial position results of operations.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This standard was effective beginning November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on our financial position or results of operations.
     In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. 142-3”). FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The intent of the position is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the intangible asset. FSP No. 142-3 is effective for fiscal years beginning after December 15, 2008. The adoption FSP No. 142-3 may impact any intangibles the Company acquires in future transactions.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance, and cash flows. SFAS No. 161 also requires disclosure of the fair value of derivative instruments and their gains and losses in a tabular format. This statement was effective for our fourth quarter of fiscal 2009. Since SFAS No. 161 only requires additional disclosure, the adoption of SFAS No. 161 did not have a material impact on our financial position or results of operations.
     In February 2008, the FASB issued FSP No. 157-1, “Application of FASB Statement 157 to FASB Statement 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP No. 157-1”), and FSP No. 157-2, “Effective Date of FASB Statement 157” (“FSP No. 157-2”). FSP No. 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP No. 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of our first quarter of fiscal year 2010. We are currently evaluating the impact that the application of SFAS 157 to nonfinancial assets and nonfinancial liabilities may have on our consolidated financial statements. Our significant nonfinancial assets and nonfinancial liabilities that may be impacted by the adoption of FAS 157 include goodwill, intangible assets, long-lived assets and restructuring liabilities.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. SFAS No. 141(R) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We are required to adopt SFAS No. 141(R) at the beginning of the first quarter of fiscal 2010, which begins on April 25, 2009. The adoption of SFAS No. 141(R) will change our accounting treatment for business combinations on a prospective basis beginning April 25, 2009. The impact that SFAS 141R has on our consolidated financial position, results of operations and cash flows will be dependent on the number and size of business combinations that we consummate subsequent to the adoption of the standard, as well as the valuation and allocation of the net assets acquired.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. We are required to adopt SFAS No. 160 at the beginning of our first quarter of fiscal 2010, which begins on April 25, 2009. We do not expect the adoption of SFAS No. 160 to have a material impact on our financial position or result of operations.
3. Balance Sheet Components
     Short-Term and Long-Term Investments
     The following is a summary of investments at April 24, 2009:

		Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Corporate bonds	$486,151	$2,318	$(1,802)	$486,667
Auction rate securities	73,278	296	(7,037)	66,537
U.S. government agency bonds	80,359	1,415	—	81,774
U.S. Treasuries	31,862	773	—	32,635
Corporate securities	486,546	1	(464)	486,083
Certificates of deposit	115,002	83	—	115,085
Money market funds	1,327,794	—	—	1,327,794

Total debt and equity securities	2,600,992	4,886	(9,303)	2,596,575
Less cash equivalents	1,368,355	—	—	1,368,355
Less long-term investments	124,908	296	(7,037)	118,167	(1)

Total short-term investments	$1,107,729	$4,590	$(2,266)	$1,110,053

     The following is a summary of investments at April 25, 2008:

		Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Corporate bonds	$382,528	$2,066	$(903)	$383,691
Auction rate securities	76,202	—	(3,500)	72,702
U.S. government agency bonds	61,578	352	(150)	61,780
U.S. Treasuries	15,375	107	—	15,482
Municipal bonds	1,591	9	—	1,600
Certificates of deposit	2	—	—	2
Money market funds	839,841	—	—	839,841

Total debt and equity securities	1,377,117	2,534	(4,553)	1,375,098
Less cash equivalents	831,872	—	—	831,872
Less long-term restricted investments	241,867	1,033	(287)	242,613	(2)
Less long-term unrestricted investments	76,202	—	(3,500)	72,702	(2)

Total short-term investments	$227,176	$1,501	$(766)	$227,911

(1)	The auction rate securities and the Reserve Primary Fund are included in long-term investments and restricted cash in the accompanying balance sheets as of April 24, 2009, along with long term restricted cash of $5,181 relating to our foreign rent, customs, and service performance guarantees, as well as investments in nonpublic companies of $3,969.

(2)	As of April 25, 2008, we had pledged $242,613 of long-term restricted investments as collateral for the revolving credit facility (see Note 4). In addition, we had long-term restricted cash of $4,621 relating to our foreign rent, custom, and service performance guarantees, long-term available-for-sale investment of $72,702 and investments in nonpublic companies of $11,169. These combined amounts are presented as long-term investments and restricted cash in the accompanying consolidated balance sheets as of April 25, 2008.
     On August 13, 2007, we sold 360 shares of common stock of Blue Coat Systems, Inc. (“Blue Coat”) and received net proceeds of $18,256 and recorded a $13,619 realized gain. These shares of common stock in Blue Coat were received in connection with the sale of certain assets of NetCache to Blue Coat on September 11, 2006, as described in Note 11.
     We record net unrealized gains or losses on available-for-sale securities which are determined to be temporary in other comprehensive income (loss). The following table shows the gross unrealized losses and fair values of our investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at April 24, 2009:

	Less Than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Corporate bonds	$139,534	$(1,233)	$58,346	$(569)	$197,880	$(1,802)
Auction rate securities	—	—	57,638	(7,037)	57,638	(7,037)
Corporate securities	400,306	(464)	—	—	400,306	(464)

Total	$539,840	$(1,697)	$115,984	$(7,606)	$655,824	$(9,303)

     The following table shows the gross unrealized losses and fair values of our investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at April 25, 2008:

	Less Than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Corporate bonds	$31,716	$(175)	$99,011	$(728)	$130,727	$(903)
Auction rate securities	72,702	(3,500)	—	—	$72,702	$(3,500)
U.S. government agencies	4,024	(22)	8,163	(128)	12,187	(150)

Total	$108,442	$(3,697)	$107,174	$(856)	$215,616	$(4,553)

     The unrealized losses on our investments in corporate bonds, U.S. government agency bonds and corporate securities were caused by market value declines as a result of the recent economic environment, as well as fluctuations in market interest rates. We believe that we will be able to collect all principal and interest amounts due to us at maturity given the high credit quality of these investments. Because the decline in market value is attributable to changes in market conditions and not credit quality, and because we have the ability and intent to hold those investments until a recovery of par value, we do not consider these investments to be other-than temporarily impaired at April 24, 2009.

     Our investments include direct and indirect investments in Lehman Brothers Holdings, Inc. (“Lehman Brothers”) securities. As of April 24, 2009, our short-term investments include corporate bonds issued by Lehman Brothers, while our long-term investments include the Reserve Primary Fund (“Primary Fund”), which held Lehman Brothers investments. As a result of the bankruptcy filing of Lehman Brothers, we recorded an other-than-temporary impairment charge of $21,129 in fiscal 2009 related to Lehman Brothers corporate bonds and the Primary Fund that held Lehman Brothers investments.
     Our long-term investments also include auction rate securities (“ARS”) with a fair value of $66,537 and $72,702 at April 24, 2009 and April 25, 2008, respectively. Substantially all of our ARS are backed by pools of student loans guaranteed by the U.S. Department of Education. These ARS are securities with long-term nominal maturities which, in accordance with our investment policy guidelines, had credit ratings of AAA and Aaa at the time of purchase. During the fourth quarter of fiscal 2008, we reclassified all of our investments in auction rate securities from short-term investments to long-term investments as our ability to liquidate these investments in the next twelve months is uncertain. Based on an analysis of the fair value and marketability of these investments, we recorded temporary impairment charges of approximately $7,037 as of April 24, 2009, partially offset by $296 in unrealized gains within other comprehensive income (loss). During fiscal 2009, we recorded an other-than-temporary impairment loss of $2,122 due to a significant decline in the estimated fair values of certain of our ARS related to credit quality risk and rating downgrades.
     Inventories

	April 24,	April 25,
	2009	2008
Purchased components	$5,034	$7,665
Work-in-process	56	271
Finished goods	56,014	62,286

Total	$61,104	$70,222

     Property and Equipment

	April 24,	April 25,
	2009	2008	Depreciation Life (Years)
Land	$176,131	$176,129
Buildings and building improvements	323,251	229,067	10 - 40
Leasehold improvements	70,207	67,860	3 - 10
Computers, related equipment and purchased software	562,330	480,770	3
Furniture	61,692	52,540	5
Construction-in-progress	114,788	90,469	—

	1,308,399	1,096,835
Accumulated depreciation and amortization	(500,476)	(403,043)

	$807,923	$693,792

4. Convertible Notes and Credit Facilities
     1.75% Convertible Senior Notes Due 2013
     Principal Amount — On June 10, 2008, we issued $1,265,000 aggregate principal amount of 1.75% Convertible Senior Notes due 2013 (the “Notes”) to initial purchasers who resold the Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended. The net proceeds from the offering, after deducting the initial purchasers’ issue costs and offering expenses of $26,581, were $1,238,419.
     In accordance with FSP APB No. 14-1 (see Note 2), we allocated the initial proceeds of the Notes between a liability (debt) and an equity component based on the fair value of the debt component as of the issuance date. The initial debt component of the Notes was valued at $1,016,962, based on the contractual cash flows discounted at an appropriate comparable market non-convertible debt borrowing rate at the date of issuance of 6.31%, with the equity component representing the residual amount of the proceeds of $248,038, which was recorded as a debt discount. Issuance costs were allocated pro rata based on the relative initial carrying amounts of the debt and equity components. As a result, $5,212 of the issuance costs were allocated to the equity component of the Notes, and $21,369 of the issuance costs remained classified as long-term other assets. The debt discount and the issuance costs allocated to the debt component are amortized as additional interest expense over the term of the Notes using the effective interest method.

     The following table reflects the carrying value of our convertible debt as of April 24, 2009:

April 24,
2009
1.75% Convertible Notes due 2013	$1,265,000
Less: Unamortized discount	(210,283)

Net long-term carrying amount of Notes	$1,054,717

     The following table presents the amount of interest cost recognized relating to both the contractual interest coupon and the amortization of the discount and issuance costs:

Year Ended
April 24, 2009
Contractual interest coupon	$19,370
Amortization of debt discount	37,755
Amortization of issuance costs	3,234

Total interest cost recognized	$60,359

     The remaining debt discount and issuance cost of $210,283 and $18,135, respectively, as of April 24, 2009 will be amortized over the expected remaining life of the Notes, which is approximately 4.1 years.
     Ranking and Interest — The Notes are unsecured, unsubordinated obligations of NetApp. Coupon interest is payable in cash at a rate of 1.75% per annum.
     Maturity — The Notes will mature on June 1, 2013 unless repurchased or converted earlier in accordance with their terms prior to such date.
     Redemption— The Notes are not redeemable by us prior to the maturity date, but the holders may require us to repurchase the Notes following a “fundamental change” (as defined in the Indenture). A fundamental change will be deemed to have occurred upon a change of control, liquidation or a termination of trading. Holders of the Notes who convert their Notes in connection with a fundamental change will, under certain circumstances, be entitled to a make-whole premium in the form of an increase in the conversion rate. Additionally, in the event of a fundamental change, holders of the Notes may require us to repurchase all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.
     Conversion — Holders of the Notes may convert their Notes on or after March 1, 2013 until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, we will satisfy our conversion obligation by delivering cash and shares of our common stock, if any, based on a daily settlement amount. Prior to March 1, 2013, holders of the Notes may convert their Notes, under any of the following conditions:
•	during the five business day period after any five consecutive trading day period in which the trading price of the Notes for each day in this five consecutive trading day period was less than 98% of an amount equal to (i) the last reported sale price of Common Stock multiplied by (ii) the conversion rate on such day;

•	during any calendar quarter beginning after June 30, 2008 (and only during such calendar quarter), if the last reported sale price of Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on the last trading day of such immediately preceding calendar quarter; or

•	upon the occurrence of specified corporate transactions under the indenture for the Notes.
     The Notes are convertible into the right to receive cash in an amount up to the principal amount and shares of our common stock for the conversion value in excess of the principal amount, if any, at an initial conversion rate of 31.4006 shares of common stock per one thousand principal amount of Notes, subject to adjustment as described in the indenture governing the Notes, which represents an initial conversion price of $31.85 per share. As of period end, the if-converted value does not exceed the principal amount.

     Note Hedges and Warrants
     Concurrent with the issuance of the Notes, we entered into note hedge transactions (the “Note Hedges”), which are designed to mitigate potential dilution from the conversion of the Notes in the event that the market value per share of our common stock at the time of exercise is greater than $31.85 per share, subject to adjustments. The Note Hedges generally cover, subject to anti-dilution adjustments, the net shares of our common stock that would be deliverable to converting Noteholders in the event of a conversion of the Notes. The Note Hedges expire at the earlier of (i) the last day on which any Notes remain outstanding and (ii) the scheduled trading day immediately preceding the maturity date of the Notes. We also entered into separate warrant transactions whereby we sold to the same financial institutions warrants (the “Warrants”) to acquire, subject to anti-dilution adjustments, 39,700 shares of our common stock at an exercise price of $41.28 per share, subject to adjustment, on a series of days commencing on September 3, 2013. Upon exercise of the Warrants, we have the option to deliver cash or shares of our common stock equal to the difference between the then market price and the strike price of the Warrants. As of April 24, 2009, we had not received any shares related to the Note Hedges or delivered cash or shares related to the Warrants.
     If the market value per share of our common stock at the time of conversion of the Notes is above the strike price of the Note Hedges, the Note Hedges will generally entitle us to receive net shares of our common stock (and cash for any fractional share amount) based on the excess of the then current market price of our common stock over the strike price of the Note Hedges, which is designed to offset any shares that we may have to deliver to the Noteholders. Additionally, at the time of exercise of the Warrants, if the market price of our common stock exceeds the strike price of the Warrants, we will owe the option counterparties net shares of our common stock (and cash for any fractional share amount) or cash in an amount based on the excess of the then current market price of our common stock over the strike price of the Warrants.
     The cost of the Note Hedges was $254,898 and has been accounted for as an equity transaction in accordance with Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF No. 00- 19). We received proceeds of $163,059 related to the sale of the Warrants, which has also been classified as equity because the instruments meet all of the equity classification criteria within EITF No. 00-19.
     Lehman Brothers OTC Derivatives, Inc. (“Lehman OTC”) is the counterparty to 20% of our Note Hedges. The bankruptcy filing by Lehman OTC on October 3, 2008 constituted an “event of default” under the hedge transaction that could, at our option, lead to termination under the hedge transaction to the extent we provide notice to the counterparty under such transaction. We have not terminated the Note Hedge transaction with Lehman OTC, and will continue to carefully monitor the developments impacting Lehman OTC. The “event of default” is not expected to have an impact on our financial position or results of operations. However, we could incur significant costs to replace this hedge transaction originally held with Lehman OTC if we elect to do so. If we do not elect to replace this hedge transaction, then we would be subject to potential dilution upon conversion of the Notes, if on the date of conversion the per-share market price of our common stock exceeds the conversion price of $31.85.
     The terms of the Notes, the rights of the holders of the Notes and other counterparties to Note Hedges and Warrants were not affected by the bankruptcy filings of Lehman OTC.
     Earnings per share impact on the Notes, Note Hedges and Warrants — In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 128, the Notes will have no impact on diluted earnings per share unless the price of our common stock exceeds the conversion price (initially $31.85 per share) because the principal amount of the Notes will be settled in cash upon conversion. The Note Hedges are not included for purposes of calculating earnings per share for fiscal 2009, as their effect would be anti-dilutive. Upon conversion of the Notes, the Note Hedges are designed to neutralize the dilutive effect of the Notes when the stock price is above $31.85 per share. Also, in accordance with SFAS No. 128, the Warrants will have no impact on earnings per share until our common stock share price exceeds $41.28. Prior to conversion of the Notes or exercise of the Note Hedges, we will include the effect of additional shares that may be issued if our common stock price exceeds the conversion price, using the treasury stock method.
     Unsecured Credit Agreement
     On November 2, 2007, we entered into a senior unsecured credit agreement (the “Unsecured Credit Agreement”) with certain lenders and BNP Paribas (“BNP”), as syndication agent, and JPMorgan Chase Bank National Association (“JPMorgan”), as administrative agent. The Unsecured Credit Agreement provides for a revolving unsecured credit facility that is comprised of commitments from various lenders who agree to make revolving loans and swingline loans and issue letters of credit of up to an aggregate amount of $250,000 with a term of five years. Revolving loans may be, at our option, Alternative Base Rate borrowings or

Eurodollar borrowings. Interest on Eurodollar borrowings accrues at a floating rate based on LIBOR for the interest period specified by us plus a spread based on our leverage ratio. Interest on Alternative Base Rate borrowings, swingline loans, and letters of credit accrues at a rate based on the Prime Rate in effect on such day. The proceeds of the loans may be used for our general corporate purposes, including stock repurchases and working capital needs. As of April 24, 2009, no amount was outstanding under this facility. The amounts allocated under the Unsecured Credit Agreement to support certain of our outstanding letters of credit amounted to $638 as of April 24, 2009. As of April 24, 2009, we were in compliance with all covenants as required by the Unsecured Credit Agreement.
     Secured Credit Agreement
     On October 5, 2007, we entered into a secured credit agreement (the “Secured Credit Agreement”). The Secured Credit Agreement provided for a revolving secured credit facility of up to $250,000 with a term of five years. As of April 25, 2008, the outstanding balance on the Secured Credit Agreement was $172,600, which was recorded as Revolving Credit Facilities in the consolidated balance sheets, and was secured with $242,613 of long-term restricted investments pledged in connection with this agreement. During fiscal 2009, we terminated the Secured Credit Agreement. No borrowings were outstanding at the time of termination and no penalties resulted from the early termination.
     Loan Agreement
     On March 31, 2006, NetApp Global LTD. (“Global”), a subsidiary of the Company, entered into a loan agreement (the “Loan Agreement”). The Loan Agreement provided for an aggregate borrowings of $300,000. The Loan Agreement was fully repaid as of April 25, 2008.
     Foreign Exchange Facilities
     We also have foreign exchange facilities used for hedging arrangements with several banks that allow us to enter into foreign exchange contracts of up to $600,000, of which $317,210 was available at April 24, 2009.
5. Stock-Based Compensation, Equity Incentive Programs and Stockholders’ Equity
     Stock-based compensation expenses included in the Consolidated Statements of Operations for fiscal 2009, 2008 and 2007 are as follows:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Cost of product revenues	$3,327	$3,384	$3,720
Cost of service revenues	12,289	10,442	10,088
Sales and marketing	65,085	65,399	71,701
Research and development	37,902	46,632	51,323
General and administrative	22,151	22,107	26,201

Total stock-based compensation expense before income taxes	$140,754	$147,964	$163,033

     The following table summarizes stock-based compensation associated with each type of award:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Employee stock options and restricted stock units	$113,350	$131,410	$150,257
ESPP	27,411	16,513	13,099
Change in amounts capitalized in inventory	(7)	41	(323)

Total stock-based compensation expense before income taxes	$140,754	$147,964	$163,033

     Valuation Assumptions
     We estimated the fair value of stock options using the Black-Scholes model on the date of the grant. Assumptions used in the Black-Scholes valuation model were as follows:

	Stock Options			ESPP
	Year Ended			Year Ended
	April 24,	April 25,	April 27,	April 24,	April 25,	April 27,
	2009	2008	2007	2009	2008	2007
Expected term in years(1)	4.0	4.0	4.0	1.3	1.3	1.3
Risk-free interest rate(2)	1.08% - 3.69%	2.04% - 5.02%	4.42% - 5.05%	0.92% -2.52%	2.36% - 4.95%	4.42% - 5.06%
Volatility(3)	38% - 69%	33% - 55%	32% - 38%	39% - 76%	35% - 49%	32% - 38%
Expected dividend(4)	0%	0%	0%	0%	0%	0%

(1)	The 4.0 years expected term of the options represent the estimated period of time until exercise and is based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior. The expected life for the ESPP rights was based on the term of the purchase period.

(2)	The risk-free interest rate for the stock option awards was based upon United States (“U.S.”) Treasury bills with equivalent expected terms. The risk-free interest rate for the employee stock purchase plan was based on the U.S. Treasury bills in effect at the time of grant for the expected term of the purchase period.

(3)	We used the implied volatility of traded options to estimate our stock price volatility.

(4)	The expected dividend was determined based on our history and expected dividend payouts.
     We estimate our forfeiture rates based on historical termination behavior and recognize compensation expense only for those equity awards expected to vest.
     Equity Incentive Programs
     Stock Incentive Plans —
     The 1995 Plan — The 1995 Stock Incentive Plan (“the 1995 Plan”) expired on August 31, 2008, and no further grants may be made from the plan.
     Options granted under the 1995 Plan generally vested at a rate of 25% on the first anniversary of the vesting commencement date and then ratably over the following 36 months. Options expired as determined by the Board of Directors, but not more than 10 years after the date of grant. The 1999 Plan supplements the 1995 Plan.
     The Nonofficer Plan — In April 1997, the Board of Directors adopted the Special Nonofficer Stock Option Plan (“the Nonofficer Plan”) which provides for the grant of options and the issuance of common stock under terms substantially the same as those provided under the 1995 Plan, except that the Nonofficer Plan allows only for the issuance of nonqualified options to nonofficer employees. The Nonofficer Plan expired on December 31, 2007, and no further grants may be made from the plan.
     The 1999 Plan — As amended through April 24, 2009, the 1999 Stock Option Plan (“the 1999 Plan”) comprises five separate equity incentive programs: (i) the Discretionary Option Grant Program under which options may be granted to eligible individuals during the service period at a fixed price per share; (ii) the Stock Appreciation Rights Program under which eligible persons may be granted stock appreciation rights that allow individuals to receive the appreciation in Fair Market Value of the shares; (iii) the Stock Issuance Program under which eligible individuals may be issued shares of Common Stock directly; (iv) the Performance Share and Performance Unit Program (also known as restricted stock units or RSUs) under which eligible persons may be granted performance shares and performance units which result in payment to the participant only if performance goals or other vesting criteria are achieved; and (v) the Automatic Option Grant Program under which nonemployee board members automatically receive option grants at designated intervals over their period of board service.
     Under the 1999 Plan, the Board of Directors may grant to employees, nonemployee directors, and consultants and other independent advisors options to purchase shares of our common stock during their period of service with us. The exercise price for an incentive stock option and a nonstatutory option cannot be less than 100% of the fair market value of the common stock on the grant date. Options granted under the 1999 Plan generally vest over a four-year period. Options granted prior to April 29, 2006, have a term of no more than 10 years after the date of grant and those granted after April 29, 2006 have a term of no more than seven years, subject to earlier termination upon the occurrence of certain events. The 1999 Plan prohibits the repricing of any outstanding stock option or stock appreciation right after it has been granted or to cancel any outstanding stock option or stock appreciation right and immediately replace it with a new stock option or stock appreciation right with a lower exercise price unless approved by stockholders. Restricted stock units granted under the 1999 Plan generally vest over a four-year period with 25% of the units vesting on each annual anniversary of the grant date. The 1999 Plan limits the percentage of Stock Issuance and Performance Shares or Performance Units that may be granted under the Plan to 30% of the shares reserved; limits the value of performance units a participant may receive during any calendar year to $2,000. The 1999 Plan expires on August 2019.
     Acquisition Plans — In fiscal 2008, we assumed a stock incentive plan in connection with our acquisition of Onaro (see Note 11). Under the terms of the merger agreement, options and restricted stock units to purchase 1,000 shares were exchanged at certain exchange ratios. The options granted under this plan generally vest at a rate of 25% on the first anniversary of the vesting commencement date and then ratably over the following 36 months. The restricted stock units generally vest at a rate of 50% on the first and second annual anniversaries of the vesting commencement date.
     In fiscal 2007, we assumed two stock incentive plans in connection with our acquisition of Topio (see Note 11.) Under the terms of the merger agreement, options and restricted stock units to purchase 858 shares were exchanged at certain exchange ratios. The options granted under these plans generally vest at a rate of 25% on the first anniversary of the vesting commencement date and then ratably over the following 36 months. The restricted stock units generally vest at a rate of 50% on the first and second annual anniversaries of the vesting commencement date.
     In fiscal 2009, 2008 and 2007, 1999 Plan was amended to increase the share reserved by an additional 6,600, 7,200, and 10,900 shares for issuance under the plan, respectively. As of April 24, 2009, 17,822 shares were available for grant under our equity incentive plans.

     A summary of the combined activity under our stock option plans and agreements is as follows:

	Outstanding
	Options		Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Numbers	Exercise	Contractual Term	Intrinsic
	of Shares	Price	(Years)	Value
Balances, April 28, 2006	64,861	$26.42
Options granted	12,820	36.53
Assumed Topio options issued (weighted average fair value of $39.33)	858	20.32
Options exercised	(11,908)	14.97
Options forfeitures and canceled	(3,039)	38.36
Options expired	—	—

Outstanding at April 27, 2007	63,592	$29.95
Options granted	11,196	26.41
Assumed Onaro options issued (weighted average fair value of $22.22)	808	13.82
Options exercised	(5,343)	12.47
Options forfeitures and cancellation	(4,639)	37.54

Outstanding at April 25, 2008	65,614	$30.03
Options granted	8,685	17.67
Options exercised	(3,666)	11.20
Options forfeitures and cancellations	(4,514)	32.61

Outstanding at April 24, 2009	66,119	$29.27	4.43	$64,430

Options vested and expected to vest as of April 24, 2009	63,547	$29.49	4.37	$60,584
Exercisable at April 24, 2009	47,476	$31.01	3.88	$39,187
     The intrinsic value of stock options represents the difference between the exercise price of stock options and the market price of our stock on that day for all in-the-money options. The weighted-average fair value of options granted during fiscal 2009, 2008 and 2007 was $7.28, $10.13 and $12.83, respectively. The total intrinsic value of options exercised during fiscal 2009, 2008 and 2007 was $30,325, $83,129 and $267,165, respectively. We received $41,083, $66,614, and $178,241 from the exercise of stock options for fiscal 2009, 2008 and 2007, respectively. Total fair value of options vested during fiscal 2009 was $179,805.
     The following table summarizes information about stock options outstanding under all option plans as of April 24, 2009:

		Options Outstanding
			Weighted		Options Exercisable
			Average	Weighted		Weighted
		Number	Remaining	Average		Average
Range of		Outstanding at	Contractual Life	Exercise	Number	Exercise
Exercise Prices		April 24, 2009	(In years)	Price	Exercisable	Price
$0.55	$5.000	213	4.77	$1.93	168	$1.88
6.26	10.00	2,078	3.41	9.73	2,078	9.73
10.24	15.00	5,976	5.91	13.21	1,330	12.43
15.21	20.00	6,169	3.33	17.18	6,012	17.20
20.16	25.00	17,621	4.63	22.32	11,707	22.06
25.08	30.00	7,123	5.69	28.02	5,195	28.32
30.74	35.00	12,314	4.89	32.11	9,463	32.20
35.83	45.00	8,580	4.68	38.98	5,478	39.06
46.56	55.00	3,727	1.02	53.52	3,727	53.52
58.00	122.19	2,318	1.09	89.70	2,318	89.70

$—	$122.19	66,119	4.43	$29.27	47,476	$31.01

     The following table summarizes activity related to our restricted stock units:

			Weighted
		Weighted	Average
		Average	Remaining
	Numbers of	Grant Date	Contractual Term
	Shares	Fair Value	(Years)
Balances, April 28, 2006	848	$33.71
Restricted stock units granted	753	37.58
Restricted stock units vested	(120)	24.60
Restricted stock units forfeitures and canceled	(30)	36.29

Outstanding at April 27, 2007	1,451	$36.42
Restricted stock units granted	3,373	23.11
Assumed Onaro restricted stock units issued	192	22.83
Restricted stock units vested	(309)	33.19
Restricted stock units forfeitures and cancellation	(153)	33.65

Outstanding at April 25, 2008	4,554	$26.30
Restricted stock units granted	2,173	17.16
Restricted stock units vested	(770)	28.81
Restricted stock units forfeitures and cancellations	(504)	25.48

Outstanding at April 24, 2009	5,453	$22.38	1.79

     There was $256,745 of total unrecognized compensation expense as of April 24, 2009 related to options and restricted stock units. The unrecognized compensation expense will be amortized on a straight-line basis over a weighted-average remaining period of 2.5 years. For fiscal 2009, 2008 and 2007, total income tax benefit associated with employee stock transactions and recognized in the statement of stockholders equity was $45,445, $48,195 and $175,036, respectively.
     Stock Option Exchange Program — On April 21, 2009, our stockholders approved a stock option exchange program pursuant to which eligible employees would be able to exchange some or all of their outstanding options with an exercise price greater or equal to $22.00 per share that were granted before June 20, 2008, whether vested or unvested, for new RSUs. The number of RSUs that will be granted in exchange for the options will depend on the exercise price of the options exchanged. The vesting schedule of the RSUs will be determined on a grant-by-grant basis and will depend on the extent to which the options surrendered in exchange for such RSUs have vested at the time of such exchange and, for surrendered options that are fully vested, the exercise price. Vesting of the RSUs will be conditioned upon continued service with us through each applicable vesting date. On May 22, 2009, we commenced the option exchange program, which unless extended by us, will expire on June 19, 2009. For more information, please see our tender offer statement on Schedule TO, as filed with the SEC on May 22, 2009, as may be amended from time to time.
     Stock Issuance Program — Under the 1999 Stock Issuance Program, certain eligible persons may be issued shares of common stock directly. No restricted stock award was issued to employees during fiscal 2009 and 2008. During fiscal 2007, 125 shares of restricted stock awards were issued to certain employees. At April 24, 2009, 5,446 shares were available for future issuances under this program.
     The following table summarizes activity related to our restricted stock awards:

		Weighted-Average
	Number of Shares	Grant-Date Fair Value
Nonvested at April 28, 2006	228	$27.58
Awards granted	125	39.83
Awards vested	(83)	24.00
Awards canceled/expired/forfeited	(5)	29.24

Nonvested at April 27, 2007	265	$34.45
Awards vested	(70)	32.62
Awards canceled/expired/forfeited	(50)	34.26

Nonvested at April 25, 2008	145	$35.40
Awards vested	(59)	34.07
Awards canceled/expired/forfeited	(5)	30.20

Nonvested at April 24, 2009	81	$36.68

     Although nonvested shares are legally issued, they are considered contingently returnable shares subject to repurchase by the Company when employees terminate their employment. The total fair value of shares vested during fiscal 2009, 2008 and 2007 was $1,987, $1,632, and $3,135, respectively. There was $2,530 of total unrecognized compensation expense as of April 24, 2009 related to restricted stock awards. The unrecognized compensation expense will be amortized on a straight-line basis over a weighted-average remaining period of 1.3 years.
     Employee Stock Purchase Plan — Under the ESPP, employees are entitled to purchase shares of our common stock at 85% of the fair market value at certain specified dates over a two-year period. In fiscal 2009, 2008 and 2007, the plan was amended to increase the share reserved by an additional 2,900, 1,600 and 1,600 shares of common stock, respectively. The weighted average fair value of purchase rights granted under the ESPP during fiscal 2009, 2008 and 2007 was $6.17, $7.44, and $7.94, respectively. During fiscal 2009, 2008 and 2007, 3,333, 2,057, and 1,632 shares, respectively, were issued under the ESPP at a weighted average price of $14.96, $23.38, and $22.78 respectively. Of the 23,500 shares authorized to be issued under this plan, 3,376 shares were available for issuance at April 24, 2009.
     Stockholders’ Equity
     Preferred Stock — Our Board of Directors has the authority to issue up to 5,000 shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.
     Stock Repurchase Program — Since the inception of the stock repurchase program on May 13, 2003 through April 24, 2009, we have purchased a total of 104,325 shares of our common stock at an average price of $28.06 per share for an aggregate purchase price of $2,927,376. As of April 24, 2009, our Board of Directors had authorized the repurchase of up to $4,023,639 of common stock under the various stock repurchase programs, and $1,096,262 remains available under these authorizations. The stock repurchase program may be suspended or discontinued at any time.
     During fiscal 2009, we repurchased 16,960 shares of our common stock at an aggregate cost of $399,981, or a weighted average price of $23.58 per share. During fiscal 2008, we repurchased 32,772 shares of our common stock at an aggregate cost of $903,704, or a weighted average price of $27.58 per share. The repurchases were recorded as treasury stock and resulted in a reduction of stockholders’ equity.
6. Income Taxes
     Income before income taxes is as follows:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Domestic	$(250,985)	$45,769	$38,875
Foreign	259,249	336,930	320,853

Total	$8,264	$382,699	$359,728

     The provision (benefit) for income taxes consists of the following:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Current:
Federal	$16,222	$48,791	$154,590
State	40,844	23,849	23,153
Foreign	11,179	17,708	11,553

Total current	68,245	90,348	189,296

Deferred:
Federal	(78,727)	7,134	(107,166)
State	(52,006)	(20,458)	(20,137)

Foreign	6,165	(4,063)	—

Total deferred	(124,568)	(17,387)	(127,303)

Provision (benefit) for income taxes	$(56,323)	$72,961	$61,993

     The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Tax computed at federal statutory rate	$2,893	$133,945	$125,904
State income taxes, net of federal benefit	(7,889)	2,204	1,961
Federal credits	(9,183)	(4,659)	(7,757)
Stock-based compensation pursuant to SFAS No. 123R	10,160	11,001	25,008
Foreign earnings in lower tax jurisdiction	(50,973)	(67,596)	(82,071)
Other	(1,331)	(1,934)	(1,052)

Provision (benefit) for income taxes	$(56,323)	$72,961	$61,993

     The income tax benefits associated with dispositions from employee stock transactions of $45,445, $48,195, and $175,036, respectively, for fiscal 2009, 2008 and 2007, were recognized as additional paid-in capital.
     The components of our deferred tax assets and liabilities are as follows:

	Year Ended
	April 24,	April 25,
	2009	2008
Deferred Tax Assets:
Inventory reserves and capitalization	$4,902	$22,801
Reserves and accruals not currently deductible	113,297	20,169
Net operating loss and credit carryforwards	63,612	71,656
Stock-based compensation	77,830	61,062
Deferred revenue	154,343	116,621
Capitalized research and development expenditures	6,693	2,394
Investment losses	2,306	2,088
Conditional royalty	13,529	15,969
Other	154	96

Gross deferred tax assets	436,666	312,856
Valuation allowance	(28,048)	(28,576)

Total deferred tax assets	408,618	284,280
Deferred Tax Liabilities:
Depreciation	7,134	(624)
Acquisition intangibles	(15,052)	(23,178)
Other	(15,709)	(453)

Total deferred tax liabilities	(23,627)	(24,255)

Net deferred tax assets	$384,991	$260,025

     Current net deferred tax assets are $207,050 and $127,197 as of fiscal 2009 and 2008, respectively. Noncurrent net deferred tax assets for fiscal 2009 and 2008 are $177,941 and $132,828, respectively, and are included in Long Term Deferred Taxes and Other Assets within the accompanying consolidated balance sheets. The valuation allowance decreased by $528 in fiscal 2009 primarily due to a change in the blended state tax rates.
     As discussed in Note 2, effective April 28, 2007, we adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.

     A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended
	April 24,	April 25,
	2009	2008
Balance, beginning of fiscal year	$97,765	$58,326
Additions based on tax positions related to the current year	13,831	21,184
Additions for tax positions of prior years	686	18,255
Decreases in tax positions of prior years	(2,190)	—

Balance, end of fiscal year (included in Other Long-term Obligations)	$110,092	$97,765

     Out of the entire balance of unrecognized tax benefits at April 24, 2009, $93,136 , if recognized, would affect our provision for income taxes.
     We recognize accrued interest and penalties related to unrecognized tax benefits in the income tax provision. During the fiscal years ended 2005 through 2009, we recognized total accrued interest and penalties of approximately $170 and have included this accrual in our liability for unrecognized tax benefits.
     We are subject to taxation in the United States, various states, and several foreign jurisdictions.
     The tax years that remain subject to examination for our major tax jurisdictions are shown below:
Tax Years Subject to Examination for Major Tax Jurisdictions at April 24, 2009

2003 — 2008	United States — federal income tax
2003 — 2008	United States — state and local income tax
2004 — 2008	Australia
2004 — 2008	Germany
2005 — 2008	India
2006 — 2008	Japan
2005 — 2008	The Netherlands
2004 — 2008	United Kingdom
     In addition, we are effectively subject to federal tax examination adjustments for tax years ended on or after fiscal year 2000, in that we have net operating loss carryforwards from these years that could be subject to adjustment, if and when utilized.
     We are currently undergoing federal income tax audits in the United States for the fiscal years 2003 and 2004 and in several foreign tax jurisdictions. The rights to some of our intellectual property (“IP”) are owned by certain of our foreign subsidiaries, and payments are made between foreign and U.S. tax jurisdictions relating to the use of this IP in a qualified cost sharing arrangement. Recently, several other U.S. companies have had their foreign IP arrangements challenged as part of IRS examinations, which have resulted in material proposed assessments and/or pending litigation. During fiscal 2009, we received Notices of Proposed Adjustments from the IRS in connection with the tax audit of our fiscal year 2003 and 2004 tax returns. We recently filed a protest with the IRS in response to the Notices of Proposed Adjustment. The Notices of Proposed Adjustment focus primarily on issues of the timing and the amount of income recognized and deductions taken during the audit years and on the level of cost allocations made to foreign operations during the audit years. At this time we cannot make a determination as to the amount our unrecognized tax benefits will be reduced as a result of the audit. We do not expect resolution of our IRS audit or other audits within significant foreign or state jurisdictions over the next 12 months.
     As mentioned above, the rights to some of our IP are owned by certain of our foreign subsidiaries, and payments are made between foreign and U.S. tax jurisdictions relating to the use of this IP and a qualified cost sharing arrangement. Effective September 27, 2007, the IRS’s Large and Mid-Sized Business Division (“LMSB”) released a Coordinated Issues Paper (“CIP”) with respect to qualified cost sharing arrangements (“CSAs”). Specifically, this CIP provides guidance to IRS personnel concerning methods that may be applied to evaluate the arm’s length charge (buy-in payment) for internally developed (pre-existing) as well as acquisition-related intangible property that is made available to a qualified CSA. On March 20, 2008, the IRS’s LMSB also released a CIP with respect to the cost sharing of stock based compensation. Specifically, this CIP provides guidance to IRS personnel concerning stock based compensation related to a CSA by providing that the parties to a CSA will share all costs related to intangible development of the covered intangibles, including but not limited to, salaries, bonuses, and other payroll costs and benefits. Taxpayers should include all forms of compensation in the cost pool, including those costs related to stock-based compensation.
     Additionally, the United States Court of Appeals for the Ninth Circuit on May 27, 2009 held in Xilinx Inc. v. Commissioner that stock-based compensation must be included in the research and development cost base of companies that have entered into a cost sharing arrangement and must, therefore, be allocated among the participants based on anticipated benefits. The Court’s reversal of the prior U.S. Tax Court decision will change our estimate of tax benefits that were required to be recognized in connection with our adoption of FIN 48 at the beginning of fiscal year 2008. We are currently evaluating the impact of the Xilinx case on our provision for income taxes for the first quarter of fiscal 2010 but expect any final adjustment will be limited to a reduction of our unrecognized tax attributes.
     Pursuant to the requirements of Footnote 82 of SFAS No. 123R, we do not include unrealized stock option attributes as components of our gross deferred tax assets and corresponding valuation allowance disclosures. Footnote 82 is applied on a prospective basis. The tax effected amounts of gross unrealized net operating loss and business tax credit carryforwards, and their corresponding valuation allowance excluded under Footnote 82 for the years ended April 24, 2009 and April 25, 2008 are $278,890 and $245,130, respectively, which will result in additional paid in capital if and when realized as a reduction in taxes otherwise paid.
     As of our fiscal years ended April 24, 2009 and April 25, 2008, the amount of accumulated unremitted earnings from our foreign subsidiaries under APB No. 23 is approximately $873,100 and $677,200, respectively.
     During fiscal 2006, our Netherlands subsidiary received a favorable tax ruling from the Netherlands tax authorities effective May 1, 2005. This ruling replaced a previous Netherlands tax ruling that was scheduled to expire on December 31, 2005. This ruling results in both a lower level of earnings subject to tax in the Netherlands and an extension of the expiration date to April 30, 2010.
     Network Appliance Systems India Pvt. Ltd. received a tax holiday from the Indian tax authorities attributed to its call center and research and development activities effective June 6, 2003. These activities qualify under the Software Technology Park of India (“STPI”) incentive for the development and manufacture of computer software and information technology enabled services. Under this tax holiday, net income derived from call center and research and development activities is exempt from Indian taxation. This tax holiday is set to expire on March 31, 2010. Notwithstanding qualification for this tax holiday, new general minimum tax rules in India effective for us as of fiscal 2009 override the full tax exemption. For fiscal 2009, we were subject to a minimum tax on this income in India at a rate of 11.33%.
     As of April 24, 2009, our Netherlands subsidiary had a conditional royalty expense carryforward of $62,624 that may become available for offset against future Netherlands income. The carryforward may not, however, be used to offset income under the new Netherlands tax ruling expiring April 30, 2010. The carryforward does not have an expiration date. We have established a valuation allowance against the deferred tax asset for the carryforward based upon our belief that we will not be able to utilize this attribute. In the event we are able to utilize this attribute, the tax benefit of the carryforward will be accounted for as a credit to stockholders’ equity of $9,219 and as a reduction to the income tax provision of $6,750.
     As of April 24, 2009, the federal and state net operating loss carryforwards for income tax purposes were approximately $538,372 and $142,414, respectively. The federal net operating loss carryforwards will begin to expire in fiscal 2020. State net operating losses of $6,074 will expire in fiscal years 2010 through 2012; $10,640 will expire in fiscal year 2013 while the remaining $125,700 will expire in fiscal years 2014 through 2029.
     As of April 24, 2009, we had federal and state tax credit carryforwards of approximately $81,635 and $81,220, respectively, available to offset future income tax liabilities. Federal tax credit carryforwards of $40,077 will begin to expire in fiscal years 2010 through 2021, while the remaining $41,558 will expire in fiscal years beginning 2022. State tax credits of $41 will expire in fiscal years 2010 through 2013, while the remaining $81,179 is available indefinitely to reduce cash taxes otherwise payable. As discussed above, most of the net operating loss and tax credit carryovers, if realized, will be recognized as additional paid in capital in that they are employee stock option tax attributes.
     During fiscal 2004, as part of our acquisition of Spinnaker, we acquired approximately $52,000 and $12,000 of federal and state net operating losses, respectively, and $2,700 of federal tax credits that were realized as deferred tax assets upon acquisition. We also established a valuation allowance of $2,400 against a portion of the state net operating loss carryforwards of Spinnaker, which if utilized, will be treated as a reduction of income tax expense.

     During fiscal 2006, as part of our acquisition of Decru, we acquired approximately $32,100 of federal net operating losses and $1,100 of federal tax credits that were realized as deferred tax assets upon acquisition. We also established valuation reserves of $1,200 and $1,200 against all of Decru’s state net operating loss carryforwards and state tax credit carryforwards, respectively, that existed as of the acquisition date. If utilized, these attributes will be treated as a reduction of income tax expense.
7. Segment, Geographic, and Significant Customer Information
     Under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” we operate in one reportable industry segment: the design, manufacturing, marketing, and technical support of high-performance networked storage solutions. We market our products in the U.S. and in foreign countries through our sales personnel and our subsidiaries. The Company’s Chief Executive Officer and Chief Operating Officer are considered our Chief Operating Decision Makers (“CODMs”), as defined by SFAS No. 131. The CODMs evaluates resource allocation decisions and operational performance based upon revenue by geographic regions. Under SFAS No. 131, we have one reportable segment, as our three geographic operating segments can be aggregated into one reportable segment as they have similar operating characteristics. For fiscal years 2009, 2008 and 2007, we recorded revenue from customers throughout the U.S. and Canada, Europe, Latin America, Australia, and Asia Pacific.
     The following table presents net revenues for the years ended April 24, 2009, April 25, 2008, and April 27, 2007, by geographic area and long-lived assets as of April 24, 2009, and April 25, 2008, by geographic area.

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Net Revenues:
United States	$1,753,559	$1,748,916	$1,550,268
Other International	1,295,225	1,236,162	1,029,468
Germany	357,609	318,089	224,546

Net revenues	$3,406,393	$3,303,167	$2,804,282

	April 24,	April 25,
	2009	2008
Long-lived Assets:
United States	$1,802,758	$1,837,586
Other International	142,837	165,969

Total Long-lived Assets	$1,945,595	$2,003,555

     Net revenues above are attributed to geographic area based on customers’ shipment locations.
     International sales include export sales primarily to the United Kingdom, Japan, France, the Netherlands, Switzerland, Canada, and Australia. Germany accounted for 10.5% or more of net revenues in fiscal 2009. No single foreign country accounted for 10% or more of net revenues in fiscal 2008 and 2007.
     During fiscal 2009, two U.S. distributors accounted for approximately 10.6% and 10.5% of our net revenues, respectively. No customer accounted for ten percent of our net revenues during fiscal 2008 and 2007.
8. Fair Value of Financial Instruments
     Effective April 26, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (SFAS No. 157), except as it applies to the non-financial assets and non-financial liabilities subject to Financial Staff Position SFAS No. 157-2.
     SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing assets or liabilities. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which these assets and liabilities would be transacted.

     In October 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP No. 157-3”). FSP No. 157-3 clarifies the application of SFAS No. 157, which we adopted as of July 26, 2008, in situations where the market is not active. The adoption of FSP No. 157-3 did not have a material impact on our consolidated financial position or results of operations.
     In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue 99-20.” FSP EITF No. 99-20-1 requires us to recognize other-than temporary impairments as a realized loss through earnings when it is probable that there has been an adverse change in estimated cash flows from the cash flows previously projected. We adopted FSP No. EITF 99-20-1 as of January 24, 2009. Adoption did not have a material impact on our results of operations, financial position, or cash flows.
     Fair Value Hierarchy:
     SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions is as follows:
     Level 1: observable inputs such as quoted prices in active markets for identical assets or liabilities, and readily accessible by us at the reporting date;
     Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly in active markets; and
     Level 3: unobservable inputs in which there is little or no market data, which require us to develop our own assumptions.
     We consider an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and view an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate our own or the counterparty’s non-performance risk is considered in determining the fair values of liabilities and assets, respectively.
     The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis in accordance with SFAS No. 157 as of April 24, 2009:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Corporate bonds	$486,667	$—	$486,667	$—
Trading securities	7,934	7,934	—	—
U.S. government agency bonds	81,774	—	81,774	—
U.S. Treasuries	32,635	32,635	—	—
Corporate securities	486,083	—	486,083	—
Certificates of deposit	115,085	—	115,085	—
Money market funds	1,327,794	1,276,164	—	51,630
Auction rate securities	66,537	—	—	66,537
Investment in nonpublic companies	3,969	—	—	3,969
Foreign currency contracts	6,199	—	6,199	—

Total	$2,614,677	$1,316,733	$1,175,808	$122,136

Liabilities
Foreign currency contracts	$2,289	$—	$2,289	$—

     Reported as:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Cash equivalents(1)	$1,368,355	$1,276,164	$92,191	$—
Short-term investments	1,110,053	32,635	1,077,418	—
Trading securities(2)	7,934	7,934	—	—
Long-term investments(3)	122,136	—	—	122,136
Foreign currency contracts(4)	6,199	—	6,199	—

Total	$2,614,677	$1,316,733	$1,175,808	$122,136

Liabilities
Foreign currency contracts(5)	$2,289	$—	$2,289	$—

(1)	Included in “Cash and cash equivalents” in the accompanying consolidated balance sheets as of April 24, 2009, in addition to $125,798 of cash.

(2)	Trading securities relate to a deferred compensation plan; $953 of the deferred compensation plan assets were included in “Prepaid expenses and other assets” and $6,981 of the deferred compensation plan assets were included in “Long-term deferred income taxes and other assets” in the accompanying consolidated balance sheets as of April 24, 2009.

(3)	Included in “Long-term investments and restricted cash” in the accompanying consolidated balance sheets as of April 24, 2009, in addition to $5,181 of long-term restricted cash.

(4)	Included in “Prepaid expenses and other assets” in the accompanying consolidated balance sheets as of April 24, 2009.

(5)	Included in “Other accrued liabilities” in the accompanying consolidated balance sheets as of April 24, 2009.
     Our marketable securities include U.S. Treasury securities, U.S. government agency bonds, corporate bonds, corporate securities, auction rate securities, and money market funds, including the Primary Fund and certificates of deposit. Cash equivalents consist of instruments with remaining maturities of three months or less at the date of purchase. The remaining balance of cash equivalents consists primarily of certain money market funds, for which the carrying amounts is a reasonable estimate of fair value.
     We classify investments within Level 1 if quoted prices are available in active markets. Level 1 investments generally include U.S. Treasury notes, trading securities with quoted prices on active markets, and money market funds, with the exception of the Primary Fund, which is classified in Level 3.
     We classify items in Level 2 if the investments are valued using observable inputs to quoted market prices, benchmark yields, reported trades, broker/dealer quotes or alternative pricing sources with reasonable levels of price transparency. These investments include: corporate bonds, corporate securities, U.S. government agency bonds, certificates of deposit, and foreign currency contracts. Investments are held by a custodian who obtains investment prices from a third party pricing provider that uses standard inputs to models which vary by asset class. We corroborate the prices obtained from the pricing service against other independent sources and, as of April 24, 2009, have not found it necessary to make any adjustments to the prices obtained. Included in Level 2 are corporate bonds issued by Lehman Brothers.
     Our foreign currency forward exchange contracts are also classified within Level 2. We determine the fair value of these instruments by considering the estimated amount we would pay or receive to terminate these agreements at the reporting date. We use observable inputs, including quoted prices in active markets for similar assets or liabilities. Foreign currency contracts consist of forward foreign exchange contracts for primarily the Euro, British pound, Canadian dollar, and Australian dollar. Our foreign currency derivative contracts are classified within Level 2 as the valuation inputs are based on quoted market prices of similar instruments in active markets. In fiscal 2009, net losses generated by hedged assets and liabilities totaled $25,905, which were offset by gains on the related derivative instruments of $20,872. In fiscal 2008, net gains generated by hedged assets and liabilities totaled $12,752, which were offset by losses on the related derivative instruments of $13,487. In fiscal 2007, net gains generated by hedged assets and liabilities totaled $5,180, which were offset by losses on the related derivative instruments of $2,829.

     We classify items in Level 3 if the investments are valued using a pricing model or based on unobservable inputs in the market. These investments include auction rate securities, the Primary Fund and cost method investments.
     The table below provides a reconciliation of our Level 3 financial assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for fiscal 2009.

	Fair Value Measurements
	Using Significant
	Unobservable Inputs (Level 3)
		Auction Rate	Private Equity	Nonpublic
	Primary Fund	Securities	Fund	Companies
Beginning balance at April 25, 2008	$—	$72,600	$2,584	$8,585
Total unrealized losses included in other comprehensive income	—	(3,241)	—	—
Total realized losses included in earnings	—	(2,122)	(36)	(6,284)
Purchases, sales and settlements, net	(546,344)	(700)	(525)	(355)
Transfers to Level 3	597,974	—	—	—

Ending balance at April 24, 2009	$51,630	$66,537	$2,023	$1,946

     As of April 24, 2009, we have an investment in the Primary Fund, an AAA-rated money market fund at the time of purchase, with a par value of $60,928 and an estimated fair value of $51,630, which suspended redemptions in September 2008 and is in the process of liquidating its portfolio of investments. During fiscal 2009, we recognized an other-than-temporary impairment charge of $9,298, which was our pro rata share of the Primary Fund’s overall investment in Lehman Brothers’ securities. All amounts invested in the Primary Fund are included in long-term investments given the lack of liquidity of the fund and the uncertainty as to the timing and the amount of the final distributions of the fund.
     The Primary Fund investments were classified as Level 3 due to lack of market data to determine fair value. We received total distributions of $546,344 in fiscal 2009 from the Primary Fund. Those proceeds have been invested in unrelated money market funds. Our remaining investment in the Primary Fund as of April 24, 2009 is $51,630.
     As of April 24, 2009, we had auction rate securities with a par value of $75,400 and an estimated fair value of $66,537. Substantially all of our ARS are backed by pools of student loans guaranteed by the U.S. Department of Education. During fiscal 2009, we recorded an other-than-temporary impairment loss of $2,122, due to a decline in the estimated fair values of certain of our ARS related to credit quality risk and rating downgrades. Based on an analysis of the fair value and marketability of these investments, we recorded temporary impairment charges of approximately $7,037 as of April 24, 2009, partially offset by unrealized gains of $296, within other comprehensive income (loss). We estimated the fair value for each individual ARS using an income (discounted cash flow) approach which incorporates both observable and unobservable inputs to discount the expected future cash flows. Based on our ability to access our cash and other short-term investments, our expected operating cash flows, and our other sources of cash, we have the intent and ability to hold these investments until recovery of par value. We will continue to monitor our ARS investments in light of the current debt market environment and evaluate our accounting for these investments quarterly.
     At April 24, 2009, we held $3,969 of other investments consisting of a private equity fund and direct investments in technology companies. These investments are accounted for using the cost method under Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” During fiscal 2009, we recorded $6,320 of impairment charges on certain of these investments and adjusted their carrying amount to fair value, as we deemed the decline in the value of those assets to be other-than-temporary. These cost method investments fall within Level 3 of the fair value hierarchy, due to the use of significant unobservable inputs to determine fair value, as the investments are in privately held technology entities without quoted market prices.
     Other Fair Value Disclosures
     In accordance with SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” we are required to disclose the fair value of our long-term debt at least annually or more frequently if the fair value has changed significantly. Our convertible notes and debt are carried at cost. The fair value of our debt also approximates its carrying value as of April 25, 2008 based upon inputs that are observable directly in active markets (Level 2). The estimated fair value of the Notes was approximately $1,143,244 at April 24, 2009, based upon quoted market information (Level 2).
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 provides companies the option (the “Fair Value Option”) to measure certain financial instruments and other items at fair value. Unrealized gains and losses on items for which the Fair Value Option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, although earlier adoption is permitted. Currently, we have elected not to adopt the Fair Value Option under this pronouncement.
     The following table provides information about our foreign exchange forward contracts and currency options contracts outstanding on April 24, 2009:

		Foreign	Notional	Notional
		Currency	Contract Value in	Fair Value in
Currency	Buy/Sell	Amount	USD	USD
Forward Contracts:
EUR	Sell	126,245	$166,863	$166,860
GBP	Sell	46,578	$68,217	$68,239
CAD	Sell	24,713	$20,458	$20,459
Other	Sell	N/A	$15,943	$15,942
AUD	Buy	34,661	$24,947	$24,943
Other	Buy	N/A	$17,569	$17,569
     The following table provides information about our foreign exchange forward contracts and currency options contracts outstanding on April 25, 2008:

		Foreign	Notional	Notional
		Currency	Contract Value in	Fair Value in
Currency	Buy/Sell	Amount	USD	USD
Forward Contracts:
EUR	Sell	153,226	$238,961	$238,740
GBP	Sell	46,488	$91,772	$91,978
CAD	Sell	21,480	$21,116	$21,115
Other	Sell	N/A	$15,490	$15,489
AUD	Buy	36,801	$34,127	$34,122
Other	Buy	N/A	$17,823	$17,820
9. Derivatives and Hedging Activities
     We use derivative instruments to manage exposures to foreign currency risk. Our primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency. The program is not designated for trading or speculative purposes. Our derivatives expose us to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. We seek to mitigate such risk by limiting our counterparties to major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis. We also have in place a master netting arrangement to mitigate the credit risk of our counterparty and potentially to reduce our losses due to counterparty nonperformance. All contracts have a maturity of less than six months.
     In accordance with SFAS No. 133 (“SFAS No. 133”), “Accounting for Derivative Instruments and Hedging Activities”, we recognize derivative instruments as either assets or liabilities on the balance sheet at fair value. Changes in fair value (i.e. gains or losses) of the derivatives are recorded as revenues or other income (expense), or as accumulated other comprehensive income (“OCI”). If the derivative is designated as a hedge, depending on the nature of the exposure being hedged, changes in fair value will either be offset against the change in fair value of the hedged items through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of the hedge is recognized in earnings immediately.
     Currently, we do not enter into any foreign exchange forward contracts to hedge exposures related to firm commitments or nonmarketable investments. Our major foreign currency exchange exposures and related hedging programs are described below:
     Balance Sheet. We utilize monthly foreign currency forward and options contracts to hedge exchange rate fluctuations related to certain foreign monetary assets and liabilities. These derivative instruments do not subject us to material balance sheet risk due to exchange rate movements because gains and losses on these derivatives are intended to offset gains and losses on the assets and liabilities being hedged and the net amount is included in earnings. In fiscal 2009, net loss generated by hedged assets and liabilities totaled $25,905, which were offset by gains on the related derivative instruments of $20,872, which includes time value expense of $719 on cash flow revenue hedge contracts.

     Forecasted Transactions. We use currency forward contracts to hedge exposures related to forecasted sales denominated in certain foreign currencies. These contracts are designated as cash flow hedges and in general closely match the underlying forecasted transactions in duration. The contracts are carried on the balance sheet at fair value, and the effective portion of the contracts’ gains and losses is recorded as other comprehensive income (loss) until the forecasted transaction occurs. When the forecasted transaction occurs, we reclassify the related gain or loss on the cash flow hedge to revenue. If the underlying forecasted transactions do not occur, or it becomes probable that they will not occur, the gain or loss on the related cash flow hedge is recognized immediately in earnings. We measure the effectiveness of hedges of forecasted transactions on a monthly basis by comparing the fair values of the designated currency forward contracts with the fair values of the forecasted transactions. The ineffective portion of the derivative hedging gain or loss as well as changes in the fair value of the derivative’s time value (which are excluded from the assessment of hedge effectiveness) is recognized in current period earnings. During fiscal 2009, no ineffectiveness was recognized in earnings and the time value component in our cash flow hedges of $719 was recognized as a reduction to other income, (expenses), net.
     Over the next twelve months, it is expected that $524 of derivative net losses recorded in other comprehensive income (“OCI”) as of April 24, 2009 will be reclassified into earnings as an adjustment to sales revenue. The maximum length of time over which forecasted foreign denominated sales revenues are hedged is six months.
     As of April 24, 2009, we had the following outstanding currency forward contracts that were entered into to hedge forecasted foreign denominated sales and our balance sheet monetary asset and liability exposures:
Cash Flow Hedges:

Currency	Buy/Sell	Notional
Euro (EUR)	Sell	$39,960
British pound (GBP)	Sell	18,476
Balance Sheet contracts:

Currency	Buy/Sell	Notional
Euro (EUR)	Sell	$126,900
British pound (GBP)	Sell	49,763
Canadian dollar (CAD)	Sell	20,459
Other	Sell	15,942
Australia Dollar (AUD)	Buy	24,943
Other	Buy	17,569
     We net derivative assets and liabilities in the consolidated balance sheets to the extent that master netting arrangements meet the requirements of FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts (“Interpretation No. 39”), as amended by FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements.”
     The fair value of derivative instruments in our consolidated balance sheets as of April 24, 2009 was as follows (in thousands):

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
			Balance
	Balance Sheet		Sheet
	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments:

Foreign exchange forward contracts	Prepaid expense and other assets	$1	Accrued expenses	$(542)
Derivatives not designated as hedging instruments:

Foreign exchange forward contracts	Prepaid expense and other assets	7,193	Accrued expenses	(2,742)

Total derivatives		$7,194		$(3,284)

     The effect of derivative instruments designated as cash flow hedges on our consolidated statements of operations for the year ended April 24, 2009 was as follows (in thousands):

	Gain (Loss)	Gain (Loss)	Gain (Loss)
	Recognized in	Reclassified	Recognized in
Derivatives in Cash Flow Hedging Relationships	OCI(1)	from AOCI(2)	Income(3)
Foreign exchange forward contracts	$3,280	$2,509	$(719)

(1)	Amount recognized in OCI (effective portion).

(2)	Amount of gain (loss) reclassified from accumulated OCI into income (effective portion) located in revenue.

(3)	No ineffectiveness was recognized during the year. Amount of loss recognized in income on derivatives relate to the time value amount being excluded from the effectiveness testing. Such amount is located in interest and other income, net.
     The effect of derivative instruments not designated as hedges on our consolidated statements of operations for the year ended April 24, 2009 was as follows (in thousands):

Gain (Loss)
Derivatives Not Designated as Hedging Instruments	Recognized (*)
Foreign exchange forward contracts	$21,591

(*)	Amount of gain (loss) recognized in income located in interest and other income (expense), net.
10. Employee Benefit, Incentive Compensation Plans and Deferred Compensation
     We have established a 401(k) tax-deferred savings plan (“Savings Plan”). Employees meeting the eligibility requirements, as defined, may contribute specified percentages of their salaries. We contributed $13,568, $12,241, and $10,920 for fiscal 2009, 2008 and 2007, respectively to the Savings Plan.
     All employees of the Company are eligible to participate in the Incentive Compensation Plan (“Incentive Plan”) provided that they meet certain requirements pursuant to the Incentive Plan. Incentive Plan contributions totaled $66,178, $56,632, and $56,722 in fiscal 2009, 2008 and 2007.
     At April 24, 2009, we have marketable securities of $7,934 related to investments in debt and equity securities that are held in a rabbi trust under non-qualified deferred compensation plans. The total related deferred compensation liability was $7,934 at April 24, 2009, of which $953 was classified as other accrued liabilities and $6,981 was classified as other long-term obligations in our consolidated balance sheets.
11. Business Combinations and Divestitures
     We have acquired two companies over the last three fiscal years. The total purchase price paid for each of these companies is summarized below:

	Year Ended
	April 25, 2008	April 27, 2007
	Onaro	Topio
Cash consideration	$104,524	$136,852
Fair value of vested stock options assumed	5,217	8,369
Acquisition-related transaction costs	989	882

	$110,730	$146,103

Number of vested stock options assumed	335	858

     In accordance with SFAS No. 141, we allocate the purchase price to the estimated tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. The purchase price allocations are as follows:

	Year Ended
	April 25,	April 27,
	2008	2007
	Onaro	Topio
Fair value of tangible assets acquired	$10,410	$7,905
Intangible assets:
Existing Technology	23,900	18,800
Patents and Core Technology	5,500	3,800
Customer Relationships	5,000	8,300
Non compete agreements	—	300
Trademarks and tradenames	1,600	200
Goodwill	79,211	114,700
Fair value of liabilities assumed	(3,182)	(2,752)
Deferred income taxes	(11,709)	(5,150)

	$110,730	$146,103

     The historical operations of each of those entities were not significant and accordingly no pro forma information has been provided.
     Acquisition of Onaro
     On January 28, 2008, we acquired Onaro, Inc. (“Onaro”), a privately-held company based in Boston, Massachusetts, that provided software solutions for enterprises to increase service quality, return on storage, and compliance by managing storage as a service. Goodwill of $79,211 was recorded in connection with our acquisition of Onaro. The acquisition gave our customers access to new storage service management and change management capabilities. It allowed us to help enterprise organizations increase data center and storage network efficiencies by proactively managing and optimizing storage service levels for availability and performance in dynamic data center environments, using our cost-effective and highly scalable modular storage systems.
     We plan to further develop and extend Onaro’s service management software technologies and build upon the foundation that the Onaro’s software provides. In addition, Onaro has an experienced and knowledgeable workforce and an existing infrastructure. These opportunities, along with the ability to leverage the Onaro workforce, were primary contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed were based on management estimates and assumptions, and other information compiled by management that utilized established valuation techniques appropriate for the high-technology industry. Goodwill recorded as a result of this acquisition is not expected to be deductible for tax purposes.
     The net deferred income tax liability of $11,709 recorded in connection with this acquisition is comprised of deferred tax assets of $2,893, primarily related to net operating losses incurred from inception through the acquisition date and a deferred tax liability of $14,602 related to acquired intangible assets.
     As of the acquisition date, no amounts were allocated to in-process research and development. In-process research and development is dependent on the status of new projects on the date the acquisition is consummated. Prior to the acquisition date, Onaro had released new versions of its software products. Accordingly, there were no substantive research and development projects in process on the date the acquisition was consummated.
     Acquisition of Topio
     On December 7, 2006, we acquired Topio, Inc. (“Topio”), a privately-held company based in Santa Clara, California that developed and sold enterprise-class software for data replication and rapid recovery across the spectrum of locations, platforms and storage that support an enterprise. The acquisition will continue to expand our data protection portfolio and simplify the replication of data from other storage arrays to our storage systems.
     Goodwill of $114,700 was recorded in connection with our acquisition of Topio. The current and future potential of the Topio technology will enable us to expand our data protection portfolio and simplify the replication of data from other storage arrays to our storage systems. In addition, Topio has an experienced and knowledgeable workforce and an existing infrastructure. These opportunities, along with the ability to leverage the Topio workforce, were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management estimates and assumptions, and other information compiled by management that utilized established valuation techniques appropriate for the high-technology industry. Goodwill recorded as a result of this acquisition is not expected to be deductible for tax purposes.
     The net deferred income tax liability of $5,150 recorded in connection with this acquisition is comprised of deferred tax assets of $7,644 primarily related to net operating losses incurred from inception through the acquisition date and a deferred tax liability of $12,794 related to acquired intangible assets.
     Because Topio had recently introduced its products as of the date of acquisition, no amount was allocated to in-process research and development.
     Divestiture of NetCache
     On September 11, 2006, we completed the sale of certain assets of our NetCache product line to Blue Coat and agreed not to compete in the market served by NetCache for a period of no less than three years from and after September 11, 2006. We received $23,914 in cash and 360 shares of Blue Coat’s common stock with a fair value of $4,637 as of September 11, 2006. In addition, we accrued $2,032 for costs expected to be incurred to fulfill our engineering and service contractual obligations. Because of these continuing obligations, the NetCache sale did not qualify for presentation as a discontinued operation. As a result of this divestiture, we recorded a pre-tax gain of $25,339 in our income from operations and a reduction of goodwill of $1,179. We recorded revenues of $57,421 from NetCache products for fiscal 2007. The contribution to operating income from these products was not significant.
12. Goodwill and Purchased Intangible Assets
     Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill attributable to each of our reporting units is required to be tested for impairment by comparing the fair value of each reporting unit with its carrying value. Our reporting units are the same as our operating segments, as defined by SFAS No. 131, “Segment Reporting.”
     We evaluate the recoverability of goodwill annually, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. During fiscal 2009, we experienced a decline in our stock price, resulting in a loss of market capitalization. However, we determined that no events or circumstances had occurred to indicate that an assessment was necessary, other than our required annual assessment. As of April 24, 2009 and April 25, 2008, there was no impairment of goodwill. We will continue to monitor conditions and changes in the global economy that could impact future operating results of our reporting units. If the businesses acquired fail to meet our expectations as set out at the time of acquisition or if the market capitalization of our stock trades at a depressed level for an extended period of time, we could incur significant impairment charges which could negatively impact our financial results. Goodwill activity is summarized as follows:

Goodwill
April 27, 2007	$601,056
Adjustments	(213)
Additions	79,211

April 25, 2008	$680,054
Adjustments	932
Additions	—

April 24, 2009	$680,986

     In fiscal 2008, we acquired Onaro and recorded goodwill of $79,211 resulting from the allocation of the purchase price and decreased goodwill by $213 relating to escrow funds received from Topio purchase transaction. In fiscal 2009, we increased goodwill by $932 relating to the tax benefits associated with the subsequent exercise of previously vested assumed Spinnaker and Onaro options.

     The change in the net carrying amount of intangibles for the periods ended April 24, 2009 and April 25, 2008 is as follows:

	April 24, 2009	April 25, 2008
Beginning balance	$90,075	$83,009
Recognized in connection with acquisitions	—	36,000
Amortization	(29,414)	(28,934)
Impairment charges	(14,917)	—

Ending balance	$45,744	$90,075

     Intangible assets balances are summarized as follows:

		April 24,			April 25,
	Amortization	2009			2008
	Period	Gross	Accumulated	Net	Gross	Accumulated	Net
	(Years)	Assets	Amortization	Assets	Assets	Amortization	Assets
Identified Intangible Assets:
Patents	5	$10,040	$(9,891)	$149	$10,040	$(9,411)	$629
Existing technology	4 - 5	107,860	(71,210)	36,650	126,660	(56,095)	70,565
Trademarks/tradenames	2 - 7	6,600	(3,419)	3,181	6,600	(2,328)	4,272
Customer Contracts/relationships	1.5 - 8	12,500	(6,736)	5,764	20,800	(6,191)	14,609

Total Identified Intangible Assets, Net		$137,000	$(91,256)	$45,744	$164,100	$(74,025)	$90,075

     Amortization expense for identified intangibles is summarized below:

	Year Ended
	April 24,	April 25,	April 27,
	2009	2008	2007
Patents	$479	$1,982	$1,982
Existing technology	24,515	22,582	17,581
Other identified intangibles	4,420	4,370	3,879

	$29,414	$28,934	$23,442

     Our acquired patents are intended to enhance our technology base to build next-generation network-attached storage, storage area network, and fabric-attached storage systems for the benefit of our enterprise customers. The costs of such patents for use in research and development activities that have alternative future uses have been capitalized and amortized over an estimated useful life of five years as research and development expenses.
     Existing technology is amortized as cost of product revenue. Trademarks, tradenames, customer contracts and relationships are amortized as sales and marketing expenses. Covenants not to compete are amortized as general and administrative expenses.
     In December 2008, we decided to cease development and availability of our SnapMirror for Open Systems product. In connection with this decision, we recorded charges of $14,917 attributable to the impairment of existing technology and customer contracts/relationships related to our Topio acquisition.
     Based on the identified intangible assets recorded at April 24, 2009, the future amortization expense of identified intangibles for the next five fiscal years is as follows:

Fiscal Year Ending April,	Amount
2010	$20,636
2011	11,701
2012	7,150
2013	4,963
2014	554
Thereafter	740

Total	$45,744

13. Restructuring and Other Charges
     Fiscal 2009 Restructuring Plans
     In February 2009, we announced our decision to execute a worldwide restructuring program, which included a reduction in workforce, the closing or downsizing of certain facilities, and the establishment of a plan to outsource certain internal activities. In December 2008, we announced our decision to cease the development and availability of our SnapMirror® for Open Systems (“SMOS”) product, which was originally acquired through our acquisition of Topio in fiscal 2007. As part of this decision, we also announced the closure of our engineering facility in Haifa, Israel.
     These restructuring activities resulted in restructuring charges totaling $51,447 related to severance-related amounts and other charges attributable to the termination of approximately 450 regular positions, abandoned excess facilities charges relating to non-cancelable lease costs, which are net of expected sublease income; contract cancellation charges; and outplacement expenses, to support restructuring and fixed assets intangibles write-offs; as well as $2,959 of other charges to support our restructuring initiatives. In recording the facility lease restructuring reserve, we made certain estimates and assumptions related to the (i) time period over which the relevant buildings would remain vacant, (ii) sublease terms, and (iii) sublease rates.
     As of April 24, 2009, approximately $15,896 of the costs associated with these activities were unpaid. We expect that severance-related charges and other costs will be substantially paid by the third quarter of fiscal 2010 and the facilities-related lease payments to be substantially paid by the third quarter of fiscal 2013.
     Fiscal 2002 Restructuring Plan
     As of April 24, 2009, we also have $1,265 remaining in facility restructuring reserves established as part of a restructuring in fiscal 2002 related to future lease commitments on exited facilities, net of expected sublease income. We reevaluate our estimates and assumptions periodically and make adjustments as necessary based on the time period over which the facilities will be vacant, expected sublease terms, and expected sublease rates. During fiscal 2009, we recorded restructuring recoveries of $61 resulting from a change in the estimated operating expenses relating to this facility restructuring reserve. We expect to substantially fulfill the remaining contractual obligations related to this facility restructuring reserve by fiscal 2011.
     The following table summarizes the provisions, respective payments, and remaining accrued balance as of April 24, 2009 for charges incurred in fiscal year 2009, 2008 and 2007:

	Severance-		Contract		Fixed
	Related		Cancellation		Assets	Intangible
	Charges	Facilities	Costs	Other	Write-off	Write-off	Total
Reserve balance at April 28, 2006	$338	$2,666	$—	$—	$—	$—	$3,004
Recoveries	(74)	—	—	—	—	—	(74)
Cash payments and others	(264)	(582)	—	—	—	—	(846)

Reserve balance at April 27, 2007	—	2,084	—	—	—	—	2,084
Cash payments	—	(607)	—	—	—	—	(607)
Restructuring charges	—	447	—	—	—	—	447

Reserve balance at April 25, 2008	—	1,924	—	—	—	—	1,924
Restructuring and other charges	27,987	4,422	326	2,959	3,795	14,917	54,406
Cash payments	(17,640)	(957)	(125)	(1,783)	—	—	(20,505)
Non-cash charges	—	284	7	68	(3,795)	(14,917)	(18,353)
FX effect	(65)	(227)	(9)	(10)	—	—	(311)

Reserve balance at April 24, 2009	$10,282	$5,446	$199	$1,234	$—	$—	$17,161

     Of the reserve balance at April 24, 2009, $14,665 was included in other accrued liabilities, and the remaining $2,496 was classified as other long-term obligations.

14. Commitments and Contingencies
     The following summarizes our commitments and contingencies at April 24, 2009, and the effect such obligations may have on our future periods:

	2010	2011	2012	2013	2014	Thereafter	Total
Contractual Obligations:
Office operating lease payments(1)	$26,364	$22,408	$17,752	$14,770	$12,682	$30,195	$124,171
Real estate lease payments(2)	3,861	3,861	3,861	129,566	—	—	141,149
Equipment operating lease payments(3)	19,080	11,106	3,391	1,240	—	—	34,817
Venture capital funding commitments(4)	160	147	12	—	—	—	319
Purchase Commitments with contract manufacturers(5)	83,689						83,689
Capital expenditures(6)	6,461	—	—	—	—	—	6,461
Communications and maintenance(7)	24,978	14,516	3,561	442	—	—	43,497

Total Contractual Cash Obligations	$164,593	$52,038	$28,577	$146,018	$12,682	$30,195	$434,103

Other Commercial Commitments:
Letters of credit(8)	$4,816	$203	$320	$60	$—	$522	$5,921

(1)	We enter into operating leases in the normal course of business. We lease sales offices and research and development facilities under operating leases throughout the United States and internationally, which expire on various dates through fiscal year 2019. Substantially all lease agreements have fixed payment terms based on the passage of time and contain payment escalation clauses. Some lease agreements provide us with the option to renew or terminate the associated lease. Our future operating lease obligations would change if we were to exercise these options and if we were to enter into additional operating lease agreements. Facilities operating lease payments exclude the leases impacted by the restructurings described in Note 13. Total rent expense for all facilities was $28,805 for year ended April 24, 2009, and $29,586 and $23,986 for years ended April 25, 2008 and April 27, 2007, respectively.

(2)	Included in real estate lease payments pursuant to four financing arrangements with BNP Paribas Leasing Corporation (“BNPPLC”) are (i) lease commitments of $3,861 in each of the fiscal years 2010, 2011, and 2012; $2,448 in fiscal 2013; and none in fiscal 2014, which are based on the LIBOR rate at April 24, 2009 plus a spread or a fixed rate, for terms of five years; and (ii) at the expiration or termination of the lease, a supplemental payment obligation equal to our minimum guarantee of $127,118 in the event that we elect not to purchase or arrange for sale of the buildings.

(3)	Equipment operating leases include servers and IT equipment used in our engineering labs and data centers.

(4)	Venture capital funding commitments include a quarterly committed management fee based on a percentage of our committed funding to be payable through June 2011.

(5)	Contract manufacturer commitments consist of obligations for on hand inventories and non-cancelable purchase order with our contract manufacturer . We record a liability for firm, noncancelable, and nonreturnable purchase commitments for quantities in excess of our future demand forecasts, which is consistent with the valuation of our excess and obsolete inventory. As of April 24, 2009, the liability for these purchase commitments in excess of future demand was approximate $3,200 and is recorded in other current liabilities.

(6)	Capital expenditures include worldwide contractual commitments to purchase equipment and to construct buildings and leasehold improvements, which will ultimately be recorded as property and equipment.

(7)	Communication and maintenance represents payments we are required to make based on minimum volumes under certain communication contracts with major telecommunication companies as well as maintenance contracts with multiple vendors. Such obligations expire in September 2012.

(8)	The amounts outstanding under these letters of credit relate to workers’ compensation, a customs guarantee, a corporate credit card program, foreign rent guarantees, and surety bonds, which were primarily related to self-insurance.

     Real Estate Leases
     We have commitments related to four lease arrangements with BNPPLC for approximately 564,274 square feet of office space for our headquarters in Sunnyvale, California. As of April 24, 2009, we have a leasing arrangement (“Leasing Arrangements 1”) which requires us to lease land in Sunnyvale to BNPPLC for a period of 99 years and to lease approximately 190,000 square feet of space costing up to $48,500. As of April 24, 2009, we also have commitments relating to financing and operating leasing arrangements with BNPPLC (“Leasing Arrangements 2, 3, 4”) for land and approximately 374,274 square feet of buildings located in Sunnyvale, California, costing up to $101,050. Under these leasing arrangements, we began paying BNPPLC minimum lease payments, which vary based on LIBOR plus a spread or a fixed rate on the costs of the facilities on the respective lease commencement dates. We will make payments for each of the leases for a term of five years. We have the option to renew each of the leases for two consecutive five-year periods upon approval by BNPPLC. Upon expiration (or upon any earlier termination) of the lease terms, we must elect one of the following options: (i) purchase the buildings from BNPPLC at cost; (ii) if certain conditions are met, arrange for the sale of the buildings by BNPPLC to a third party for an amount equal to at least 85% of the costs (residual guarantee), and be liable for any deficiency between the net proceeds received from the third party and such amounts; or (iii) pay BNPPLC supplemental payments for an amount equal to at least 85% of the costs (residual guarantee), in which event we may recoup some or all of such payments by arranging for a sale of each or all buildings by BNPPLC during the ensuing two-year period. The following table summarizes the costs, the residual guarantee, the applicable LIBOR plus spread or fixed rate at April 24, 2009, and the date we began to make payments for each of our leasing arrangements:

			LIBOR
			Plus	Lease
Leasing		Residual	Spread or	Commencement
Arrangements	Cost	Guarantee	Fixed Rate	Date	Term
1	$48,500	$41,225	3.99%	January 2008	5 years
2	$79,950	$67,958	1.36%	December 2007	5 years
3	$10,475	$8,904	3.97%	December 2007	5 years
4	$10,625	$9,031	3.99%	December 2007	5 years
     All leases require us to maintain specified financial covenants with which we were in compliance as of April 24, 2009. Such specified financial covenants include a maximum ratio of Total Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and a minimum amount of Unencumbered Cash and Short-Term Investments.
     On April 1, 2009, we terminated two leasing arrangement in connection with two buildings located in Sunnyvale, California and Research Triangle Park, North Carolina, and repaid $119,297 of the outstanding balance under the leasing arrangements, a portion of which is included in construction-in-progress at April 24, 2009.
     On December 1, 2008, we terminated a leasing arrangement in connection with a separate building located in Sunnyvale, California and repaid $8,080 of the outstanding balance drawn under the construction allowance. As a result of these terminations, we are no longer contractually obligated to pay lease payments for the lease periods and the residual guarantees.
     Guarantees
     As of April 24, 2009, our financial guarantees consisted of standby letters of credit outstanding, bank guarantees, foreign rent guarantees, service performance guarantees, customs and duties guarantees, VAT requirements, workers’ compensation plans and surety bonds, which were primarily related to self insurance. The maximum amount of potential future payments under these arrangements was $12,104 as of April 24, 2009, of which $1,001 and $5,182 were collateralized as short-term and long-term restricted cash and investments, respectively, on our balance sheet. The maximum amount of potential future payments under these arrangements was $253,350 as of April 25, 2008, of which $2,953 and $247,234 were collateralized by short-term and long-term restricted cash, respectively, on our consolidated balance sheets.
     Warranty Reserve
     We provide customers a warranty on software of ninety days and a warranty on hardware with terms ranging from one to three years. Estimated future warranty costs are expensed as a cost of product revenues when revenue is recognized, based on estimates of the costs that may be incurred under our warranty obligations including material, distribution and labor costs. Our accrued liability for estimated future warranty costs is included in other accrued liabilities and other long-term obligations on the accompanying consolidated balance sheets. Factors that affect our warranty liability include the number of installed units, estimated material costs, estimated distribution costs and estimated labor costs. We periodically assess the adequacy of our warranty accrual and adjust the amount as considered necessary. During fiscal year 2009, 2008, and 2007, we accrued warranty charges of $25,909, $26,997 and $22,082, respectively. As of April 24, 2009 and April 25, 2008, our warranty reserve accrual balances were $42, 325 and $42,815, respectively.

     Recourse and Nonrecourse Leases
     We have both recourse and nonrecourse lease financing arrangements with third-party leasing companies through preexisting relationships with customers. Under the terms of recourse leases, which are generally three years or less, we remain liable for the aggregate unpaid remaining lease payments to the third-party leasing company in the event that any customers default. These arrangements are generally collateralized by a security interest in the underlying assets. For these recourse arrangements, revenues on the sale of our product to the leasing company are deferred and recognized into income as payments to the leasing company are received. As of April 24, 2009, and April 25, 2008, the maximum recourse exposure under such leases totaled approximately $25,682 and $24,842, respectively. Under the terms of the nonrecourse leases, we do not have any continuing obligations or liabilities. To date, we have not experienced material losses under our lease financing programs.
     Purchase Commitments
     In the normal course of business we make commitments to our third party contract manufacturers, to manage manufacturer lead times and meet product forecasts, and to other parties, to purchase various key components used in the manufacture of our products. We establish accruals for estimated losses on purchased components for which we believe it is probable that they will not be utilized in future operations. To the extent that such forecasts are not achieved, our commitments and associated accruals may change.
     Indemnification agreements
     We enter into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, we agree to defend and indemnify the other party — primarily our customers or business partners or subcontractors — for damages and reasonable costs incurred in any suit or claim brought against them alleging that our products sold to them infringe any U.S. patent, copyright, trade secret, or similar right. If a product becomes the subject of an infringement claim, we may, at our option: (i) replace the product with another noninfringing product that provides substantially similar performance; (ii) modify the infringing product so that it no longer infringes but remains functionally equivalent; (iii) obtain the right for the customer to continue using the product at our expense and for the reseller to continue selling the product; (iv) take back the infringing product and refund to customer the purchase price paid less depreciation amortized on a straight-line basis. We have not been required to make material payments pursuant to these provisions historically. We have not recorded any liability at April 24, 2009, and April 25, 2008, respectively, related to these guarantees since the maximum amount of potential future payments under such guarantees, indemnities and warranties is not determinable, other than as described above.
     Legal Contingencies
     We are subject to various legal proceedings and claims which may arise in the normal course of business. While the outcome of these legal matters is currently not determinable, we do not believe that any current litigation or claims will have a material adverse effect on our business, cash flow, operating results, or financial condition.
     In April 2009, we entered into a settlement agreement with the United States of America, acting through the United States Department of Justice (“DOJ”) and on behalf of the General Services Administration (the “GSA”), under which we agreed to pay the United States $128,000, plus interest of $715, related to a dispute regarding our discount practices and compliance with the price reduction clause provisions of GSA contracts between August 1997 and February 2005.
     On September 5, 2007, we filed a patent infringement lawsuit in the Eastern District of Texas seeking compensatory damages and a permanent injunction against Sun Microsystems. On October 25, 2007, Sun Microsystems filed a counter claim against us in the Eastern District of Texas seeking compensatory damages and a permanent injunction. On October 29, 2007, Sun filed a second lawsuit against us in the Northern District of California asserting additional patents against us. The Texas court granted a joint motion to transfer the Texas lawsuit to the Northern District of California on November 26, 2007. On March 26, 2008, Sun filed a third lawsuit in federal court that extends the patent infringement charges to storage management technology we acquired in January 2008. The three lawsuits are currently in the discovery phase and no trial date has been set, so we are unable at this time to determine the likely outcome of these various patent litigations. Since we are unable to reasonably estimate the amount or range of any potential settlement, no accrual has been recorded as of April 24, 2009.

15. Subsequent Event
     On May 20, 2009, we entered into an Agreement and Plan of Merger (the merger agreement) by and among us, Kentucky Merger Sub One Corporation, our wholly owned subsidiary, referred to as Merger Sub One, Derby Merger Sub Two LLC, our wholly owned subsidiary, referred to as Merger Sub Two, and Data Domain. The merger agreement was subsequently amended on June 3, 2009 to reflect the terms described below. The merger agreement provides for the acquisition of Data Domain by NetApp by means of a merger of Merger Sub One with and into Data Domain, referred to as the first-step merger, with Data Domain as the interim surviving entity, immediately followed by a merger of Data Domain, as the interim surviving entity, with and into Merger Sub Two, referred to as the second-step merger, with Merger Sub Two as the final surviving entity.
     Upon the completion of the first-step merger, Data Domain will become our wholly owned subsidiary, and each share of Data Domain common stock issued and outstanding immediately prior to the completion of the first-step merger, will be cancelled and converted into the right to receive, subject to adjustment as described below, a combination of $16.45 in cash, or the cash consideration, without interest and less any required withholding, and a certain number of shares of our common stock, or the stock consideration, and together with the cash consideration, the merger consideration. The number of shares of our common stock issuable in exchange for Data Domain common stock will be determined by dividing $13.55 by the closing average, defined as the average closing price of our common stock on the NASDAQ Global Select Market for the 10 consecutive trading days ending on the third trading day immediately prior to the closing date of the first-step merger; provided, that if the closing average is less than $17.41, each share of Data Domain common stock will be exchangeable for 0.7783 shares of our common stock and if the closing average is greater than $21.27, each share of Data Domain common stock will be exchangeable for 0.637 shares of our common stock. In the event that the exchange ratio is greater than or equal to 0.7006 and less than 0.7783, we may (a) reduce the stock consideration by such amount as we may determine and (b) increase the cash consideration by an amount equal to the product of (i) the amount of such reduction in the stock consideration multiplied by (ii) the closing average. However, we may not reduce the amount of the stock consideration and increase the cash consideration as described in the immediately preceding sentence to the extent that it would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization under the Internal Revenue Code. In addition, if the aggregate amount of the stock consideration issuable in the merger (including the stock consideration issuable to holders of Data Domain options and restricted stock units) would exceed 19.5% of the outstanding shares of our common stock immediately prior to the effective time of the first-step merger, the stock consideration will be decreased to the minimum extent necessary so that no more than 19.5% of the outstanding shares of our common stock will be issued in the merger (with such percentage measured immediately prior to the effective time of the first-step merger). In such event, the cash consideration will be increased by an amount equal to the product of (a) the amount of the reduction in the stock consideration multiplied by (b) the closing average. In the event that the stock consideration is decreased in accordance with the immediately preceding sentence, the merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
     Upon the completion of the first-step merger, each outstanding Data Domain stock option, whether or not then vested and exercisable, will be assumed and converted by us. In accordance with its terms and the requirements of applicable law, each option shall (i) be converted into an option to acquire that number of shares of our common stock equal to the product obtained by multiplying (x) the number of shares of Data Domain common stock subject to such option, by (y) the option exchange ratio, rounded down to the nearest whole share, and (ii) have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Data Domain common stock subject to such option, by (y) the option exchange ratio, rounded up to the nearest cent. The option exchange ratio is calculated as the sum of (x) the stock consideration to be received pursuant to the merger agreement for a share of Data Domain common stock plus (y) the quotient obtained by dividing (1) the cash consideration to be received pursuant to the merger agreement for a share of Data Domain common stock, by (2) the average closing sales prices of our common stock, rounded to the nearest one-hundredth of a cent, for the ten most recent consecutive trading days ending on the third trading day immediately prior to the effective time of the merger. Each assumed and converted option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable to the option immediately prior to the completion of the first-step merger.
     Each of Data Domain’s unvested restricted stock units and shares of restricted stock outstanding at the effective time of the first-step merger shall be assumed and converted into restricted stock units or shares of restricted stock, as applicable, representing the right to receive merger consideration payable for shares of Data Domain underlying each assumed and converted restricted stock unit or restricted share, as applicable. Each assumed and converted restricted stock unit and share of restricted stock shall otherwise be subject to the same terms and conditions, including vesting restrictions, as were applicable to such award immediately prior to the completion of the first-step merger.

     The merger is subject to customary closing conditions, including regulatory approvals. The transaction is valued at approximately $2 billion and is expected to be completed in 60 to 120 days.
16. Selected Quarterly Financial Data (Unaudited)

	Year Ended April 24, 2009
	Q1	Q2	Q3	Q4
Net revenues	$868,776	$911,631	$746,343	$879,643
Gross margin	516,648	546,156	393,216	533,895
Net income	34,723	43,053	(81,623)	68,434
Net income per share, basic	0.10	0.13	(0.25)	0.21
Net income per share, diluted	0.10	0.13	(0.25)	0.21

	Year Ended April 25, 2008
	Q1	Q2	Q3	Q4
Net revenues	$689,235	$792,198	$884,003	$937,731
Gross margin	417,197	484,005	539,302	572,872
Net income	34,337	83,758	101,823	89,820
Net income per share, basic	0.09	0.24	0.30	0.26
Net income per share, diluted	0.09	0.23	0.29	0.26